   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1998.


                                                      REGISTRATION NO. 333-60155
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ---------------------

                               AMENDMENT NO. 2 TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                               CEX HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            COLORADO                            5961                           84-1347853
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)          Identification Number)

                            CORPORATE EXPRESS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            COLORADO                            5961                           84-0978360
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)          Identification Number)

          (TABLE OF ADDITIONAL REGISTRANTS APPEARS ON FOLLOWING PAGE)
                             ONE ENVIRONMENTAL WAY
                        BROOMFIELD, COLORADO 80021-3416
                                 (303) 664-2000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)


                                 ROBERT L. KING

                            CHIEF EXECUTIVE OFFICER
                            CORPORATE EXPRESS, INC.
                             ONE ENVIRONMENTAL WAY
                        BROOMFIELD, COLORADO 80021-3416
                                 (303) 664-2000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ---------------------
                                   Copies to:
                             JUSTIN P. KLEIN, ESQ.
                            GERALD J. GUARCINI, ESQ.
                     BALLARD SPAHR ANDREWS & INGERSOLL, LLP
                         1735 MARKET STREET, 51ST FLOOR
                     PHILADELPHIA, PENNSYLVANIA 19103-7599
                                 (215) 665-8500
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.
                             ---------------------
     If the securities being registered on this form are being offered in connection with the formation of a holding company and are in compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM      PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF             AMOUNT TO          OFFERING PRICE          AGGREGATE             AMOUNT OF
   SECURITIES TO BE REGISTERED        BE REGISTERED          PER SHARE         OFFERING PRICE(1)     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
9 5/8% Series B Senior
  Subordinated Notes due 2008....     $350,000,000              100%              $350,000,000          $103,250(3)
Guarantees(2)....................     $350,000,000              (2)                   (2)                  None
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee.

(2) Pursuant to Rule 457(n), no separate filing fee is required to be paid.

(3) Previously paid.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                           PRIMARY
                                                                          STANDARD
                                                                         INDUSTRIAL    I.R.S. EMPLOYER
                                                       JURISDICTION OF   CLASSIFIED    IDENTIFICATION
        EXACT NAME OF ADDITIONAL REGISTRANTS            INCORPORATION    CODE NUMBER       NUMBER
        ------------------------------------           ---------------   -----------   ---------------
ASAP Software Express, Inc...........................  Illinois               5961       36-3328437
Corporate Express Callcenter Services, Inc...........  Delaware               5961       22-8292338
Sofco, Inc...........................................  New York               5961       14-1550996
SQP, Inc.............................................  New York               5961       14-1680132
Sofco of Ohio, Inc...................................  New York               5961       34-1690942
S&O Property, Inc....................................  New York               5961       14-1499350
Epco Packaging Services..............................  Delaware               5961       04-2989953
Hermann Marketing, Inc...............................  Missouri               5961       43-1540873
Distribution Resources Co............................  Colorado               5961       84-1015452
Corporate Express Real Estate, Inc...................  Delaware               5961       84-1326952
Corporate Express Office Products, Inc...............  Delaware               5961       84-1248716
Corporate Express of Texas, Inc......................  Delaware               5961       74-1926921
Federal Sales Services, Inc..........................  Virginia               5961       54-1000288
Virginia Impressions Products Co., Inc...............  Virginia               5961       54-0619020
Micromagnetic Systems, Inc...........................  Virginia               5961       54-1092699
Corporate Express Delivery Systems, Inc..............  Delaware               5961       76-0424426
American Delivery System, Inc........................  Michigan               5961       38-2523356
Corporate Express Distribution Services, Inc.........  Michigan               5961       38-1889687
New Delaware Delivery, Inc...........................  Delaware               5961       51-0366092
Red Arrow Corporation................................  Missouri               5961       43-0678384
RAC, Inc.............................................  Missouri               5961       43-1389320
Red Arrow Spotting Services, Inc.....................  Missouri               5961       43-1622097
Red Arrow Trucking Co................................  Missouri               5961       43-1335313
Red Arrow Warehousing, Co............................  Missouri               5961       43-1344561
Rush Trucking, Inc...................................  Illinois               5961       43-1409469
Corporate Express Delivery Systems-Intermountain,
  Inc................................................  Delaware               5961       86-0809519
Corporate Express Delivery Leasing-Intermountain,
  Inc................................................  Delaware               5961       86-0808518
Corporate Express Delivery Systems-Mid-Atlantic,
  Inc................................................  Delaware               5961       52-1951978
Corporate Express Delivery Leasing-Mid-Atlantic,
  Inc................................................  Delaware               5961       52-1951974
Corporate Express Delivery Systems-Mid-West, Inc.....  Delaware               5961       36-4054055
Corporate Express Delivery Leasing-Mid-West, Inc.....  Delaware               5961       36-4054057
Corporate Express Delivery Systems-New England,
  Inc................................................  Delaware               5961       06-1441914
Corporate Express Delivery Leasing-New England,
  Inc................................................  Delaware               5961       06-1441911
Corporate Express Delivery Systems-Northeast, Inc....  Delaware               5961       11-3295386
Corporate Express Delivery Leasing-Northeast, Inc....  Delaware               5961       11-3295385
Corporate Express Delivery Systems-Southeast, Inc....  Delaware               5961       56-1949066
Corporate Express Delivery Leasing-Southeast, Inc....  Delaware               5961       56-1949063
Air Courier Dispatch of New Jersey, Inc..............  Minnesota              5961       22-3096947
Sunbelt Courier, Inc.................................  Arkansas               5961       71-0684115
Tricor America, Inc..................................  California             5961       94-2593523
Midnite Express International Courier, Inc...........  California             5961       95-3796228
Corporate Express Delivery Systems-Southwest, Inc....  Delaware               5961       76-0486734
Corporate Express Delivery Leasing-Southwest, Inc....  Delaware               5961       76-0486733
Corporate Express Delivery Systems-West Coast,
  Inc................................................  Delaware               5961       95-4560129
Corporate Express Delivery Leasing-West Coast,
  Inc................................................  Delaware               5961       95-4556544
Corporate Express Delivery Systems-Expedited, Inc....  Delaware               5961       74-2854132

                                                                           PRIMARY
                                                                          STANDARD
                                                                         INDUSTRIAL    I.R.S. EMPLOYER
                                                       JURISDICTION OF   CLASSIFIED    IDENTIFICATION
        EXACT NAME OF ADDITIONAL REGISTRANTS            INCORPORATION    CODE NUMBER       NUMBER
        ------------------------------------           ---------------   -----------   ---------------
Corporate Express Delivery Leasing-Expedited, Inc....  Delaware               5961       76-0555266
Corporate Express Delivery Administration, Inc.......  Nevada                 5961       76-0465269
Corporate Express Delivery Management Business
  Trust..............................................  Delaware*              5961       51-0363269
Corporate Express Delivery Systems-Air Division,
  Inc. ..............................................  Delaware               5961       76-0566357
Data Documents Incorporated..........................  Delaware               5961       47-0714942
Data Documents, Inc. ................................  Nebraska               5961       47-0445942
Moore Labels, Inc. ..................................  Kansas                 5961       48-0852304


---------------

* Business Trust

                            CORPORATE EXPRESS, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


                          ITEM NUMBER                                 LOCATION IN PROSPECTUS
                          -----------                                 ----------------------
A  INFORMATION ABOUT THE TRANSACTION
   1.  Forepart of Registration Statement and Outside Front
         Cover Page of Prospectus...............................   Outside Front Cover Page
   2.  Inside Front and Outside Back Cover Pages of
         Prospectus.............................................   Inside Front Cover Page;
                                                                   Outside Back Cover Page
   3.  Risk Factors, Ratio of Earnings to Fixed Charges and
         Other Information......................................   Summary; Risk Factors;
                                                                   Selected Consolidated
                                                                   Financial Data; Pro Forma
                                                                   Consolidated Financial Data
   4.  Terms of the Transaction.................................   Summary; The Exchange Offer;
                                                                   Certain Federal Income Tax
                                                                   Consequences; Description of
                                                                   the Notes; Plan of
                                                                   Distribution
   5.  Pro Forma Financial Information..........................   Summary; Capitalization; Pro
                                                                   Forma Consolidated Financial
                                                                   Data
   6.  Material Contacts with the Company Being Acquired........   *
   7.  Additional Information Required for Reoffering by Persons
         and Parties Deemed to be Underwriters..................   *
   8.  Interests of Named Experts and Counsel...................   *
   9.  Disclosure of Commission Position on Indemnification for
         Securities Act Liabilities.............................   *
B  INFORMATION ABOUT THE REGISTRANT
  10.  Information with Respect to S-3 Registrants..............   *
  11.  Incorporation of Certain Information by Reference........   Incorporation of Certain
                                                                   Documents by Reference
  12.  Information with Respect to S-2 or S-3 Registrants.......   *
  13.  Incorporation of Certain Information by Reference........   Incorporation of Certain
                                                                   Documents by Reference
  14.  Information with Respect to Registrants Other than S-3 or
         S-2 Registrants........................................   *
C  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
  15.  Information with Respect to S-3 Companies................   *
  16.  Information with Respect to S-2 or S-3 Companies.........   *
  17.  Information with Respect to Companies Other Than S-3 or
         S-2 Companies..........................................   *
D  VOTING AND MANAGEMENT INFORMATION
  18.  Information if Proxies, Consents or Authorizations Are to
         be Solicited...........................................   *
  19.  Information if Proxies, Consents or Authorizations Are
         Not to be Solicited or in an Exchange Offer............   The Exchange Offer;
                                                                   Management; Incorporation of
                                                                   Certain Documents by
                                                                   Reference


---------------

* Inapplicable

Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time a final Offering Memorandum is delivered. This Preliminary Offering Memorandum shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be a sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


                 SUBJECT TO COMPLETION; DATED OCTOBER 23, 1998

PROSPECTUS
            , 1998

                                  $350,000,000

                               CEX HOLDINGS, INC.

                             OFFER TO EXCHANGE ITS
               9 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
                       FOR ANY AND ALL OF ITS OUTSTANDING
               9 5/8% SERIES A SENIOR SUBORDINATED NOTES DUE 2008

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
         NEW YORK CITY TIME, ON                , 1998, UNLESS EXTENDED

                             ---------------------


     The New Notes offered hereby are the obligations of CEX Holdings, Inc. ("CEX"), a direct wholly-owned subsidiary of Corporate Express, Inc. ("CEI"). CEI conducts its business through CEX and its numerous wholly-owned domestic and foreign subsidiaries. CEX hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $350,000,000 aggregate principal amount of its 9 5/8% Series B Senior Subordinated Notes due 2008 (the "New Notes") for a like principal amount of its outstanding 9 5/8% Series A Senior Subordinated Notes due 2008 (the "Old Notes", and together with the New Notes, the "Notes"), of which $350,000,000 aggregate principal amount are outstanding. Unless the context requires otherwise, references to "Corporate Express" include CEI, CEX and all their respective domestic and foreign subsidiaries. All capitalized terms used herein are defined in the Glossary beginning on page 103.



     The New Notes are being offered in order to satisfy certain obligations of CEX and the Guarantors under the Registration Rights Agreement, dated as of May 29, 1998 (the "Registration Rights Agreement"), among CEX, the Guarantors and the Initial Purchasers. The terms of the New Notes are identical in all material respects to the respective terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (ii) holders of the New Notes will generally not be entitled to certain rights, including the payment of Liquidated Damages, pursuant to the Registration Rights Agreement. In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture.



     The New Notes will bear interest at the rate of 9 5/8% per annum, payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 1998. The New Notes will mature on June 1, 2008. Except as described below, the New Notes will not be redeemable by CEX prior to June 1, 2003. On or after that date, the New Notes may, subject to certain requirements, be redeemed at the option of CEX, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to June 1, 2001, CEX may redeem up to 35% of the original principal amount of Notes and any Additional Notes issued under the Indenture with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 109.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption, provided that not less than 65% of the aggregate principal amount of the Notes and any Additional Notes issued under the Indenture is outstanding immediately after giving effect to such redemption. Upon the occurrence of a Change of Control, CEX will be required to make an offer to repurchase the Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. See "Description of the Notes."



     The New Notes will be guaranteed by CEI and the Subsidiary Guarantors on a senior subordinated basis. The New Notes and the guarantees thereof will be unsecured general obligations of CEX and the Guarantors subordinated in right of payment to all Senior Debt of CEX and such Guarantors. As of August 1, 1998, CEX and the Subsidiary Guarantors would have had outstanding an aggregate principal amount of approximately $446.1 million of Senior Debt which would rank senior in right of payment to the New Notes and the guarantees, respectively, and the nonguarantor subsidiaries would have had approximately $81.5 million of indebtedness which would be effectively senior to the New Notes and the guarantees, respectively. Thus, in total, as of August 1, 1998 the New Notes would have been subordinated in right of payment to approximately $527.6 million of indebtedness. As of August 1, 1998, CEI had no Senior Debt but had outstanding $325.0 million of Convertible Notes, which would rank pari passu with CEI's guarantee of the New Notes but which would be structurally subordinated to the New Notes.


                                                        (continued on next page)


     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO TENDER OLD NOTES IN THE EXCHANGE OFFER.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

             The date of this Prospectus is                , 1998.

     This Prospectus and the Letter of Transmittal are first being mailed to all
holders of Old Notes on         , 1998.


     CEX is making the Exchange Offer of the New Notes in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, CEX has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, Corporate Express believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of CEX or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who did not acquire its Old Notes as a result of market-making or other trading activities, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.



     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of CEX, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. In addition, CEX may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to CEX (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) on behalf of whom such holder holds the Old Notes to be exchanged in the Exchange Offer and evidence that such "beneficial owners" have made to such holder, and authorized such holder to make to CEX on their behalf via the Letter of Transmittal, the representations referred to in the preceding sentence. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, CEX believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making activities or other trading activities ("Participating Broker-Dealers"), may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (but not Old Notes that were acquired other than pursuant to market-making or other trading activities) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, CEX has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending one year after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify CEX, or cause CEX to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer -- Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of CEX may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of New Notes."



     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from CEX of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until CEX has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or CEX has given notice that the sale of the New Notes may be resumed, as the case may be. If CEX gives such notice to suspend the sale of the New Notes, it shall extend the one-year period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which Corporate Express has given notice that the sale of New Notes may be resumed, as the case may be.



     Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Old Notes. The New Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchasers have informed CEX that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. CEX currently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.



     Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to all of the existing restrictions upon transfer thereof and CEX will not have any further obligation to such holders (other than under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors -- Consequences of a Failure to Exchange Old Notes."


     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.


     Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York
City time, on                     , 1998 (such time on such date being
hereinafter called the "Expiration Date"), unless the Exchange Offer is extended by CEX (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by CEX and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part in denominations of $1,000 and integral multiples thereof. CEX has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer -- Fees and Expenses." Holders of the Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes and will be deemed to have waived the right to receive any interest on
such Old Notes accrued from and after                     , 1998. See "The
Exchange Offer -- Interest on New Notes."



     CEX will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE SECRETARY, CORPORATE EXPRESS, INC., 1 ENVIRONMENTAL WAY, BROOMFIELD, COLORADO 80021, TELEPHONE NUMBER (303) 664-2000. IN ORDER TO ENSURE TIMELY
DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY                     ,
1998.

                                    SUMMARY


     The following is a summary of certain information contained elsewhere in this Prospectus. This summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference in this Prospectus. Unless the context requires otherwise, references to "Corporate Express" include CEI, CEX and all of their respective domestic and foreign subsidiaries. References to "fiscal 1992," "fiscal 1993," "fiscal 1994," "fiscal 1995" and "fiscal 1996" shall refer to Corporate Express' fiscal years ended February 28, 1993, February 28, 1994, February 25, 1995, March 2, 1996 and March 1, 1997, respectively. References to "fiscal 1997" shall refer to the eleven month period ended January 31, 1998. Corporate Express recently changed its fiscal year end to end on the Saturday closest to January 31 of each year. Corporate Express' headquarters are located at 1 Environmental Way, Broomfield, Colorado 80021, and its telephone number is (303) 664-2000.


                                  THE COMPANY


     Corporate Express is a global provider of non-production goods and services to large corporations that value innovative procurement solutions. Corporate Express believes it has developed a unique "Corporate Supplier" model which focuses on providing its customers with a broad array of non-production goods and services while reducing the customer's overall procurement costs and providing a high level of customer service. The products and services provided by Corporate Express include office supplies, computer and imaging supplies, computer desktop software, office furniture, advertising specialties, custom business forms, forms management services, printing, cleaning and service supplies, same-day local delivery services and distribution logistics management. Corporate Express is increasing its focus on environmental friendly solutions.



     Corporate Express has grown internally and through strategic acquisitions to a global enterprise with locations throughout the United States and in various international markets. Corporate Express' pro forma net sales for the twelve months ended January 31, 1998 has increased to $4.1 billion from net sales of $1.1 billion for fiscal 1994.



     Corporate Express' target customers are large corporations which Corporate Express believes increasingly seek to reduce their cost of procuring non-production goods and services, including the time and effort spent managing functions that are not considered core to their operations. Corporate Express believes that, as part of such effort, corporations seek to reduce their number of suppliers in order to eliminate the internal costs associated with complex and varied ordering procedures, multiple invoices, multiple deliveries, uneven service levels and inconsistent product availability. In addition, many large corporations operate from multiple locations and benefit from selecting suppliers who can provide service to their national and international locations. Corporate Express markets its products and services to existing and prospective customers through a direct sales force and delivers its products and services utilizing approximately 700 world wide locations including over 90 distribution centers and a fleet of over 10,000 owned or contracted vehicles.


CORPORATE SUPPLIER STRATEGY


     Corporate Express' Corporate Supplier strategy is designed to reduce its customers' total costs, including their internal costs incurred in managing the procurement of non-production goods and services. Corporate Express believes that customers value Corporate Express' broad product and service offerings, low cost structure, extensive geographic coverage and delivery capabilities. Corporate Express also believes that its customers value the high level of service Corporate Express provides through its account relationship managers, same-day delivery, customized pricing, product availability, electronic interfaces and customized reporting.



     Corporate Express seeks to continually reduce its merchandise and operating costs, enabling it to offer its customers competitive prices while increasing its operating margins. Corporate Express is able to reduce such costs primarily through utilizing its increasing purchasing power and advanced information systems. By purchasing most of its products directly from manufacturers in large volumes and limiting the number of manufacturers represented in its proprietary, full-color catalog, Corporate Express is able to obtain increasing volume discounts and allowances from its vendors. Corporate Express believes its information systems represent a key strategic advantage differentiating Corporate Express from its competitors while permitting it to achieve cost savings, provide unique capabilities to its customers, and centrally manage its operations. Corporate Express intends to continue improving and enhancing the capabilities of its information systems which will enable Corporate Express to further differentiate its product and service offerings, while increasing its operating margins.


GROWTH STRATEGY


     Corporate Express has historically grown primarily through strategic acquisitions. Corporate Express believes that it has substantially completed its infrastructure and, accordingly, its growth strategy is now focused primarily on internal growth combined with selective strategic acquisitions. Corporate Express plans to increase sales to existing customers by cross-selling its expanded product and service offerings and by developing existing customers into multi-regional, national or international accounts. Corporate Express seeks to attract new customers, including national and international accounts, through its marketing efforts and the use of its direct sales force. Corporate Express continues to expand its product depth, while also expanding its geographic coverage outside the United States and its sales efforts in all geographic regions.


OPERATING STRATEGY


     Corporate Express intends to continue to increase its revenues and profitability through continued implementation of its Corporate Supplier and growth strategies, including the following key elements:



     Provide a Broad Offering of Products and Services. Corporate Express believes that large corporations are focused on minimizing their total procurement costs, including internal costs, by reducing their total number of suppliers to a small group of reliable and cost-efficient partners. Corporate Express believes that its broad product and service offerings and extensive distribution network provide Corporate Express with an important competitive advantage in servicing these large corporations. Over the last several years, Corporate Express has expanded its product offerings to include forms printing and management, same-day local delivery services, distribution logistics management, advertising specialties and computer and imaging supplies. Corporate Express' extensive product and service offerings enable it to reduce customer procurement costs, including costs associated with dealing with multiple vendors, such as multiple invoices, deliveries, ordering procedures, uneven service levels and inconsistent product availability, while also fulfilling its customers' broad service and delivery requirements.



     Focus on Large Corporations. Corporate Express believes that its transition from a regional contract stationer to a full service Corporate Supplier is substantially complete in the United States and that Corporate Express is positioned to effectively and profitably service large, multi-location customers. Moreover, Corporate Express believes that these large customers value Corporate Express' broad product and service offerings, extensive geographic distribution network, high customer service levels and sophisticated information systems. Larger customers typically utilize many of Corporate Express' capabilities, which enhances Corporate Express' purchasing power and economies of scale. Approximately 90% of the Fortune 500 companies, including General Motors Corporation, Hewlett-Packard Company, Oracle Corporation, AT&T Corporation, The Walt Disney Company, IBM Corporation and Exxon Corporation, order a portion of their required non-production goods or services from one or more of Corporate Express' business segments.



     Provide Superior Customer Service. Corporate Express believes that its customers value the high level of customer service which Corporate Express provides through its experienced direct sales force, sophisticated information systems and highly efficient global distribution network. Corporate Express' Corporate Supplier model enables it to differentiate itself from competitors by offering its customers important services including reliable delivery, a broad product assortment, national account service, electronic interfaces, customized reporting and other customized services. A key element to providing these services is Corporate Express' advanced computer systems which, when installed or linked to a customer's systems, provide significant cost savings for both Corporate Express and the customer and enhanced access to information.



     Enhance and Utilize Purchasing Power. Corporate Express believes that the large volume of its purchases combined with its centralized purchasing and merchandising operation provides Corporate Express with an important competitive advantage. Corporate Express continually seeks to reduce its merchandise costs, enabling it to offer its customers competitive prices while increasing its margins. By purchasing most of its products directly from manufacturers in large volumes and limiting the number of manufacturers represented in its catalogs, Corporate Express is increasingly able to improve its vendor terms, including earning increased volume discounts and allowances.



     Consolidate and Upgrade Facilities. Corporate Express has historically grown internally and through numerous acquisitions of small office products and service companies. Corporate Express seeks to increase the sales, profitability and asset productivity of its acquisitions by combining them with Corporate Express' existing operations, implementing Corporate Express' business model, eliminating redundant facilities and upgrading certain existing facilities. The process of integrating acquisitions and consolidating facilities often has certain short-term adverse effects on operations including, in certain cases, increased operating costs associated with consolidation or relocation of facilities and a reduction in sales as smaller, unprofitable accounts are discontinued. Once completed, however, facility consolidations allow Corporate Express to reduce its operating costs, enhance its customer service and increase its revenues and profitability as management's attention shifts from managing the consolidations to increasing account penetration. Because Corporate Express has completed a majority of the planned facility consolidations in its domestic office products business and in several of its international markets, Corporate Express believes that it is now well-positioned to expand its operating margins over the next several years.



     Utilize Proprietary Computer Software and Systems. Corporate Express believes that its proprietary software and information systems represent key strategic advantages which enable Corporate Express to achieve cost savings, provide superior customer service and centrally manage its operations. Corporate Express has made substantial investments in the development and enhancement of its proprietary computer software applications and believes that its software and information systems are the most sophisticated in the industry. During fiscal 1997, Corporate Express completed the development and implementation of its ISIS computer software for its national account customers and successfully launched the internet version of E-Way, its electronic commerce, ordering and fulfillment system. Corporate Express' proprietary ISIS system utilizes three-tier client/server architecture that allows customers and suppliers to better communicate with Corporate Express while providing lower operating costs and streamlined operations.


                              RECENT DEVELOPMENTS


     During April 1998, CEI purchased 35,000,000 shares of its outstanding common stock (the "Share Repurchase") at a price of $10.75 per share pursuant to a Dutch Auction issuer tender offer. CEI funded the Share Repurchase through CEX's new $1.0 billion Senior Secured Credit Facility (the "New Credit Facility"), which consists of a $750 million five-year revolving credit facility and a $250 million seven-year term loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the New Credit Facility."



     On April 29, 1998, CEX commenced a tender offer (the "Tender Offer") for all of its outstanding $90 million principal amount of 9 1/8% Senior Subordinated Notes due 2004 (the "9 1/8% Notes"). CEX also solicited consents (the "Consent Solicitation") to certain indenture amendments. The Consent Solicitation expired on May 13, 1998. The Tender Offer expired on May 28, 1998. The Tender Offer payments, Consent Solicitation payments and related expenses totalled approximately $94 million.



     On May 29, 1998, Corporate Express consummated the sale of $350,000,000 principal amount of the Old Notes (the "Old Note Offering"). The proceeds of the sale of the Old Notes were used to repay certain indebtedness under the New Credit Facility and to fund the Tender Offer and the Consent Solicitation. The amount of indebtedness repaid under the New Credit Facility was $245,000,000, and as of August 31, 1998, Corporate Express had $480,597,000 outstanding (which includes outstanding letters of credit) under the New Credit Facility and an unused borrowing capacity of $519,403,000.



     The Old Notes and the New Notes are guaranteed by CEI and the Subsidiary Guarantors on a senior subordinated basis. The non-guarantor subsidiaries had net sales and net income in fiscal 1994 of $1,694,000 and $1,000, respectively, in fiscal 1995 of $238,200,000 and $3,771,000, respectively, in fiscal 1996 of

$565,126,000 and $144,000, respectively, in fiscal 1997 of $671,567,000 and
$854,000, respectively, and for the six months ended August 1, 1998 of $443,651,000 and $1,642,000, respectively.


                              CORPORATE STRUCTURE


     CEI is a holding company which owns all of the outstanding capital stock of CEX which, through all of its domestic and foreign subsidiaries, conducts all of the business of Corporate Express. CEX is the only material first-tier subsidiary of CEI.

                               THE EXCHANGE OFFER


THE EXCHANGE OFFER.........  Up to $350,000,000 aggregate principal amount of
                             New Notes are being offered in exchange for a like aggregate principal amount of Old Notes. Old Notes may be tendered for exchange in whole or in part in denominations of $1,000 or any integral multiple thereof. CEX is making the Exchange Offer in order to satisfy its obligations under the Registration Rights Agreement relating to the Old Notes. For a description of the procedures for tendering Old Notes, see "The Exchange Offer -- Procedures for Tendering Old Notes."



EXPIRATION DATE............  5:00 p.m., New York City time, on
                                                 , 1998, unless the Exchange
                             Offer is extended by CEX (in which case the Expiration Date will be the latest date and time to which the Exchange Offer is extended). See "The Exchange Offer -- Terms of the Exchange Offer."



CONDITIONS TO THE EXCHANGE
  OFFER....................  The Exchange Offer is subject to certain conditions which may be waived by CEX in its sole discretion. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. See "The Exchange Offer -- Conditions to the Exchange Offer."



OFFER......................  CEX reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes, or
                             (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer -- Terms of the Exchange Offer."


WITHDRAWAL RIGHTS..........  Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent in conformity with certain procedures set forth below under "The Exchange Offer -- Withdrawal Rights. "

PROCEDURES FOR TENDERING
OLD NOTES..................  Brokers, dealers, commercial banks, trust companies and other nominees who hold Old Notes through DTC may effect tenders by book-entry transfer in accordance with DTC's Automated Tender Offer Program ("ATOP"). Holders of such Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes. In order for Old Notes to be tendered by a means other than by book entry transfer, a Letter of Transmittal must be completed and signed in accordance with the instructions contained herein. The Letter of Transmittal and any other documents required by the Letter of Transmittal must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight carrier and either such Old Notes must be delivered to the Exchange Agent or specified procedures for guaranteed delivery must be complied with. See "The Exchange Offer -- Procedures for Tendering Old Notes."

                             Letters of Transmittal and certificates
                             representing Old Notes should not be sent to Corporate Express. Such documents should only be sent to the Exchange Agent. See "The Exchange Offer -- Exchange Agent."



RESALES OF NEW NOTES.......  CEX is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. CEX has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, CEX believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of CEX or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes, or any broker-dealer who did not acquire its Old Notes as a result of market-making or other trading activities, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of CEX,
                             (ii) any New Notes to be received by it are being acquired in the ordinary course of its business,
                             (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, CEX believes that Participating Broker-Dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (but not Old Notes that were acquired other than pursuant to market-making or other trading activities) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement and to the limitations described below under "The Exchange Offer -- Resales of New Notes," CEX has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending one year after the Expiration Date (subject to extension under certain limited circumstances) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of CEX may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of New Notes."


EXCHANGE AGENT.............  The exchange agent with respect to the Exchange
                             Offer is The Bank of New York (the "Exchange
                             Agent"). The addresses, and telephone and facsimile numbers, of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent" and in the Letter of Transmittal.


USE OF PROCEEDS............  CEX will not receive any cash proceeds from the issuance of the New Notes offered hereby. See "Use of Proceeds."


CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS...........  Holders of Old Notes should review the information set forth under "Certain Federal Income Tax
                             Consequences" prior to tendering Old Notes in the Exchange Offer.

                                  THE OFFERING


CEX........................  CEX Holdings, Inc.



CEI........................  Corporate Express, Inc.



CORPORATE EXPRESS..........  CEI, CEX and all of their respective domestic and foreign Subsidiaries.


SECURITIES OFFERED.........  $350,000,000 aggregate principal amount of Series B
                             9 5/8% Senior Subordinated Notes due 2008.

MATURITY DATE..............  June 1, 2008.

INTEREST RATE; PAYMENT
DATES......................  The New Notes will bear interest at the rate of
                             9 5/8% per annum from the date of issuance, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1998.


GUARANTEES.................  The New Notes will be guaranteed by CEI and will be guaranteed by CEX's Subsidiaries and any future Subsidiaries, other than Receivables Subsidiaries, Finance Subsidiaries, Excluded Subsidiaries, Foreign Subsidiaries and Unrestricted Subsidiaries (such guaranteeing Subsidiaries being referred to collectively as the "Subsidiary Guarantors" and, together with CEI, the "Guarantors") on a senior subordinated basis.



RANKING....................  The New Notes will be subordinated in right of payment to existing and future Senior Debt of CEX, including indebtedness incurred under the New Credit Facility. The guarantees of CEI and the Subsidiary Guarantors (the "Guarantees") will be subordinated to the prior payment in full of all Senior Debt of CEI and the Subsidiary Guarantors. As of August 1, 1998 CEX and the Subsidiary Guarantors would have had outstanding an aggregate principal amount of approximately $446.1 million of Senior Debt which would rank senior in right of payment to the Notes and guarantees, respectively, and the nonguarantor subsidiaries would have had approximately $81.5 million of indebtedness which would be effectively senior to the Notes and the guarantees, respectively. Thus, in total, as of August 1, 1998, the New Notes would have been subordinated in right of payment to approximately $527.6 million of indebtedness. As of August 1, 1998, CEI had no Senior Debt but had outstanding $325.0 million of Convertible Notes which would rank pari passu with CEI's guarantee of the New Notes, but which would be structurally subordinated to the New Notes. See "Description of the Notes -- Subordination."



OPTIONAL REDEMPTION........  Except as described below, the New Notes will not be redeemable by CEX prior to June 1, 2003. On or after that date, the New Notes may, subject to certain requirements, be redeemed at the option of CEX, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. In addition, at any time on or before June 1, 2001, CEX may redeem up to 35% of the aggregate principal amount of the Notes and any Additional Notes issued under the Indenture with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 109.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption, provided that not less than 65% of the aggregate principal amount of the Notes and any Additional Notes issued under the Indenture is outstanding immediately after giving effect to such redemption. See "Description of the Notes -- Optional Redemption."


CHANGE OF CONTROL..........  Upon an occurrence of a Change of Control, CEX will be required to make an offer to repurchase the New Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase. CEX may be prohibited from making such repurchase either because sufficient funds are not available at the time of the Change of Control, or because restrictions in the New Credit Facility or under Corporate Express' debt instruments existing at such time prohibit CEX from making such repurchase. The Indenture provides that prior to making an offer to repurchase the New Notes upon a Change of Control, CEX must repay the outstanding indebtedness under the New Credit Facility (or any replacement thereof) or obtain consents from the lenders thereunder to permit the repurchase of the Notes. As a result of the adoption of a Shareholder Rights Plan on January 14, 1998, it is unlikely that a "change of control" would occur without the approval of the board of directors of Corporate Express. See "Risk
                             Factors -- Inability to Purchase Notes upon a Change of Control" and "Description of Notes -- Certain Covenants."



                             A Change of Control under the Indenture will constitute a Change of Control under the New Credit Facility and result in an obligation to repay indebtedness thereunder. However, a Change of Control under the New Credit Facility may not constitute a Change of Control under the Indenture because the Change of Control provisions of the Indenture are, in limited circumstances, less restrictive than those contained in the New Credit Facility. See "Description of New Credit
                             Facility -- Events of Default."


CERTAIN COVENANTS..........  The Indenture contains certain covenants that impose limitations on, among other things:

                              (i)    the incurrence of additional indebtedness;


                             (ii) the issuance of Disqualified Capital Stock by CEX and its subsidiaries;



                            (iii) the making of certain Restricted Payments. The Indenture does not prohibit CEX from paying dividends to CEI for the purpose of making certain principal and interest payments on the Convertible Notes. In addition, the Indenture permits CEX and the Subsidiary Guarantors to make Investments in (i) non-guarantor subsidiaries that are Wholly Owned Foreign Subsidiaries engaged in a Related Business and (ii) other non-guarantor subsidiaries; provided that, after giving effect to the Investment in such other non-guarantor subsidiary, (1) no event of default shall have occurred under the Indenture, (2) the aggregate of all Restricted Investments made under the Indenture to the date of the proposed Investment, with certain exceptions, does not exceed the sum of (x) $50.0 million, and (y) an amount, not to exceed $65.5 million, related to Investments made prior to the date of original issuance of the Old Notes; See "Description of

                                     Notes -- Certain Covenants -- Limitation on
                                     Restricted Payments";


                             (iv) the imposition of restrictions on the payments of dividends and other payment restrictions affecting subsidiaries. There are no provisions under existing indebtedness of CEX or the Subsidiary Guarantors that restrict the Subsidiary Guarantors' ability to pay dividends to CEX;


                              (v)    the incurrence of liens;

                             (vi)    transactions with affiliates; and


                            (vii) the consummation of certain mergers, consolidations or sales of assets. The Indenture provides that in lieu of making an offer to repurchase the Notes with the proceeds of an Asset Sale, CEX or a Subsidiary Guarantor may (a) with certain exceptions, make Permitted Investments or acquire assets or property for any Related Business, or (b) with certain exceptions, retire other indebtedness of CEX and its Subsidiaries which is either senior in right of payment to the New Notes or permitted to be incurred under provisions of the Indenture. Asset sales that are material to Corporate Express, as a whole, are approved by the board of directors of Corporate Express. See "Description of Notes -- Certain Covenants -- Limitation on Sale of Assets and Subsidiary Stock."



                             The Indenture prohibits the modification of, among other things, the Change of Control covenant and certain provisions of the Asset Sale covenant without the required consent of holders of the outstanding Notes. See "Description of
                             Notes -- Amendments and Supplements."


EVENTS OF DEFAULT AND
REMEDIES...................  The Indenture provides that upon the occurrence of an event of default thereunder (including, without limitation, upon the failure to repurchase the New Notes when required upon the occurrence of a Change of Control or an Asset Sale), either the trustee under the Indenture or holders of at least 25% in aggregate principal amount of the outstanding Notes may, subject to certain limitations related to Senior Debt under the New Credit Facility, declare all principal and interest on the Notes immediately due and payable. See "Description of Notes -- Events of Default and Remedies."


                             Certain defaults under certain other indebtedness of Corporate Express, including indebtedness under the New Credit Facility (primarily those defaults related to the failure to pay such indebtedness or defaults resulting in the acceleration of the maturity of such indebtedness), will result in an Event of Default under the Indenture. See "Description of Notes -- Events of Defaults and Remedies." Likewise, certain defaults under the Indenture (primarily those defaults related to the failure to pay indebtedness under the Indenture or defaults resulting in the acceleration of the maturity of indebtedness under the Indenture) will result in an Event of Default under other indebtedness of Corporate Express, including the New Credit Facility. See "Description of New Credit Facility -- Events of Default."

USE OF PROCEEDS............  CEX will not receive any cash proceeds in the
                             Exchange Offer. CEX used the net proceeds of the offering of the Old Notes to repay indebtedness under the New Credit Facility and to fund the Tender Offer and the Consent Solicitation. See "Use of Proceeds."



NO PERSONAL LIABILITY OF
  DIRECTORS, OFFICERS,
  EMPLOYEES AND
  STOCKHOLDERS.............  The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of CEX, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of CEX or the Guarantors under the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director. Corporate Express has been advised that it is the opinion of the Commission that the indemnification described in the preceding sentence may be unenforceable in that it is against public policy.


     For more complete information regarding the New Notes, including definitions of certain capitalized terms used above, see "Description of Notes."

                                  RISK FACTORS

     Holders should consider carefully the information set forth under the caption "Risk Factors," and all other information set forth in this Prospectus in deciding whether to tender their Old Notes in the Exchange Offer.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA


    The following table sets forth summary consolidated historical and pro forma financial data of Corporate Express. The summary consolidated financial data for each of fiscal years 1994, 1995 and 1996 and the eleven months ended January 31, 1998 has been derived from the audited consolidated financial statements of Corporate Express and the related notes thereto. The summary consolidated financial data for the eleven months ended February 1, 1997 and the six month periods ended August 2, 1997 and August 1, 1998 has been derived from the unaudited consolidated financial statements of Corporate Express. The Pro Forma As Adjusted financial data for the twelve months ended January 31, 1998 and the Pro Forma financial data for the six months ended August 1, 1998 have been derived from the Unaudited Pro Forma Consolidated Financial Data and related notes thereto included elsewhere herein. The data presented below should be read in conjunction with Corporate Express' Annual Report on Form 10-K, as amended by the Form 10-K/A filed on October 23, 1998, the Quarterly Reports on Form 10-Q and the Current Report on Form 8-K filed on July 29, 1998, as amended by the Form 8-K/A filed on October 23, 1998, each incorporated by reference herein, the Unaudited Pro Forma Consolidated Financial Data and the related notes thereto included elsewhere herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                                   PRO FORMA
                                                                                                  AS ADJUSTED
                                                                                                 TWELVE MONTHS
                                                                        ELEVEN MONTHS ENDED          ENDED
                                          FISCAL YEAR                -------------------------   -------------
                              ------------------------------------   FEBRUARY 1,   JANUARY 31,    JANUARY 31,
                                 1994         1995         1996        1997(1)        1998          1998(2)
                              ----------   ----------   ----------   -----------   -----------   -------------
                                                                     (UNAUDITED)                  (UNAUDITED)
                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Net sales..................  $1,145,151   $1,890,639   $3,196,056   $2,911,189    $3,573,311     $4,076,035
 Gross profit...............     289,790      467,321      778,310      705,830       840,003        968,943
 Warehouse operating and
   selling expenses.........     219,213      342,581      562,879      508,676       605,243        689,826
 Corporate general and
   administrative
   expenses.................      29,624       49,742       95,101       87,793       105,055        120,580
 Merger and other non-
   recurring charges(4).....          --       36,838       19,840       19,841        14,890         10,400
 Operating profit...........      40,953       38,160      100,490       89,520       114,815        148,137
 Interest expense, net......      16,915       17,968       26,949       24,550        38,115         89,699
 Income from continuing
   operations...............      16,237        6,776       41,996       35,708        44,404         34,569
Pro forma income per share
 from continuing
 operations -- Basic(5).....  $     0.20   $     0.06   $     0.33   $     0.28    $     0.34     $     0.25
Pro forma income per share
 from continuing
 operations -- Diluted(5)...  $     0.19   $     0.06   $     0.31   $     0.26    $     0.32     $     0.24
Weighted average common
 shares outstanding:
 Basic......................      75,400      104,162      121,901      121,612       131,423        140,021
 Diluted....................      79,026      110,408      130,029      129,749       137,858        146,707


                                                         PRO FORMA
                                                        SIX MONTHS
                                 SIX MONTHS ENDED          ENDED
                              -----------------------   -----------
                              AUGUST 2,    AUGUST 1,     AUGUST 1,
                               1997(1)      1998(1)       1998(3)
                              ----------   ----------   -----------
                                    (UNAUDITED)         (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
 Net sales..................  $1,846,538   $2,226,222   $2,226,222
 Gross profit...............     434,328      517,249      517,249
 Warehouse operating and
   selling expenses.........     321,183      363,087      363,087
 Corporate general and
   administrative
   expenses.................      55,379       66,873       66,873
 Merger and other non-
   recurring charges(4).....         333           --           --
 Operating profit...........      57,433       87,289       87,289
 Interest expense, net......      18,825       35,436       46,915
 Income from continuing
   operations...............      24,674       28,087       21,085
Pro forma income per share
 from continuing
 operations -- Basic(5).....  $     0.19   $     0.23   $     0.20
Pro forma income per share
 from continuing
 operations -- Diluted(5)...  $     0.19   $     0.22   $     0.19
Weighted average common
 shares outstanding:
 Basic......................     127,268      121,142      107,873
 Diluted....................     133,015      125,156      111,887


                                                              AT AUGUST 1, 1998
                                                              -----------------
                                                                  ACTUAL(7)
                                                              -----------------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................     $   30,327
  Total assets..............................................      2,454,942
  Total Issuer debt(6)......................................        930,278
  Total debt................................................      1,255,278
  Total stockholders' equity................................        575,056

------------------------------
(1) The summary unaudited consolidated financial data for the six months ended August 1, 1998 and August 2, 1997 and the eleven months ended February 1, 1997 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations for this period.

(2) Pro forma to give effect to (i) the results of Data Documents Incorporated ("DDI") for the period beginning February 2, 1997 and ending immediately prior to the acquisition of DDI by Corporate Express on November 26, 1997 and (ii) the unaudited results of Corporate Express for the one month period ended March 1, 1997; adjusted to reflect (a) the Share Repurchase and the New Credit Facility and (b) the sale of the Old Notes and the anticipated application of the net proceeds therefrom.

(3) Pro forma to give effect to the Share Repurchase, the New Credit Facility and the sale of the Old Notes and the application of the net proceeds therefrom as if they were completed at the beginning of the fiscal year 1997. See "Use of Proceeds."
(4) Merger and other non-recurring charges in the eleven months ended January 31, 1998 include acquisition costs incurred by DDI in connection with the DDI acquisition, the continued integration of delivery services and certain provisions for reductions in workforce and facility closures at other locations. Merger and other non-recurring charges in prior periods relate primarily to the mergers with Sofco, HMI, Nimsa and UT in fiscal 1996 and Delivery and Young in fiscal 1995 and include, among other things, costs to complete the acquisitions, costs of merging and closing redundant facilities, and costs associated with personnel reductions and centralizing certain administrative functions.
(5) Pro forma income from continuing operations reflects the additional taxes that would be incurred to treat a subchapter S acquisition as if the acquired company was a C corporation. Pro forma income per share from continuing operations is calculated by dividing pro forma income from continuing operations, after preferred stock dividend requirements of Young of $432,000 for fiscal 1994, by basic and diluted weighted common shares outstanding.

(6) Excludes $325 million principal amount of CEI's 4 1/2% Convertible Notes due July 2000 (the "Convertible Notes").

(7) Balance Sheet Data at August 1, 1998 includes the share repurchase, the New Credit Facility and the sale of the Old Notes which were completed during the six months ended August 1, 1998. See "Use of Proceeds."

(8) EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization expense and merger and other non-recurring charges. Corporate Express has presented EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. However, EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flow from continuing operations or other data prepared in accordance with generally accepted accounting principles or as a measure of Corporate Express' profitability or liquidity. EBITDA for the pro forma as adjusted twelve months ended January 31, 1998, the six months ended August 2, 1997 and August 1, 1998 and the pro forma six months ended August 1, 1998 was $234,518,000, $90,337,000, $126,800,000 and $126,800,000, respectively. For the pro forma as adjusted twelve months ended January 31, 1998, the ratios of Issuer Debt to EBITDA, Consolidated Net Debt to EBITDA and EBITDA to Net Interest Expense were 3.8x, 5.0x and 2.6x, respectively. For the pro forma six months ended August 1, 1998, the ratios of Issuer Debt to EBITDA, Consolidated Net Debt to EBITDA and EBITDA to Net Interest Expense were 3.7x, 4.8x and 2.7x, respectively. Consolidated EBITDA as defined in the Indenture for the pro forma as adjusted twelve months ended January 31, 1998, the six months ended August 2, 1997 and August 1, 1998 and the pro forma six months ended August 1, 1998 was $262,878,000, $103,492,000,
    $145,746,000 and $145,746,000, respectively.

                                  RISK FACTORS

     Prospective investors should consider carefully the specific factors set forth below, as well as the other information included in this Prospectus, before deciding to tender their Old Notes in the Exchange Offer.


     DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS: THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT). CORPORATE EXPRESS WISHES TO ENSURE THAT ALL SUCH FORWARD-LOOKING STATEMENTS ARE ACCOMPANIED BY MEANINGFUL CAUTIONARY STATEMENTS PURSUANT TO THE SAFE HARBOR ESTABLISHED IN SUCH ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER "SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "THE BUSINESS," MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS INCLUDE THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF CORPORATE EXPRESS AND MEMBERS OF ITS SENIOR MANAGEMENT TEAM. ALL FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AS THEY ARE BASED ON VARIOUS EXPECTATIONS AND ASSUMPTIONS CONCERNING FUTURE EVENTS AND THEY ARE SUBJECT TO NUMEROUS KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. DUE TO THOSE UNCERTAINTIES AND RISKS, PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER ARE URGED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS. ALTHOUGH CORPORATE EXPRESS BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM CORPORATE EXPRESS' EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO CORPORATE EXPRESS OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. CORPORATE EXPRESS UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE THIS "SAFE-HARBOR COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENTS" TO REFLECT FUTURE DEVELOPMENTS.



     Corporate Express hereby identifies the following important factors, among others, which could cause its results to differ from any results which might be projected, forecasted or estimated in any such forward-looking statements: risks associated with the substantial leverage of Corporate Express, subordination of the Notes, restrictive debt covenants, enforceability of guarantees, integration of acquisitions, acceptance of Corporate Express' expanded product and service offerings, dependence on systems, dependence on acquisitions for additional growth, international expansion, as well as other factors described elsewhere in this Prospectus.



     Leverage. Corporate Express has substantial indebtedness. As of August 1, 1998, on a pro forma basis giving effect to the Share Repurchase, the New Credit Facility and the Old Note Offering and the application of the net proceeds therefrom, Corporate Express had total consolidated indebtedness of approximately $1.3 billion. On a pro forma as adjusted basis (as described in the Unaudited Pro Forma Consolidated Financial Data), Corporate Express' ratio of earnings to fixed charges was 1.6 to 1 for the latest six months ended August 1, 1998. Subject to the restrictions in the New Credit Facility and the Indenture, Corporate Express and its subsidiaries may incur additional indebtedness from time to time to finance capital expenditures and acquisitions and for other general corporate purposes. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of the New Credit Facility" and "Description of the Notes."


     The degree to which Corporate Express is leveraged could have important consequences to the holders of the Notes, including: (i) Corporate Express may be more vulnerable to economic downturns and other adverse developments and more limited in its ability to withstand competitive pressures than its competitors that are not as leveraged; (ii) the possible limitation in the future on Corporate Express' ability to obtain additional financing for working capital, acquisitions, capital expenditures, debt service requirements or other purposes;
(iii) a substantial portion of Corporate Express' cash flow from operations will be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for operations and capital additions; (iv) certain of Corporate Express' borrowings, primarily the borrowings under the New Credit Facility, will be at variable rates of interest which could cause Corporate Express to be vulnerable to increases in interest rates; (v) the Notes will mature after substantially all of CEX's and CEI's respective other indebtedness, including all borrowings under the New Credit Facility and the Convertible Notes; and (vi) Corporate Express's leveraged status may affect its ability to make acquisitions in the future.



     Corporate Express' ability to make scheduled payments of the principal of, or interest on, or to refinance, its indebtedness, including the Notes, will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond Corporate Express' control, as well as the availability of borrowings under the New Credit Facility or successor facilities. However, based upon the current and anticipated level of operations, Corporate Express believes that its cash flow from operations, together with amounts available under the New Credit Facility, will be adequate to meet its anticipated cash requirements for working capital, capital expenditures, interest payments and scheduled principal payments. There can be no assurance, however, that Corporate Express' business will continue to generate cash flow at or above current levels. If Corporate Express is unable to generate sufficient cash flow from operations in the future to service its indebtedness, it may be required to refinance all or a portion of its indebtedness, including the Notes, or to obtain additional financing or to dispose of material assets or operations. The New Credit Facility and the Indenture restrict Corporate Express' ability to sell assets and/or use the proceeds therefrom. There can be no assurance that any such refinancing or asset sales would be possible under Corporate Express' debt instruments existing at such time, that the proceeds which Corporate Express could realize from such refinancing or asset sales would be sufficient to meet Corporate Express' obligations then due or that any additional financing could be obtained.



     Ranking; Foreign Subsidiaries. The Notes will be general unsecured obligations of the Issuer and will be subordinated in right of payment to all current and future Senior Debt of CEX. The Notes will be guaranteed by CEI and will be guaranteed by the Subsidiary Guarantors, which consist of all of Corporate Express's present and future Subsidiaries, other than Receivables Subsidiaries, Finance Subsidiaries, Excluded Subsidiaries, Foreign Subsidiaries and Unrestricted Subsidiaries. The Guarantees will be general unsecured obligations of CEI and the Subsidiary Guarantors, as the case may be, and will be subordinated in right of payment to all current and future Senior Debt of CEI and the Subsidiary Guarantors. As of August 1, 1998, CEX and the Subsidiary Guarantors would have had approximately $446.1 million of Senior Debt which would rank senior in right of payment to the Notes and Guarantees, respectively, and the nonguarantor subsidiaries would have had approximately $81.5 million of indebtedness which would be effectively senior to the Notes and the guarantees. Thus, in total, as of August 1, 1998 the New Notes would have been subordinated in right of payment to approximately $527.6 million of indebtedness. As of August 1, 1998, CEI had no Senior Debt but had outstanding $325.0 million of Convertible Notes, which would rank pari passu with the Notes, but which would be structurally subordinated to the Notes. By reason of such subordination, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to CEI, CEX or any of the Subsidiary Guarantors, or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the holders of such Senior Debt must be paid in full before the holders of the Notes may be paid. Moreover, under certain circumstances, if any non-payment default exists with respect to certain Senior Debt, CEX may not make any payment on the Notes for a specified time, unless such default is cured or waived, any acceleration of such Senior Debt has been rescinded or such Senior Debt has been paid in full.

See "Description of Notes -- Subordination." The approximately $1.2 million principal amount of 9 1/8% Notes remaining outstanding after the Tender Offer, and any additional pari passu debt that CEX may issue, would be entitled to share ratably with the holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of CEX.



     Corporate Express conducts certain of its foreign operations through Foreign Subsidiaries. The Foreign Subsidiaries will not, and future Foreign Subsidiaries are not expected to, guarantee the Notes. Consequently, any right of Corporate Express or the Subsidiary Guarantors to receive the assets of any such Foreign Subsidiary upon such Foreign Subsidiary's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Foreign Subsidiary's creditors (including trade creditors) and holders of its preferred stock.



     Rapid Expansion; Integration of Acquisitions. Through numerous acquisitions completed since 1991, Corporate Express significantly increased the scope of its operations from a regional operation in Colorado to operations throughout the United States, Canada, the United Kingdom, Australia, New Zealand, Germany, France, Italy, Ireland and Switzerland. The majority of these acquisitions have occurred since 1994. There can be no assurance that Corporate Express' management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the increase in the size and scope of Corporate Express' operations and acquisition activity.



     An important part of Corporate Express' strategy is to integrate its acquisitions in North America into its operations. Such integration of operations is an ongoing, continuous process for Corporate Express and Corporate Express has not fully integrated all of its acquired businesses into existing operations. There can be no assurance that Corporate Express will successfully integrate recent and future acquisitions into its existing operations. Recent acquisitions may not achieve sales, profitability or asset productivity commensurate with Corporate Express' more mature regions. In addition, acquisitions involve a number of special risks, including adverse short-term effects on Corporate Express' reported operating results, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of acquired intangible assets and risks associated with unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on Corporate Express' operations and financial performance.



     International Expansion. To date, Corporate Express has acquired or made investments in companies in Canada, Australia, the United Kingdom, Germany, France, New Zealand, Italy, Ireland and Switzerland. Corporate Express anticipates that such international expansion will continue in the future. Corporate Express' existing Foreign Subsidiaries are not, and future Foreign Subsidiaries will not be, guarantors of the obligations under the Notes. Over time, Corporate Express plans to implement appropriate aspects of Corporate Express' business model in its international operations, including creating in-stock catalogs, consolidating warehouses, upgrading information systems, acquiring companies offering complementary products and services and focusing on larger customers and national and international accounts. Expansion into international markets may involve additional risks relating to implementing key aspects of Corporate Express' business model, as well as risks relating to fluctuations in currency exchange rates, new and different legal, tax, accounting and regulatory requirements, difficulties in staffing and managing foreign operations, operating difficulties and other factors. In addition, Corporate Express' results may be negatively affected by competitive or operating difficulties arising out of the evolving integration of Europe into a single economic unit.



     Expanded Product and Service Offerings. Corporate Express has significantly expanded its product and service offerings through the acquisition of Richard Young Journal, Inc. ("Young"), a computer products distributor, U.S. Delivery Systems, Inc. ("Delivery") and United TransNet, Inc. ("UT"), same-day local delivery companies, ASAP Software Express, Inc. ("ASAP"), a direct reseller of computer software and provider of related services, Hermann Marketing, Inc. ("HMI"), an advertising specialties distributor, Sofco-Mead, Inc. ("Sofco"), a janitorial and cleaning supplies distributor and DDI, a designer and provider of custom business forms, pressure-sensitive label products and forms management systems. Certain complementary products now offered by Corporate Express, such as computer software, have lower gross profit margins than the products traditionally sold by Corporate Express. To the extent such lower gross profit margins cannot be offset by lower operating expenses associated with such products, Corporate Express would expect that operating profit as a percentage of consolidated net sales would decline. Corporate Express intends to continue to make additions to its product and service offerings in the future. Moreover, the addition by Corporate Express to its product and service offerings presents certain risks and uncertainties involving Corporate Express' relative unfamiliarity with these new products and services and the market for such new products and services. There can be no assurance that Corporate Express will be successful in developing or integrating these or other additions, or that its existing customers will accept such additions, to the products and services currently offered by Corporate Express. In addition, Corporate Express' delivery services business has experienced, and may continue to experience, significant fluctuations in operating performance as it consolidates operations and introduces new systems, procedures and controls in its efforts to stabilize and standardize operations. This business sector has recently experienced significant changes in management and there is no assurance that the new management will be successful in improving operating performance or in maintaining current operating margins. This business sector may become subject to unionization efforts or have its existing relationships with independent contractors challenged or altered, thereby potentially increasing Corporate Express' operating costs with respect to this business sector.



     Dependence on Systems. Corporate Express continues to develop its computer software and has implemented its national accounts system. Corporate Express' ISIS software is being developed to incorporate three-tier client/server architecture that is expected to permit customers and suppliers to better communicate with Corporate Express. ISIS is intended to give Corporate Express the ability to more readily customize its product offerings, operating procedures and customer services. This is expected to give Corporate Express the ability to integrate various product and service offerings, enabling it to reduce procurement costs for its customers and add value as a service provider. There can be no assurance that Corporate Express' goals with respect to the systems will be attained or that Corporate Express' existing systems (or systems acquired by Corporate Express in connection with business acquisitions) will not experience difficulties as a result of the advent of the year 2000. See "Impact of the Year 2000." Pending full introduction of the ISIS upgrades, which could take longer than expected, various of Corporate Express' operations will be dependent upon different hardware or software operating systems which may be costly to maintain or integrate. Further, Corporate Express anticipates that ongoing modifications to its computer systems such as the introduction of the new release of ISIS will continue to be made in the future and such modifications may cause disruptions in operations, delay the integration of acquisitions, or cost more to design, implement or operate than currently budgeted. Any such disruptions, delays or costs could have a material adverse effect on Corporate Express' operations and financial performance. Although Corporate Express uses computers which have been reliable to date, it does not currently have redundant computer systems or redundant dedicated communication lines linking one of its computers to each regional warehouse.



     Impact of the Year 2000. Corporate Express' ISIS computer software has been designed with the Year 2000 issue in mind, and Corporate Express believes that such software is Year 2000 compliant. However, Corporate Express utilizes many different computer systems to process and summarize business transactions. Corporate Express is continuing the evaluation of its various operating systems and determining the additional remediation efforts required to ensure its computer systems will properly utilize dates beyond December 31, 1999. Preliminary results of this assessment have revealed that remediation efforts required will vary from system to system. Corporate Express presently believes that with modifications to existing software and conversion to new software for those sites which it believes may be effected, the Year 2000 issue can be mitigated. However, if such modifications are not made, or are not timely completed, the Year 2000 issue could have a material adverse effect on the operations of Corporate Express. The total estimated cost of the Year 2000 project, which will utilize both external and internal resources to reprogram or replace and test the software for Year 2000 modifications, is estimated to be between $6,000,000 and $8,000,000 and is being funded through operating cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of the Year 2000."

     Dependence on Acquisitions for Future Growth. An element of Corporate Express' business strategy is to pursue strategic acquisitions that either expand or complement its business. Acquisitions have historically constituted a principal component of growth in revenue and operating income. There can be no assurance that Corporate Express will be able to identify and acquire acceptable acquisition candidates on terms favorable to it and in a timely manner to the extent necessary to fulfill its expansion plans. A substantial portion of Corporate Express' capital resources could be used for these acquisitions. Consequently, Corporate Express may require additional debt or equity financing for future acquisitions, which additional financing may not be available on favorable terms, if at all. As Corporate Express proceeds with its acquisition strategy, it will continue to encounter the risks associated with the integration of acquisitions described above.



     Substantial Competition. Corporate Express, in many of its product lines and services, operates in a highly competitive environment. Corporate Express' principal competitors in North America for office supplies and computer products are regional and national contract stationers, including the contract stationer operations of office products superstores, large direct resellers, privately-held companies that generally operate in only one location and distributors of business software for personal computers. In Europe and Australia, Corporate Express' competitors include primarily local and regional contract stationers and, to a limited extent, national and multi-country contract stationers. In the delivery services sector, Corporate Express has numerous competitors, certain of which have service offerings which are similar to Corporate Express' and others which provide different types or levels of service. Each of Corporate Express' major product and service categories are within fragmented industries which are currently experiencing a trend toward consolidation. Certain of Corporate Express' competitors have greater financial resources than Corporate Express. In addition, there may be increasing competition for acquisition candidates and there can be no assurance that acquisitions will continue to be available on favorable terms, if at all.



     Effect of Price Fluctuations. Certain of Corporate Express' product offerings, including paper products, have been and are expected to continue to be subject to significant price fluctuations due to inflationary and other market conditions. Corporate Express generally is able to pass such increased costs on to its customers through price increases, although it may not be able to adjust its prices immediately. Significant increases in paper, fuel and other costs in the future could materially affect Corporate Express' profitability if these costs cannot be passed on to customers on a timely basis, if at all.



     Dependence on Key Management. Corporate Express' success will continue to depend to a significant extent on its executive officers, including Jirka Rysavy, Robert King, Gary Jacobs, Sam Leno, Mark Hoffman and Thomas Frank. For a description of Corporate Express' executive officers, see "Management." Corporate Express has entered into employment agreements with certain executive officers. There can be no assurance that Corporate Express will be able to retain its executive officers and key personnel or attract additional qualified members of management in the future. In addition, the success of certain of Corporate Express' acquisitions may depend, in part, on Corporate Express' ability to retain management personnel of the acquired companies. The loss of the services of any key managers could have a material adverse effect upon Corporate Express' business. Corporate Express does not maintain any key man life insurance.



     Restrictive Debt Covenants. The Indenture and the New Credit Facility contain a number of significant covenants that, among other things, restrict the ability of Corporate Express to dispose of assets, incur additional indebtedness or amend certain debt instruments (including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by Corporate Express or its subsidiaries, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. See "Description of the Notes." In addition, under the New Credit Facility, Corporate Express is required to comply with specified financial ratios and tests, including minimum interest coverage ratios, leverage ratios below a specified maximum, minimum net worth levels and minimum ratios of inventory to senior debt. See "Description of the New Credit Facility."



     Corporate Express' ability to comply with such agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the New Credit Facility or the Indenture, which would permit the senior lenders, or the holders of the Notes, or both, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under the New Credit Facility could be terminated. If Corporate Express is unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness.



     The Guarantors and the Enforceability of the Guarantees. CEI and the Subsidiary Guarantors will guarantee CEX's obligations under the Notes. The Guarantees will be limited to the extent necessary so as not to result in a fraudulent conveyance. Nevertheless, the obligations of each Guarantor under its Guarantee may be subject to review under state or federal fraudulent transfer laws. Under such laws, if in a lawsuit by an unpaid creditor or representative of creditors of a Guarantor (such as a trustee in bankruptcy for such Guarantor as debtor in possession), a court were to find that, at the time such Guarantor incurred its obligations under its Guarantee, it either (i) was insolvent, (ii) was rendered insolvent, (iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or
(iv) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, such court could avoid such Guarantor's Guarantee and its obligations thereunder, and direct the return of any amounts paid thereunder to the Guarantor or to a fund for the benefit of its creditors. Moreover, regardless of the factors identified in the foregoing clauses (i) through (iv), the court could avoid the Guarantee and direct such repayment if it found that the Guarantee was entered into with actual intent to hinder, delay, or defraud the Guarantor's creditors. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its liability on its existing debts as they become absolute and matured.



     Inability to Purchase Notes Upon a Change of Control. Upon a Change of Control, CEX will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered, or that restrictions in the New Credit Facility or under Corporate Express' debt instruments existing at such time will allow CEX to make such required purchases. Notwithstanding these provisions, CEX could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of the Notes -- Repurchase of Notes at the Option of the Holder Upon a Change of Control."


     Absence of Public Market for Notes. The Old Notes have not been registered under the Securities Act or any state securities law and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.


     Although the New Notes may be resold or otherwise transferred by the holders (who are not affiliates of Corporate Express) without compliance with the registration requirements under the Securities Act, they will be new securities for which there is currently no established trading market. CEX does not intend to apply for listing of the New Notes on a national securities exchange or for quotation of the New Notes on an automated dealer quotation system. Although the Initial Purchasers in the offering of the Old Notes have informed CEX that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market-making, if initiated, may be discontinued at any time without notice. The liquidity of any market for the New Notes will depend upon the number of holders of the Notes, the interest of securities dealers in making a market in the New Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. If the New Notes are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, the performance of Corporate Express and certain other factors. The liquidity of, and trading markets for, the New Notes may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the New Notes independent of the financial performance of, or prospects for, Corporate Express.



     Notwithstanding the registration of the New Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of Corporate Express may publicly offer for sale or resell the New Notes only in compliance with provisions of Rule 144 under the Securities Act.


     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. There can be no assurance that the market, if any, for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the New Notes.


     Consequences of a Failure to Exchange Old Notes. The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). CEX does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable). To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected.


     The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture.


     Exchange Offer Procedures. Subject to the conditions set forth under "The Exchange Offer -- Conditions to the Exchange Offer," delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of
(i) certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, including an Agent's Message if the tendering holder does not deliver a Letter of Transmittal, (ii) a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Corporate Express is not under a duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.



     Goodwill. Corporate Express' balance sheet includes $856.7 million designated as "goodwill" as of August 1, 1998. Goodwill arises when an acquiror pays more for a business than the fair value of the tangible and separately measurable intangible assets. GAAP requires that this and all other intangible assets be amortized over the period benefitted. Corporate Express amortizes goodwill on a straight-line basis over periods of 25 to 40 years.



     If management were to use a shorter amortization period for a material portion of the goodwill attributable to any or all of its acquisitions, then Corporate Express' earnings would be lower following such acquisitions. Additionally, earnings in later years also could be significantly affected if management were to determine that the then remaining balance of goodwill is impaired. Corporate Express evaluates intangible assets periodically in accordance with Statement of Financial Accounting Standards No. 121 to determine whether they are properly reflected in the financial statements based upon future undiscounted operating cash flows. If an impairment is determined to exist, the impaired asset is written down to fair market value at the time such determination of impairment is made. Management currently believes that there is no impairment and that the lives being used are consistent with GAAP.


                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER


     In connection with the sale of the Old Notes, CEX and the Guarantors entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which CEX and the Guarantors agreed to file and to use its commercially reasonable efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Old Notes for notes with terms identical in all material respects to the terms of the Old Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.



     The Exchange Offer is being made to satisfy the contractual obligations of CEX and the Guarantors under the Registration Rights Agreement. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide, among other things, that if a registration statement relating
to the Exchange Offer has not been filed by                     , 1998 and
declared effective by                     , 1998, Liquidated Damages will be
payable on the Old Notes. Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any Liquidated Damages thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors -- Consequences of a Failure to Exchange Old Notes" and "Description of Notes."



     The Exchange Offer is not being made to, nor will Corporate Express accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.



     Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Old Notes are registered on the books of Corporate Express or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Notes by book-entry transfer at DTC.


TERMS OF THE EXCHANGE OFFER


     CEX hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $350,000,000 aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. CEX will issue, promptly after the Expiration Date, an aggregate principal amount of up to $350,000,000 of New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Old Notes in whole or in part in denominations of $1,000 or any integral multiple thereof.


     The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. As of the date of this Prospectus, $350,000,000 aggregate principal amount of the Old Notes are outstanding.

     Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors -- Consequences of a Failure to Exchange Old Notes."

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.


     Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. Corporate Express will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."



     NEITHER CORPORATE EXPRESS NOR THE BOARD OF DIRECTORS OF CORPORATE EXPRESS MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER BASED ON SUCH HOLDERS OWN FINANCIAL POSITIONS AND REQUIREMENTS.



     The term "Expiration Date" means 5:00 p.m., New York City time, on
                    , 1998 unless the Exchange Offer is extended by CEX (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).



     CEX expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if CEX determines, in its reasonable judgment, that any of the events or conditions referred to under "-- Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described under "-- Withdrawal Rights," and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by CEX to constitute a material change, or if CEX waives a material condition of the Exchange Offer, CEX will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of the Old Notes, and CEX will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.



     Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which CEX may choose to make any public announcement and subject to applicable law, CEX shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.


ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES


     Upon the terms and subject to the conditions of the Exchange Offer, CEX will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "-- Withdrawal Rights") promptly after the Expiration Date.


     Subject to the conditions set forth under "-- Conditions to the Exchange Offer," delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, including an Agent's Message if the tendering holder does not deliver a Letter of Transmittal, (ii) a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when certificates for Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.


     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC. See "-- Procedures for Tendering Old Notes -- Book-Entry Transfer." The term "Agent's Message" means a message transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that CEX may enforce such Letter of Transmittal against such participant.



     Subject to the terms and conditions of the Exchange Offer, CEX will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when CEX gives oral or written notice to the Exchange Agent of CEX's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for CEX for the purpose of receiving tenders of Old Notes, Letters of Transmittal and related documents and as agent for tendering holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after CEX's acceptance for exchange of Old Notes) or CEX extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to CEX's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of CEX and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- Withdrawal Rights."



     Pursuant to the Letter of Transmittal, or the Agent's Message, as the case may be, a holder of Old Notes will warrant and agree in the Letter of Transmittal or pursuant to the Agent's Message that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that CEX will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by CEX or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Old Notes tendered pursuant to the Exchange Offer.


PROCEDURES FOR TENDERING OLD NOTES

  Valid Tender

     Except as set forth below, in order for Old Notes to be validly tendered by book-entry transfer, an Agent's Message or a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and in either case any other documents required by the Letter of Transmittal, must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight carrier at one of the Exchange Agent's addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date and either (i) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below or (ii) the guaranteed delivery procedures set forth below must be complied with.

     Except as set forth below, in order for Old Notes to be validly tendered by a means other than by book-entry transfer, a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, must be delivered to the Exchange Agent by mail, facsimile (Eligible Institutions only), hand delivery or overnight carrier at one of the Exchange Agent's addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date and either (i) such Old Notes must be delivered to the Exchange Agent on or prior to the Expiration Date or (ii) the guaranteed delivery procedures set-forth below must be complied with.

     If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY, SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer

     The Exchange Agent and DTC have confirmed that any Direct Participant in DTC's book-entry transfer facility system may utilize DTC's ATOP procedures to tender Old Notes. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any Direct Participant may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's ATOP procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message or a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal must in any case be delivered to and received by the Exchange Agent at one of its addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  Signature Guarantees

     Certificates for the Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (b) such holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

  Guaranteed Delivery

     If a holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

          (a) such tenders are made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

          (c) the certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

     Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.


     Corporate Express' acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and CEX upon the terms and subject to the conditions of the Exchange Offer.


  Determination of Validity


     All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by CEX, in its sole discretion, whose determination shall be final and binding on all parties. CEX reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of counsel to CEX, be unlawful. CEX also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "-- Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.



     The interpretation by CEX of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither CEX, any affiliates or assigns of CEX, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.



     If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by CEX, proper evidence satisfactory to CEX, in its sole discretion, of such person's authority to so act must be submitted.

     A beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

RESALES OF NEW NOTES


     CEX is making the Exchange Offer for the New Notes in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, CEX has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, CEX believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of CEX or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who did not acquire its Old Notes as a result of market-making or other trading activities (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.



     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of CEX, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. In addition, CEX may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to CEX (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom such holder holds the Old Notes to be exchanged in the Exchange Offer and evidence that such "beneficial owners" have made to such holder, and authorized such holder to make to CEX on their behalf via the Letter of Transmittal, the representations referred to in the preceding sentence. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, CEX believes that Participating Broker-Dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes but not Old Notes that were acquired other than pursuant to market-making or other trading activities with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this

Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, CEX has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending one year after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify CEX, or cause CEX to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "-- Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of CEX may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.



     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from CEX of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until CEX has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or CEX has given notice that the sale of the New Notes may be resumed, as the case may be. If CEX gives such notice to suspend the sale of the New Notes, it shall extend the one-year period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which CEX has given notice that the sale of New Notes may be resumed, as the case may be.


WITHDRAWAL RIGHTS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.

     In order for a withdrawal to be effective a written or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering holder must submit the serial numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old

Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering Old Notes."


     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by CEX, in its sole discretion, whose determination shall be final and binding on all parties. Neither CEX, any affiliate or assign of CEX, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.


INTEREST ON NEW NOTES

     Holders of Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes and will be deemed to have waived the right
to receive any interest on such Old Notes accrued from and after             ,
1998. Accordingly, such holders of Old Notes as of the record date for the
payment of interest on             , 1998 will be entitled to receive interest
on the New Notes issued in exchange therefor accrued from and after
            , 1998.

CONDITIONS TO THE EXCHANGE OFFER


     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, CEX will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:



          (a) there shall occur a change in the current interpretation by the staff of the Division of Corporation Finance of the Commission which permits the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is an "affiliate" of CEX within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or



          (b) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of Corporate Express, would reasonably be expected to impair its ability to proceed with the Exchange Offer, or



          (c) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of CEX, threatened for that purpose or any governmental approval has not been obtained, which approval CEX shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.



     If CEX determines in its reasonable judgement that any of the foregoing events or conditions has occurred or exists or has not been satisfied, it may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, CEX will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

          By Registered or Certified Mail:                         By Hand or Overnight Delivery
                The Bank of New York                                   The Bank of New York
               101 Barclay Street, 7E                                   101 Barclay Street
              New York, New York 10286                            Corporate Trust Services Window
          Attention: Reorganization Section                                 Grand Level
                    Jackie Warren                                    New York, New York 10286
                                                                 Attention: Reorganization Section
                                                                           Jackie Warren

                             Confirm By Telephone:

                                 (212) 815-5924

                            Facsimile Transmissions:

                          (Eligible Institutions Only)

                                 (212) 815-6339
             ------------------------------------------------------

     Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES


     CEX has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. CEX will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.


     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


     CEX will not make any payment to brokers, dealers or other nominees soliciting acceptances of the Exchange Offer.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  General


     The following discussion summarizes certain United States Federal income tax considerations associated with the exchange of Old Notes for New Notes and the ownership and disposition of New Notes. This summary applies only to beneficial owners of Old Notes who acquired such Old Notes at the initial offering from Initial Purchasers for the original offering price therefor and who acquire New Notes pursuant to the Exchange Offer. This summary is based upon existing United States Federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States Federal income taxation that may be relevant to particular holders in the context of their specific investment circumstances or certain types of holders subject to special treatment under such laws (including, for example, financial institutions, insurance companies, broker-dealers, persons having a functional currency other than the United States dollar, United States expatriates, tax-exempt organizations, controlled foreign corporations related to Corporate Express through stock ownership and holders (whether actual or constructive) of 10% or more of the total combined voting power of all classes of stock of Corporate Express). In addition, this summary does not discuss any foreign, state or local tax considerations and assumes that holders of the New Notes will hold the New Notes as "capital assets" (generally, property held for investment). Prospective holders of New Notes should consult their tax advisors regarding the United States Federal, state, local, and foreign income and other tax considerations of the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes.


     For purposes of this summary, a "United States holder" is an individual who is a citizen or resident of the United States, a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof, or a person or other entity who is otherwise subject to United States Federal income taxation on a net income basis in respect of income derived from the New Notes.

  Exchange Offer

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an exchange or other taxable event for United States Federal income tax purposes because, under United States Treasury regulations, the New Notes will not be considered to differ materially in kind or extent from the Old Notes. As a result, the holders of Old Notes will not recognize taxable gain or loss upon the exchange of such Old Notes for the New Notes, and any such holder will have the same tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

  United States Holders

     Interest payable on the New Notes will be includible in the income of a United States holder at the time accrued or received in accordance with such holder's regular method of accounting for United States Federal income tax purposes.

     A United States holder will recognize a capital gain or loss upon the sale or other disposition of a New Note in an amount equal to the difference between the amount realized from such disposition (exclusive of any amount paid for accrued interest not previously included in income, which amount will be taxable as ordinary income) and the holder's adjusted tax basis in the New Note. Such capital gain or loss will be long-term capital gain or loss if the holder has held the New Note for more than one year at the time of disposition. Holders of New Notes that are individuals are generally entitled to preferential treatment for net long-term capital gains.

  Non-United States Holders

     An investment in the New Notes by a non-United States holder generally will not give rise to any United States Federal income tax consequences, unless the interest received or any gain recognized on the sale or other disposition of the New Notes by such holder is treated as effectively connected with the conduct by such holder of trade or business in the United States, or, in the case of gains derived by an individual, such individual is present in the United States for 183 days or more and certain other requirements are met.

     In order to avoid back-up withholding of 31% on payments of interest and principal made by United States payors, a non-United States holder of the New Notes must generally complete, and provide the payor with, an Internal Revenue Service Form W-8 ("Certificate of Foreign Status"), or other documentary evidence, certifying that such holder is an exempt foreign person.

                                USE OF PROCEEDS


     CEX will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes in exchange for the Old Notes as described in the Prospectus, CEX will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and canceled.


     The gross proceeds from the offering of the Old Notes ($350,000,000), were used to repay indebtedness under the New Credit Facility and to fund the Tender Offer and the Consent Solicitation.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of Corporate Express at August 1, 1998 and includes the Share Repurchase, the New Credit Facility and the sale of the Old Notes and the Tender Offer, all of which were completed during the six months ended August 1, 1998. The following table should be read in conjunction with Corporate Express' Annual Report on Form 10-K, as amended by the Form 10-K/A filed on October 23, 1998, the Quarterly Reports on Form 10-Q and the Current Report on Form 8-K filed on July 29, 1998, as amended by the Form 8-K/A filed on October 23, 1998, each incorporated by reference herein, the Unaudited Pro Forma Consolidated Financial Data and related notes thereto included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                  AS OF
                                                              AUGUST 1, 1998
                                                              --------------
                                                               (DOLLARS IN
                                                                THOUSANDS)
Cash and cash equivalents...................................    $   30,327
                                                                ==========
Total debt (including current portion):
  New Credit Facility -- revolver...........................       196,705
  New Credit Facility -- term loan..........................       249,375
  9 5/8% Series A Senior Subordinated Notes due 2008........       350,000
  9 1/8% Senior Subordinated Notes due 2004.................         1,200
  Other indebtedness........................................       120,325
  Capital lease obligations.................................        12,673
                                                                ----------
          Total Issuer debt.................................    $  930,278
  4 1/2% Convertible Notes due 2000.........................       325,000
                                                                ----------
          Total debt........................................     1,255,278
Total stockholders' equity..................................       575,056
                                                                ----------
          Total capitalization..............................    $1,830,334
                                                                ==========

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following Unaudited Pro Forma Consolidated Financial Data has been prepared by Corporate Express' management and should be read in conjunction with the notes thereto, Corporate Express' Annual Report on Form 10-K, as amended by the Form 10-K/A filed on October 23, 1998, the Quarterly Reports on Form 10-Q and the Current Report on Form 8-K filed on July 29, 1998, as amended by the Form 8-K/A filed on October 23, 1998, each incorporated by reference herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Unaudited Pro Forma Consolidated Statement of Operations for the twelve months ended January 31, 1998 combines the audited results of Corporate Express for the eleven months ended January 31, 1998, the unaudited results of Corporate Express for the one month ended March 1, 1997 and the unaudited results of DDI for the period beginning February 2, 1997 and ending immediately prior to the acquisition of DDI by Corporate Express on November 26, 1997. Results for DDI for the period from the date DDI was acquired by Corporate Express to January 31, 1998 are included in Corporate Express' results for the eleven months ended January 31, 1998 and for the six month period ended August 1, 1998. The Pro Forma As Adjusted data reflects adjustments to give effect to the Share Repurchase and the New Credit Facility and the Old Notes Offering and the application of the net proceeds therefrom as described under the caption "Use of Proceeds" as if each of such had occurred at the beginning of the stated period. The Unaudited Pro Forma Consolidated Financial Data are not necessarily indicative of Corporate Express' results of operations which would have been obtained had the transactions actually occurred at the beginning of the period presented, nor are they necessarily indicative of the results of future operations.


            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED AUGUST 1, 1998


                                                                                       PRO FORMA
                                                                                      AS ADJUSTED
                                                           SIX MONTHS                 SIX MONTHS
                                                             ENDED                       ENDED
                                                           AUGUST 1,                   AUGUST 1,
                                                            1998(1)     ADJUSTMENTS      1998
                                                           ----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Net sales................................................  $2,226,222     $           $2,226,222
Cost of sales............................................   1,708,973                  1,708,973
                                                           ----------     -------     ----------
  Gross profit...........................................     517,249          --        517,249
Warehouse operating and selling expenses.................     363,087                    363,087
Corporate general and administrative expenses............      66,873                     66,873
                                                           ----------                 ----------
  Operating profit.......................................      87,289                     87,289
Interest expense, net....................................      35,436      11,479(2)      46,915
Other income.............................................         858                        858
                                                           ----------     -------     ----------
  Income before income tax expense.......................      52,711     (11,479)        41,232
Income tax expense.......................................      23,667      (4,477)(3)     19,190
                                                           ----------     -------     ----------
  Income before minority interest income.................      29,044      (7,002)        22,042
Minority interest expense................................         957                        957
                                                           ----------     -------     ----------
  Income from continuing operations......................  $   28,087     $(7,002)    $   21,085
                                                           ==========     =======     ==========
Income per share from continuing operations -- Basic.....  $     0.23                 $     0.20
Income per share from continuing operations -- Diluted...  $     0.22                 $     0.19
Weighted average common shares outstanding:
  Basic..................................................     121,142                    107,873
  Diluted................................................     125,156                    111,887
OTHER DATA:
Ratio of earnings to fixed charges.......................                                    1.6x

 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ENDED AUGUST
                                    1, 1998

(1) The six month period ended August 1, 1998 includes the results of DDI for the entire period and reflects the repurchase of 35,000,000 shares of common stock pursuant to the Share Repurchase, and the repayment of the Old Credit Facility (as defined herein) which occurred during the period.


(2) To reflect (i) the net impact on interest expense of $7,763,000 resulting from the repurchase of 35,000,000 shares of common stock at $10.75 per share and the repayment of $170,240,000 on the Old Credit Facility, both of which were funded using proceeds of the New Credit Facility, and (ii) the net impact on interest expense of $3,355,000 resulting from the sale of the $350,000,000 Old Notes at an effective interest rate of 9.83% and the application of the net proceeds therefrom to retire $88,800,000 of 9 1/8% Notes pursuant to the Tender Offer and repay $245,000,000 on the New Credit Facility as if all transactions were completed at the beginning of the period, exclusive of the loss of $1,810,000 ($1,104,000 net of tax) related to the deferred financing costs of the Old Credit Facility and the loss of $7,339,000 ($4,477,000 net of tax) related to the early retirement of 9 1/8% Notes, both of which were recorded during the six months ended August 1, 1998 as extraordinary items. The effective interest rate of 9.83% on the $350,000,000 Old Notes reflects the settlement of an interest rate hedging contract based on $300,000,000 of U.S. Treasury notes. The cost of the settlement of the contract was $7,271,000 and will be amortized over the ten-year term of the 9 5/8% Notes, bringing the effective interest rate of the debt instrument to the 9.83%.


(3) Tax effects of the pro forma adjustments.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED JANUARY 31, 1998


                                                                                                                       PRO FORMA
                                          COMPANY                DDI                       PRO FORMA                  AS ADJUSTED
                                 -------------------------       298                        TWELVE                      TWELVE
                                 ELEVEN MONTHS   ONE MONTH       DAYS                       MONTHS                      MONTHS
                                     ENDED         ENDED        ENDED                        ENDED                       ENDED
                                  JANUARY 31,    MARCH 1,    NOVEMBER 26,                 JANUARY 31,                 JANUARY 31,
                                     1998          1997          1997       ADJUSTMENTS      1998       ADJUSTMENTS      1998
                                 -------------   ---------   ------------   -----------   -----------   -----------   -----------
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales......................   $3,573,311     $284,867      $217,857       $           $4,076,035     $            $4,076,035
Cost of sales..................    2,733,308      212,387       159,839         1,558(1)   3,107,092                   3,107,092
                                  ----------     --------      --------       -------     ----------     --------     ----------
  Gross profit.................      840,003       72,480        58,018        (1,558)       968,943           --        968,943
Warehouse operating and selling
  expenses.....................      605,243       54,203        29,794           586(2)     689,826                     689,826
Corporate general and
  administrative expenses......      105,055        7,307         5,501         2,717(3)     120,580                     120,580
Merger and other nonrecurring
  charges(4)...................       14,890           --            --        (4,490)(5)     10,400           --         10,400
                                  ----------     --------      --------       -------     ----------     --------     ----------
  Operating profit.............      114,815       10,970        22,723          (371)       148,137           --        148,137
Interest expense, net..........       38,115        2,399         7,827        (4,078)(6)     44,263       45,436(8)      89,699
Other income...................          842           92                                        934                         934
                                  ----------     --------      --------       -------     ----------     --------     ----------
  Income before income tax
    expense....................       77,542        8,663        14,896         3,707        104,808      (45,436)        59,372
Income tax expense.............       34,457        2,921         6,256           754(7)      44,388      (17,720)(7)     26,668
                                  ----------     --------      --------       -------     ----------     --------     ----------
  Income before minority
    interest income............       43,085        5,742         8,640         2,953         60,420      (27,716)        32,704
Minority interest income.......        1,319          546            --                        1,865                       1,865
                                  ----------     --------      --------       -------     ----------     --------     ----------
  Income from continuing
    operations.................   $   44,404     $  6,288      $  8,640       $ 2,953     $   62,285     $(27,716)    $   34,569
                                  ==========     ========      ========       =======     ==========     ========     ==========
Income per share from
  continuing
  operations -- Basic..........   $     0.34                   $   0.80                   $     0.44                  $     0.25
Income per share from
  continuing
  operations -- Diluted........   $     0.32                   $   0.78                   $     0.42                  $     0.24
Weighted average common shares
  outstanding:
  Basic........................      131,423                     10,740                      140,021                     140,021
  Diluted......................      137,858                     11,018                      146,707                     146,707
OTHER DATA:
Ratio of earnings to fixed
  charges......................                                                                                              1.5x

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ENDED JANUARY
                                    31, 1998


(1) To conform DDI inventory from a LIFO basis valuation to a FIFO basis valuation ($1,502,000) and to conform the accounting for spare parts to be consistent with Corporate Express' accounting policies and to record additional depreciation related to the write-up of buildings to fair value.


(2) To record additional depreciation related to the write-up of equipment to fair value.

(3) To record amortization of goodwill related to the DDI acquisition on a straight-line basis over 40 years. The net purchase price was allocated as follows:

                                                               (IN THOUSANDS)
Current assets, excluding cash acquired.....................     $  75,365
Property, plant and equipment, net..........................        52,487
Other assets................................................        20,591
Goodwill....................................................       130,438
Liabilities assumed.........................................      (112,938)
                                                                 ---------
Purchase price, net of cash acquired........................     $ 165,943
                                                                 =========

     Total goodwill, included in the fair value of assets acquired, of $130,438,000 includes transaction and other direct costs of such acquisition of $1,672,000 and purchase accounting adjustments of $8,659,000, net of related deferred taxes.

(4) Merger and other non-recurring charges include the acquisition costs incurred by DDI, the continued integration of delivery services and certain provisions for reductions in workforce and facility closures at other locations.

(5) To adjust for the direct incremental external costs incurred by DDI which include primarily investment banking fees. Such costs were paid by DDI subsequent to the acquisition.

(6) To adjust for interest expense related to the revaluation of the DDI 13.5% Senior Subordinated Notes from a historical carrying value of approximately $60,500,000 to a current fair value of $69,575,000 based on market interest rates at the date of the acquisition.

(7) Tax effects of the pro forma adjustments.


(8) To reflect (i) the net impact on interest expense of $34,932,000 resulting from the repurchase of 35,000,000 shares of common stock at $10.75 per share pursuant to the Share Repurchase and the repayment of $170,240,000 on the Old Credit Facility, both of which were funded using proceeds from the New Credit Facility, and (ii) the net impact on interest expense of $9,777,000 resulting from the sale of the $350,000,000 Old Notes at an effective interest rate of 9.83% and the application of the net proceeds therefrom to retire 88,800,000 of 9 1/8% Notes pursuant to the Tender Offer and repay $245,000,000 of the New Credit Facility, exclusive of the loss of $1,810,000 ($1,104,000 net of tax) related to the deferred financing costs of the Old Credit Facility and the loss of $7,339,000 ($4,477,000 net of tax) related to the early retirement of 9 1/8% Notes, both of which were recorded during the six months ended August 1, 1998 as extraordinary items. The effective interest rate of 9.83% on the $350,000,000 Old Notes reflects the settlement of an interest rate hedging contract based on $300,000,000 of U.S. Treasury notes. The cost of the settlement of the contract was $7,271,000 and will be amortized over the ten-year term of the 9 5/8% Notes, bringing the effective interest rate of the debt instrument to the 9.83%.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data for fiscal 1994, 1995, 1996 and 1997 have been derived from Corporate Express' consolidated financial statements which have been audited by independent auditors. The Selected Consolidated Financial Data for the six months ended August 1, 1998 and August 2, 1997, the eleven months ended February 1, 1997 and fiscal 1993 and 1992 is derived from unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited Consolidated Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Corporate Express incorporated by reference herein. Corporate Express has never paid a cash dividend on its Common Stock and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings to finance the expansion of its business and for general corporate purposes.



                                                                      FISCAL YEAR
                                               ----------------------------------------------------------
                                                 1992       1993        1994         1995         1996
                                               --------   --------   ----------   ----------   ----------
                                                   (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:(1)
Net sales....................................  $420,030   $520,956   $1,145,151   $1,890,639   $3,196,056
Cost of sales(2).............................   323,922    402,142      855,361    1,417,366    2,417,746
Merger related inventory provisions(3).......        --      1,146           --        5,952           --
                                               --------   --------   ----------   ----------   ----------
    Gross profit.............................    96,108    117,668      289,790      467,321      778,310
Warehouse operating and selling expenses.....    76,056     97,054      219,213      342,581      562,879
Corporate general and administrative
  expenses...................................    12,408     13,063       29,624       49,742       95,101
Merger and other nonrecurring charges(4).....     2,592      1,928           --       36,838       19,840
                                               --------   --------   ----------   ----------   ----------
    Operating profit.........................     5,052      5,623       40,953       38,160      100,490
Interest expense, net........................     4,972      5,014       16,915       17,968       26,949
Other income (expense).......................      (993)      (104)         562        1,786          244
                                               --------   --------   ----------   ----------   ----------
    Income (loss) before income taxes........      (913)       505       24,600       21,978       73,785
Income tax expense...........................     1,567      2,316        8,294       13,766       33,649
                                               --------   --------   ----------   ----------   ----------
    Income (loss) before minority interest...    (2,480)    (1,811)      16,306        8,212       40,136
Minority interest (income) expense...........        --        152           69        1,436       (1,860)
                                               --------   --------   ----------   ----------   ----------
    Income (loss) from continuing
      operations.............................    (2,480)    (1,963)      16,237        6,776       41,996
Loss from discontinued operations(5).........     4,571        712          327        1,225           --
                                               --------   --------   ----------   ----------   ----------
    Income (loss) before extraordinary
      item...................................    (7,051)    (2,675)      15,910        5,551       41,996
Extraordinary item(6)........................        --     (1,169)         586           --           --
                                               --------   --------   ----------   ----------   ----------
    Net income (loss)........................  $ (7,051)  $ (3,844)  $   16,496   $    5,551   $   41,996
                                               ========   ========   ==========   ==========   ==========
    Pro forma income (loss)(7)...............  $ (7,390)  $ (5,124)  $   15,769   $    5,140   $   40,281
                                               ========   ========   ==========   ==========   ==========
Pro forma net income (loss) per
  share -- Basic:(8)
    Continuing operations....................             $  (0.10)  $     0.20   $     0.06   $     0.33
    Discontinued operations..................                (0.02)        0.00        (0.01)          --
    Extraordinary item.......................                (0.02)        0.00           --           --
                                                          --------   ----------   ----------   ----------
        Net income (loss)....................             $  (0.14)  $     0.20   $     0.05   $     0.33
                                                          ========   ==========   ==========   ==========
Pro forma net income (loss) per share --
  Diluted:(8)
    Continuing operations....................             $  (0.10)  $     0.19   $     0.06   $     0.31
    Discontinued operations..................                (0.02)        0.00        (0.01)          --
    Extraordinary item.......................                (0.02)        0.00           --           --
                                                          --------   ----------   ----------   ----------
        Net income (loss)....................             $  (0.14)  $     0.19   $     0.05   $     0.31
                                                          ========   ==========   ==========   ==========
OTHER DATA:(1)
Ratio of earnings to fixed charges(9)........        --        1.1x         2.1x         1.8x         2.4x
Subsidiary Non-Guarantors -- net sales.......        --         --   $    1,694   $  238,200   $  565,126
Subsidiary Non-Guarantors -- net income......        --         --   $        1   $    3,771   $      144
BALANCE SHEET DATA:(1)
Working capital..............................  $ 50,771   $ 96,880   $  166,421   $  253,693   $  393,653
Total assets.................................   160,510    446,189      645,309    1,023,365    1,843,977
Long-term debt and capital lease
  obligations................................    52,375    177,523      188,340      163,399      633,250
Shareholders' equity and redeemable
  preferred(10)..............................    39,584    116,363      259,325      521,776      693,607
Weighted average common shares outstanding:
    Basic....................................               47,740       75,400      104,162      121,901
    Diluted..................................               47,740       79,026      110,408      130,029

                                                  ELEVEN MONTHS ENDED         SIX MONTHS ENDED
                                               -------------------------   -----------------------
                                               FEBRUARY 1,   JANUARY 31,   AUGUST 2,    AUGUST 1,
                                                  1997          1998          1997         1998
                                               -----------   -----------   ----------   ----------
                                               (UNAUDITED)                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:(1)
Net sales....................................  $2,911,189    $3,573,311    $1,846,538   $2,226,222
Cost of sales(2).............................   2,205,359     2,733,308     1,412,210    1,708,973
Merger related inventory provisions(3).......          --            --            --           --
                                               ----------    ----------    ----------   ----------
    Gross profit.............................     705,830       840,003       434,328      517,249
Warehouse operating and selling expenses.....     508,676       605,243       321,183      363,087
Corporate general and administrative
  expenses...................................      87,793       105,055        55,379       66,873
Merger and other nonrecurring charges(4).....      19,841        14,890           333           --
                                               ----------    ----------    ----------   ----------
    Operating profit.........................      89,520       114,815        57,433       87,289
Interest expense, net........................      24,550        38,115        18,825       35,436
Other income (expense).......................         152           842           342          858
                                               ----------    ----------    ----------   ----------
    Income (loss) before income taxes........      65,122        77,542        38,950       52,711
Income tax expense...........................      30,728        34,457        15,798       23,667
                                               ----------    ----------    ----------   ----------
    Income (loss) before minority interest...      34,394        43,085        23,152       29,044
Minority interest (income) expense...........      (1,314)       (1,319)       (1,522)         957
                                               ----------    ----------    ----------   ----------
    Income (loss) from continuing
      operations.............................      35,708        44,404        24,674       28,087
Loss from discontinued operations(5).........          --            --            --           --
                                               ----------    ----------    ----------   ----------
    Income (loss) before extraordinary
      item...................................      35,708        44,404        24,674       28,087
Extraordinary item(6)........................          --            --            --       (5,581)
                                               ----------    ----------    ----------   ----------
    Net income (loss)........................  $   35,708    $   44,404    $   24,674   $   22,506
                                               ==========    ==========    ==========   ==========
    Pro forma income (loss)(7)...............  $   33,993    $   44,404    $   24,674   $   22,506
                                               ==========    ==========    ==========   ==========
Pro forma net income (loss) per
  share -- Basic:(8)
    Continuing operations....................  $     0.28    $     0.34    $     0.19   $     0.23
    Discontinued operations..................          --            --            --           --
    Extraordinary item.......................          --            --            --        (0.04)
                                               ----------    ----------    ----------   ----------
        Net income (loss)....................  $     0.28    $     0.34    $     0.19   $     0.19
                                               ==========    ==========    ==========   ==========
Pro forma net income (loss) per share --
  Diluted:(8)
    Continuing operations....................  $     0.26    $     0.32    $     0.19   $     0.22
    Discontinued operations..................          --            --            --           --
    Extraordinary item.......................          --            --            --        (0.04)
                                               ----------    ----------    ----------   ----------
        Net income (loss)....................  $     0.26    $     0.32    $     0.19   $     0.18
                                               ==========    ==========    ==========   ==========
OTHER DATA:(1)
Ratio of earnings to fixed charges(9)........         2.4x          2.2x          2.2x         1.9x
Subsidiary Non-Guarantors -- net sales.......  $  509,734    $  671,567    $  347,933   $  443,651
Subsidiary Non-Guarantors -- net income......  $      430    $      854    $      246   $    1,642
BALANCE SHEET DATA:(1)
Working capital..............................  $  360,619    $  517,476    $  373,800   $  533,739
Total assets.................................   1,816,434     2,349,659     1,880,107    2,454,942
Long-term debt and capital lease
  obligations................................     608,680       763,243       618,289    1,190,845
Shareholders' equity and redeemable
  preferred(10)..............................     667,006       932,433       722,727      575,056
Weighted average common shares outstanding:
    Basic....................................     121,612       131,423       127,268      121,142
    Diluted..................................     129,749       137,858       133,015      125,156

------------------------------

 (1) The HMI acquisition (effective January 30, 1997), the Sofco acquisition (effective January 24, 1997), the UT acquisition (effective November 8,
     1996), the Nimsa acquisition (effective October 31, 1996), the Delivery acquisition (effective March 1, 1996), the Young acquisition (effective February 27, 1996) and the Lucas Bros., Inc. ("Lucas") acquisition (effective November 30, 1993) were accounted for as poolings of interests and, accordingly, the HMI, Sofco, UT, Nimsa, Delivery, Young and Lucas accounts and results are included for all applicable periods.
 (2) Cost of sales includes occupancy and delivery expenses.

 (3) Reflects the write-down to fair market value of certain inventory which Corporate Express decided to eliminate from its product line.

 (4) Merger and other non-recurring charges in fiscal 1997 include the acquisition costs incurred by DDI, the continued integration of delivery services and certain provisions for reductions in workforce and facility closures at other locations. Merger and other nonrecurring charges in prior fiscal years relate primarily to the mergers with Sofco, HMI, Nimsa and UT in fiscal 1996, Delivery and Young in fiscal 1995 and Lucas in fiscal 1993 and include, among other things, costs to complete the acquisitions, costs of merging and closing redundant facilities and costs associated with personnel reductions and centralizing certain administrative functions.
 (5) In fiscal 1995, Sofco adopted a plan to discontinue Sofco-Eastern, Inc; and in February 1993, Lucas adopted a plan to discontinue its retail operations.

 (6) Reflects extraordinary loss related to a write-off of an unamortized discount on debt in fiscal 1993, extraordinary gain related to the repurchase by Corporate Express of $10 million principal amount of the 9 1/8% Notes in fiscal 1994. Extraordinary losses include the write-off of deferred financing costs related to the terminated Old Credit Facility and the early retirement of the 9 1/8% Notes which were both recorded in the six months ended August 1, 1998.

 (7) Pro forma net income reflects the additional taxes that would be incurred to treat a subchapter S acquisition as if the acquired company was a C corporation.

 (8) Pro forma net income (loss) per share is calculated by dividing pro forma income (loss), after preferred stock dividend requirements of Young of $432,000 and $1,500,000 for fiscal 1994 and fiscal 1993, respectively, by basic and diluted weighted common shares outstanding, respectively. Fiscal 1993 basic and diluted pro forma net loss per share includes preferred shares as if they had been converted as of the beginning of the year. These shares converted automatically upon the completion of Corporate Express' initial public offering in fiscal 1994.

 (9) The ratio of earnings to fixed charges is calculated by dividing earnings, defined as income from continuing operations before income taxes and minority interest plus fixed charges less capitalized interest, by fixed charges, defined as interest expense plus capitalized interest and the interest portion of rent expense. Fiscal 1992 earnings were lower than total fixed charges resulting in a less than one-to-one ratio of earnings to fixed charges, consequently, additional earnings of $913,000 would have been required to attain a ratio of one-to-one.
(10) Redeemable preferred was converted to common stock in fiscal 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes thereto contained in Corporate Express' Quarterly Report on Form 10-Q for the quarterly period ended August 1, 1998, the Annual Report on Form 10-K for the transition period from March 2, 1997 to January 31, 1998, as amended by the Form 10-K/A filed on October 23, 1998, and the Current Report on Form 8-K filed on July 29, 1998, as amended by the Form 8-K/A filed on October 23, 1998, each incorporated by reference herein. Some of the information presented in this Prospectus constitutes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Corporate Express believes that its expectations are based on reasonable assumptions within the bounds of Corporate Express' knowledge of its business and operations, there can be no assurance that actual results of Corporate Express' operations and acquisition activities and their effect on Corporate Express' results of operations will not differ materially from its expectations. See "Disclosure Regarding Forward-Looking Statements."


GENERAL


     Corporate Express has grown primarily through a series of acquisitions including the acquisition of HMI on January 30, 1997, Sofco on January 24, 1997, UT on November 8, 1996, Nimsa on October 31, 1996, Delivery on March 1, 1996, and Young on February 27, 1996, all of which were accounted for as pooling of interests transactions. Accordingly, the Consolidated Financial Statements have been restated to include the accounts and operations of Sofco, HMI, Nimsa, Delivery and Young for all periods prior to the mergers. The accompanying financial statements have been restated to include the operations of UT effective March 3, 1996 and Nimsa effective from its formation in fiscal 1995. Reference to fiscal 1997 refers to the eleven-month period ended January 31, 1998 for Corporate Express. Reference to fiscal 1996 refers to the year ended March 1, 1997 for Corporate Express and all pooled companies. Reference to fiscal 1995 refers to the year ended March 2, 1996 for Corporate Express, Delivery, Young, and Sofco, to the year ended December 31, 1995 for HMI, and to the year ended June 30, 1996 for Nimsa. Reference to the fiscal year 1994 and prior fiscal years refers to the February year end for Corporate Express, to the December 31 year end for Delivery and HMI, to the May 31 year end for Sofco, and to the September 30 year end for Young. During fiscal 1997 Corporate Express changed its fiscal year end from February 28 to January 31 in order to better align its fiscal year with its customers' and competitors' fiscal calendars and to reduce the seasonality between quarters. The fiscal 1997 period refers to the eleven months ended January 31, 1998.



     During fiscal 1997, Corporate Express continued to increase the scope of its operations throughout the United States, Canada, Germany, and Italy, and entered new markets with acquisitions in Ireland and Switzerland. Substantial emphasis was placed in fiscal 1997 on expanding and improving international operations and improving operations in the services segment. Corporate Express continued to execute its Corporate Supplier strategy and expanded the depth and breadth of its product offerings as well as its geographic presence through 31 acquisitions during fiscal 1997.



     During fiscal 1998, Corporate Express will place emphasis on internal growth through continued implementation of the Corporate Supplier business model. The Corporate Supplier business model reflects Corporate Express' plan to reduce the total procurement cost of non-production goods and services for customers. The key elements of the Corporate Supplier model are the broad offering of products and services, global coverage for selected products and services, a comprehensive distribution and logistics network, information systems that integrate the complete product and service offering while linking suppliers to customers and procurement management and consulting for customers. Corporate Express also plans to increase sales to existing customers by cross-selling its expanded product and service offerings and developing existing customers into international, national or multi-regional accounts.



     International markets historically have higher gross profit margins and higher operating costs than Corporate Express experiences domestically. Certain products now offered by Corporate Express, such as computer software, have lower gross profit margins and lower operating costs than the products traditionally sold by Corporate Express. In addition, the acquisition of companies with break-even or marginal operating results or the costs of consolidating acquired business units with Corporate Express may impact the operating margins and profitability of Corporate Express.



     Corporate Express currently operates in two main sectors: product distribution (which includes office products, computer supplies, forms production and management, desktop software, promotional products and cleaning and service supplies) and services (primarily same-day delivery), with the majority of its revenue and cash flow attributable to the product distribution business.


RESULTS OF OPERATIONS


     The following table sets forth the percentages which the items in Corporate Express Consolidated Statements of Operations bear to net sales for the periods indicated:


                                                                  ELEVEN MONTHS ENDED        SIX MONTHS ENDED
                                            FISCAL YEAR        -------------------------   ---------------------
                                       ---------------------   FEBRUARY 1,   JANUARY 31,   AUGUST 2,   AUGUST 1,
                                       1994    1995    1996       1997          1998         1997        1998
                                       -----   -----   -----   -----------   -----------   ---------   ---------
STATEMENTS OF OPERATIONS DATA:
  Net sales..........................  100.0%  100.0%  100.0%     100.0%        100.0%       100.0%      100.0%
  Cost of sales......................   74.7    75.0    75.6       75.8          76.5         76.5        76.8
  Merger related inventory
    provisions.......................     --     0.3      --         --            --           --          --
                                       -----   -----   -----      -----         -----        -----       -----
    Gross profit.....................   25.3    24.7    24.4       24.2          23.5         23.5        23.2
  Warehouse operating and selling
    expenses.........................   19.1    18.1    17.6       17.5          17.0         17.4        16.3
  Corporate general and
    administrative expenses..........    2.6     2.6     3.0        3.0           2.9          3.0         3.0
  Merger and other nonrecurring
    charges..........................     --     1.9     0.6        0.7           0.4          0.0          --
                                       -----   -----   -----      -----         -----        -----       -----
    Operating profit.................    3.6     2.1     3.2        3.0           3.2          3.1         3.9
  Interest expense, net..............    1.5     1.0     0.8        0.8           1.0          1.0         1.5
  Other income.......................    0.0     0.1     0.0        0.0           0.0          0.0         0.0
                                       -----   -----   -----      -----         -----        -----       -----
    Income before income taxes.......    2.1     1.2     2.4        2.2           2.2          2.1         2.4
  Income tax expense.................    0.7     0.7     1.1        1.1           1.0          0.8         1.1
                                       -----   -----   -----      -----         -----        -----       -----
    Income before minority
      interest.......................    1.4     0.5     1.3        1.1           1.2          1.3         1.3
  Minority interest (income)
    expense..........................    0.0     0.1    (0.0)      (0.1)         (0.0)         0.0         0.0
                                       -----   -----   -----      -----         -----        -----       -----
    Income from continuing
      operations.....................    1.4     0.4     1.3        1.2           1.2          1.3         1.3
  Loss from discontinued
    operations.......................    0.0     0.1      --         --            --           --          --
                                       -----   -----   -----      -----         -----        -----       -----
  Income before extraordinary item...    1.4     0.3     1.3        1.2           1.2          1.3         1.3
  Extraordinary (gain) loss..........   (0.0)     --      --         --            --           --         0.3
                                       -----   -----   -----      -----         -----        -----       -----
    Net income.......................    1.4%    0.3%    1.3%       1.2%          1.2%         1.3%        1.0%
                                       =====   =====   =====      =====         =====        =====       =====
    Pro forma net income (1).........    1.4%    0.3%    1.3%       1.2%          1.2%         1.3%        1.0%
                                       =====   =====   =====      =====         =====        =====       =====

------------------------------

(1) Pro forma net income reflects the tax impact for a subchapter S acquisition as if the acquired company was a C corporation.

  SIX MONTHS ENDED AUGUST 1, 1998 AND AUGUST 2, 1997


     Net Sales. Consolidated net sales increased 20.9% to $1,118,162,000 in the three months ended August 1, 1998 from $925,084,000 in the three months ended August 2, 1997 and increased 20.6% to $2,226,222,000 from $1,846,538,000 for the respective six-month periods. Net sales for Corporate Express' product distribution segment increased 29.3% to $931,004,000 in the three months ended August 1, 1998 from $720,130,000 in the same period last year, and increased 29.8% to $1,844,661,000 from $1,420,749,000 for the respective six-month periods. Net sales for the services segment decreased 8.7% to $187,158,000 in the three months ended August 1, 1998 from $204,954,000 in the same period last year and decreased 10.4% to $381,561,000 from $425,789,000 in the respective six-month periods. The overall increases were primarily attributable to strong internal growth reflecting increased market penetration in Corporate Express' product distribution segment, the acquisition of DDI completed on November 26, 1997, increased international sales and increased sales of computer software. The decline in the services segment reflects the disposition of certain non-strategic businesses, the effect of consolidating or closing facilities, and the elimination of low margin customers.

     International operations accounted for 19.8% of consolidated net sales, or $221,724,000, in the three months ended August 1, 1998 and 18.7% of consolidated net sales, or $173,242,000, in the same period last year and 19.9% of consolidated net sales, or $443,651,000, for the six months ended August 1, 1998 compared to 18.8% of net sales, or $347,932,000, for the same period last year. This growth is primarily attributable to expansion in Germany, Italy, Ireland, and Switzerland and strong internal growth in Canada and France.


     Gross Profit. Cost of sales includes merchandise, occupancy and delivery costs. Gross profit as a percentage of sales was 23.2% for the three months ended August 1, 1998 and 23.4% for the same period last year compared to 23.2% and 23.5% for the respective six-month periods. The slight decrease in the gross profit percentage reflects increased gross profit margins in the domestic office products business primarily attributed to enhanced vendor programs offset by lower gross profit margins in the services segment and international operations. The decrease in the services segment gross profit margins is primarily attributable to consolidation costs, increases in driver and vehicle related costs, and reductions in pricing. The decrease in the international gross profit margins primarily reflects expansions in Switzerland and Italy which have lower gross profit margins on their product mix compared to the product mix traditionally sold by Corporate Express, and lower gross profit margins in the United Kingdom due to continuation of inefficiencies resulting from facility and system integration and the addition of certain lower margin accounts.



     Warehouse Operating and Selling Expenses. Warehouse operating and selling expenses primarily include labor and administrative costs associated with operating regional warehouses and sales offices, selling expenses including commissions related to Corporate Express' direct sales force, and warehouse consolidation and relocation costs and expenses. Warehouse operating and selling expenses as a percentage of sales decreased to 16.1% for the three months ended August 1, 1998 from 17.3% for the same period last year and decreased to 16.3% from 17.4% for the respective six-month periods. The improvement in operating expenses as a percentage of net sales primarily reflects Corporate Express' efforts to leverage and streamline its operations, including the elimination of redundant facilities and positions.



     Corporate General and Administrative Expenses. Corporate general and administrative expenses include the central expense incurred to provide corporate oversight and support for regional operations, goodwill amortization and certain depreciation. Consolidated corporate general and administrative expenses increased slightly to 3.0% of net sales in the three months ended August 1, 1998 from 2.9% in the three months ended August 2, 1997 (the increase of 0.1% reflects increased goodwill amortization expense primarily from the DDI acquisition) and were consistent at 3.0% of net sales for the respective six-month periods. Consolidated corporate general and administrative expenses increased to $33,771,000 in the three months ended August 1, 1998 from $26,618,000 in the three months ended August 2, 1997 and to $66,873,000 from $55,712,000 for the respective six-month periods reflecting increased support for Corporate Express' expanded operations.


     Operating Profit. Consolidated operating profit increased to $45,446,000, or 4.1% of net sales, for the three months ended August 1, 1998 from $29,480,000, or 3.2% of net sales, in the same period last year. Consolidated operating profit increased to $87,289,000, or 3.9% of net sales, for the six months ended August 1, 1998 from $57,433,000, or 3.1% of net sales, in the same period last year. Operating profit for the product distribution segment increased to $47,010,000, or 5.0% of product distribution net sales, in the three months ended August 1, 1998 from $23,478,000, or 3.3% in the three months ended August 2, 1997, and increased to $86,908,000, or 4.7% from $45,261,000, or
3.2% for the corresponding six-month periods. The increase in operating profit as a percentage of net sales for the product distribution segment primarily reflects successful consolidation of operations which decreased expenses and continued focus on vendor support. Operating losses for the services segment of $1,564,000, or 0.8% of services net sales, in the three months ended August 1, 1998 compared to operating profit of $6,002,000, or 2.9% in the three months ended August 2, 1997, and operating profit decreased to $381,000, or 0.1% of services net sales, from $12,172,000, or 2.9% in the corresponding six-month periods. The decrease in operating profit as a percentage of net sales for the services segment reflects lower than expected performance at several delivery locations, expenses related to integration projects, enhanced employee benefit plans, and investments to hire and relocate many new members of the management team, partially offset by cost savings from the elimination of redundant personnel.

     Operating profit for international operations increased to 2.4% of international net sales in the three months ended August 1, 1998 from 1.2% in the three months ended August 2, 1997, and to 2.5% from 1.0% in the respective six-month periods, primarily reflecting improved performance in Australia, Germany and Canada, partially offset by reduced operating profits in the United Kingdom reflecting business disruptions from prior consolidation efforts.

     Interest Expense. Net interest expense of $21,787,000 in the three months ended August 1, 1998 increased from $9,530,000 in the three months ended August 2, 1997 and to $34,578,000 from $18,483,000 in the respective six-month periods primarily due to issuance of the new $350,000,000 9 5/8% Notes and increased borrowings under the new Senior Secured Credit Facility to fund the borrowings to finance the repurchase of common stock.


     Minority Interest. Minority interest expense of $761,000 in the three months ended August 1, 1998 compares to $612,000 in the three months ended August 2, 1997, and expense of $957,000 compares to income of $1,522,000 in the corresponding six-month periods. Minority interest for the current year reflects a 47.6% minority interest in Corporate Express Australia and in the prior period it also reflects a 49.0% minority interest in Corporate Express United Kingdom. Corporate Express acquired the remaining ownership interest in Corporate Express United Kingdom in June 1997.



     Extraordinary Item. The extraordinary loss of $4,477,000, net of tax of $2,862,000, in the three months ended August 1, 1998 represents the cost of early repayment of the 9 1/8% Senior Subordinated Notes Series B due 2004. The extraordinary loss of $5,581,000 in the six months ended August 1, 1998 also includes $1,104,000, net of tax of $706,000, reflecting the first quarter write-off of deferred financing costs related to the early extinguishment of Corporate Express' former Senior Credit Facility.


     Net Income. Excluding the extraordinary item, net income of $12,275,000 in the three months ended August 1, 1998 compared to $12,264,000 for the three months ended August 2, 1997 and increased to $28,087,000 from $24,674,000 in the corresponding six-month periods. Including the extraordinary item, net income of $7,798,000 in the three months ended August 1, 1998 compared to $12,264,000 for the three months ended August 2, 1997 and $22,506,000 compared to $24,674,000 in the corresponding six-month periods. The increase in the effective tax rate primarily reflects increased amortization of non-deductible goodwill and the absence of operating loss carryforwards which were recorded in prior year periods.

     Other. Goodwill at August 1, 1998 of $856,680,000 increased from $847,544,000 at January 31, 1998 reflecting net additions from acquisitions offset by current year amortization.

     The inventory balance at August 1, 1998 of $269,535,000 increased $18,427,000 from $251,108,000 at January 31, 1998 as a result of acquired inventories and inventory growth to support increased sales.

     Accrued purchase costs at August 1, 1998 of $8,968,000 decreased by $410,000 from the January 31, 1998 balance of $9,378,000, reflecting acquisition additions of $1,840,000 and usage of $2,250,000.

     The accrued merger and related costs balance at August 1, 1998 of $10,323,000 decreased by $5,189,000 from the January 31, 1998 balance of $15,512,000, reflecting current period usage.

  ELEVEN MONTHS ENDED JANUARY 31, 1998 AND FEBRUARY 1, 1997


     Net Sales. Consolidated net sales increased 22.7% to $3,573,311,000 in the eleven months ended January 31, 1998 from $2,911,189,000 in the same eleven-month period last year. Net sales for Corporate Express' product distribution segment increased 26.6% to $2,816,244,000 in the current eleven-month fiscal period from $2,224,203,000 in the same eleven-month period last year while net sales for its service segment increased 10.2% to $757,067,000 from $686,986,000 in the same periods. These increases were primarily attributable to 31 acquisitions in the eleven months ended January 31, 1998, the full year impact of 100 acquisitions completed in fiscal 1996, and strong internal growth reflecting increased market penetration in Corporate Express' products distribution business. This growth was partially offset by the elimination of low margin customers, the effect of closing or consolidating facilities, and the disposition of certain non-strategic businesses.

     International operations accounted for 18.8% of total sales or $671,567,000 in the eleven months ended January 31, 1998 and 17.5% of total sales or $509,734,000 in the same eleven-month period last year. Corporate Express expanded its international operations in Germany, Italy and Canada in the eleven months ended January 31, 1998 and entered markets in Ireland and Switzerland.


     Gross Profit. Cost of sales includes merchandise, occupancy and delivery costs. Consolidated gross profit as a percentage of sales was 23.5% for the eleven months ended January 31, 1998 compared to 24.2% for the same period in the prior year. The gross profit percentage of sales for the product distribution segment was 23.9% in the eleven months ended January 31, 1998 and 23.8% in the same eleven-month period last year. The gross profit percentage in the services segment was 21.9% in the eleven months ended January 31, 1998 compared to 25.7% in the same eleven-month period last year. The decrease in the gross profit percentage in the services segment is attributable to consolidation costs, increases in driver and vehicle related costs, and pricing concessions. Also affecting gross profit were lower international gross margins primarily as a result of increased competitive pressures and increased computer software sales (with lower gross margins), all of which were partially offset by increased vendor rebates as a result of improved programs.


     Warehouse Operating and Selling Expenses. Warehouse operating and selling expenses primarily include labor and administrative costs associated with operating regional warehouses and sales offices, selling expenses including commissions related to Corporate Express' direct sales force, and warehouse consolidation and relocation costs and expenses. Warehouse operating and selling expenses decreased as a percentage of sales to 17.0% in the eleven months ended January 31, 1998 from 17.5% in the same eleven-month period last year. This decrease is primarily attributable to Corporate Express' efforts to leverage and streamline its operations, including the elimination of redundant facilities and positions.



     Corporate General and Administrative Expenses. Corporate general and administrative expenses include the central expense incurred to provide corporate oversight and support for regional operations, goodwill amortization and depreciation. Corporate general and administrative expenses increased to $105,055,000 in the eleven months ended January 31, 1998 from $87,793,000 in the same eleven-month period last year reflecting Corporate Express' expanded operations. As a percentage of net sales, corporate general and administrative expenses decreased to 2.9% in the current period from 3.0% in the prior period. This decrease reflects Corporate Express' efforts to leverage these expenses over expanded operations, partially offset by increased goodwill amortization.



     Merger and Other Nonrecurring Charges. During the eleven months ended January 31, 1998, Corporate Express recorded $14,890,000 in net merger and other nonrecurring charges. The charge includes $4,485,000 of transaction costs incurred by DDI in connection with its merger with Corporate Express, costs related to the continued integration of the delivery service business and certain provisions for reductions in the workforce and facility closures at other locations including the planned closure of 34 facilities and reduction of 722 employees. These exit plans are expected to be completed by the end of fiscal 1998.


     Operating Profit. Consolidated operating profit increased 28.3% to $114,815,000 or 3.2% of net sales for the eleven months ended January 31, 1998 compared to operating profit of $89,520,000 or 3.0% of net sales in the same period last year. Before merger related and other nonrecurring charges, operating profit increased to $129,705,000 in the current period from $109,361,000 in the prior period due largely to internal growth and improved operating efficiencies. Before merger related and other nonrecurring charges, operating profit for the product distribution segment increased 42.0% to $112,961,000 or 4.0% of net product distribution sales in the current fiscal period from $79,549,000 or 3.6% of net sales in the same period last year. Operating profit before nonrecurring charges for the services segment decreased to $16,744,000 or 2.2% of net service sales in the current fiscal period from $29,812,000 or 4.3% of net service sales in the prior fiscal period. The decrease in operating profit for the services segment reflects poor performance at several delivery locations and expenses related to integration projects, partially offset by the cost savings from the elimination of redundant personnel. Operating profit before nonrecurring charges for international operations increased 114.0% to 2.0% of net international sales in the current eleven-month fiscal period from 1.2% of net international sales in the prior eleven-month fiscal period reflecting improved performance in Australia and Canada, partially offset by decreased operating profits in the United Kingdom. International operating profit before nonrecurring charges accounted for 11.7% of total product distribution operating profit in the current fiscal period and 7.8% in the prior fiscal period.


     Interest Expense. Net interest expense of $38,115,000 in the eleven months ended January 31, 1998 increased from $24,550,000 in the prior eleven-month fiscal period. This increase reflects increased borrowings under Corporate Express' previous credit facility (the "Old Credit Facility"), interest on acquired debt, and the sale in June 1996 of $325,000,000 aggregate principal amount of the Convertible Notes. The proceeds from the sale of the Convertible Notes and borrowings under the Old Credit Facility were used to fund acquisitions and provide the additional working capital required as a result of increased business and for general corporate purposes.



     Minority Interest. Minority interest income of $1,319,000 in the eleven months ended January 31, 1998 compares to income of $1,314,000 in the prior eleven-month fiscal period, reflecting a 47.6% minority interest in Corporate Express Australia and a 49.0% minority interest in Corporate Express United Kingdom through June 1997. Corporate Express acquired a majority ownership interest in Corporate Express Australia in May 1995 and a majority ownership interest in Corporate Express United Kingdom in December 1995. In June 1997, Corporate Express acquired the remaining 49.0% ownership interest in Corporate Express United Kingdom.



     Net Income. Net income of $44,404,000 in the eleven months ended January 31, 1998 increased 24.4% from net income of $35,708,000 in the prior eleven-month fiscal period. This increase reflects the increased profits from Corporate Express' mature product distribution operations, the lower merger and other nonrecurring charges recorded in the current eleven-month fiscal period and corporate expense leverage offset in part by higher goodwill amortization. Corporate Express experienced an effective tax rate of 44.4% in the fiscal 1997 period compared to 47.2% in the fiscal 1996 period. The tax rate for both periods reflects certain non-deductible merger costs and certain non-deductible goodwill.



     Other. The net accounts receivable balance at January 31, 1998 of $616,574,000 increased $122,375,000 from $494,199,000 at March 1, 1997 primarily as a result of acquired receivables and internal sales growth in existing regions. The allowance for doubtful accounts as a percentage of consolidated accounts receivable was 2.4% and 2.6% at the end of the fiscal 1997 and fiscal 1996 periods, respectively. Corporate Express' historical bad debt write-offs have been very low due to the high credit quality of its customers, resulting from Corporate Express' focus on large corporations, and the fact that in certain acquisitions the seller guarantees acquired receivables.


     The inventory balance at January 31, 1998 of $251,108,000 increased $63,550,000 from $187,558,000 at March 1, 1997 primarily as a result of acquired inventories and inventory growth to support increased sales.

     Goodwill at January 31, 1998 of $847,544,000 increased $175,577,000 from $671,967,000, reflecting additions from acquisitions of $197,250,000 (primarily attributable to the DDI acquisition) offset by current year amortization of $21,087,000 and reversals of $586,000.

     The accounts payable trade balance at January 31, 1998 of $354,915,000 increased $62,874,000 from $292,041,000 at March 1, 1997 primarily as a result of acquired trade payables and increased inventory purchases to support sales growth.

     Accrued purchase costs at January 31, 1998 of $9,378,000 decreased by $3,510,000 from the March 1, 1997 balance of $12,888,000. This decrease reflects acquisition additions of $6,365,000, payments of $9,289,000, and reversals of $586,000 reducing previously recorded goodwill.

  FISCAL YEARS 1996 AND 1995


     Net Sales. Consolidated net sales increased 69.0% to $3,196,056,000 in fiscal 1996 from $1,890,639,000 in fiscal 1995. Net sales for Corporate Express' product distribution segment increased 57.4% to $2,436,296,000 in fiscal 1996 from $1,548,175,000 in fiscal 1995 while net sales for its service segment increased 121.9% to $759,760,000 from $342,464,000 in the same periods. These increases were primarily attributable to 100 acquisitions in fiscal 1996 of which 77 were product based companies (48 domestic and

29 international) and 23 were service based companies (21 domestic and two international) and the acquisition of UT, which was accounted for as a pooling of interests with operations from March 3, 1996 (prior year results were immaterial). Also contributing to the sales increase was strong internal growth reflecting increased market penetration in product distribution.


     International operations accounted for 17.7% of total sales or $565,126,000 in fiscal 1996 and 12.6% of total sales or $238,201,000 in fiscal 1995. Corporate Express expanded its international operations in fiscal 1996 to include operations in New Zealand, Germany, France, and Italy.



     Gross Profit. Cost of sales includes merchandise, occupancy and delivery costs. Consolidated gross profit as a percentage of sales was 24.4% for fiscal 1996 compared to 24.7% for fiscal 1995. Included in cost of sales in fiscal 1995 is a merger related inventory provision of $5,952,000, representing 0.3% of sales. In fiscal 1995, Corporate Express made the decision to expand to new product categories, while discontinuing certain low-end products, to standardize core product lines and to eliminate certain inventory historically maintained for specific customers and wrote certain inventory down to its fair market value. Impacting the declining gross profit percentage in fiscal 1996 was the addition of a desktop software line of products which has substantially lower gross profit margins, and decreased gross margins in the delivery business.



     The gross profit percentage of sales for the product distribution segment was 24.0% in fiscal 1996 and 23.8% in fiscal 1995 (excluding the merger related inventory provision). The increase reflects gross margin improvement in all of the domestic office product distribution operations which was partially offset by lower margin sales from an acquired desktop software distributor. The improvement in domestic office product distribution gross profit is due, in part, to the expanded usage of Corporate Express' proprietary, full color catalog resulting in fewer wholesaler purchases and increased vendor rebates. The gross profit percentage in the services segment was 25.5% in fiscal 1996 compared to 30.8% in fiscal 1995. The decrease in the gross profit percentage in the service segment is primarily attributable to the acquisition of UT which had lower gross profit margins than other delivery services operations.



     Warehouse Operating and Selling Expenses. Warehouse operating and selling expenses primarily include labor and administrative costs associated with operating regional warehouses and sales offices, selling expenses and commissions related to Corporate Express' direct sales force, and warehouse assimilation costs. Warehouse operating and selling expenses decreased as a percentage of sales to 17.6% in fiscal 1996 from 18.1% in fiscal 1995. This decrease is primarily attributable to Corporate Express' efforts to leverage and streamline its operations and to the software distribution operation and UT, both of which have lower operating expenses as a percentage of sales.



     Corporate General and Administrative Expenses. Corporate general and administrative expenses increased to $95,101,000 in fiscal 1996 from $49,742,000 in fiscal 1995, reflecting Corporate Express' expanded operations. As a percentage of net sales, corporate general and administrative expenses increased to 3.0% in fiscal 1996 from 2.6% in fiscal 1995. This increase reflects increased goodwill amortization resulting from purchase acquisitions in fiscal 1995 and fiscal 1996 and costs associated with developing a larger corporate staff to support acquisition efforts and expanded operations, including an expanded information system staff.



     Merger and Other Nonrecurring Charges. During fiscal 1996, Corporate Express recorded $19,840,000 in net merger and other non-recurring charges primarily in conjunction with the acquisitions of Nimsa, UT, Sofco and HMI. Of the total charge, a net $12,366,000 was recorded in the third quarter and $7,474,000 was recorded in the fourth quarter of fiscal 1996. The third quarter charge is comprised of merger and other nonrecurring charges primarily in conjunction with the acquisitions of UT and Nimsa, offset by $7,571,000 in adjustments to the merger and other nonrecurring charge established in the fourth quarter of fiscal 1995. The fiscal 1995 charge included an exit plan for the integration of the newly acquired delivery business into Corporate Express' core product distribution business. In the third quarter of fiscal 1996, nine months after the creation of the original exit plan, Corporate Express acquired UT, approximately doubling its delivery services capacity. At that time, Corporate Express adopted a new plan to integrate the delivery services business separate from the core product distribution business. In connection with the new exit plan, Corporate Express evaluated its facility and personnel requirements and identified duplicate facilities consistent with the new plan. As a result of this new plan, the closure of thirteen delivery facilities and five distribution facilities, incorporated in the original fiscal 1995 plan, was superseded. The third quarter fiscal 1996 charge includes the planned closure of 115 facilities and reduction of approximately 485 employees. The fourth quarter fiscal 1996 charge primarily reflects the actual costs of completing the acquisitions of Sofco and HMI. (See
Note 4 to the Consolidated Financial Statements).

     Operating Profit. Consolidated operating profit was $100,490,000, or 3.2% of net sales, in fiscal 1996, compared to operating profit of $38,160,000, or 2.1% of net sales, in fiscal 1995. Before merger related and other nonrecurring charges, operating profit increased 48.6% to $120,330,000 in fiscal 1996 from $80,950,000 in fiscal 1995, reflecting increased acquisitions, internal growth and improved operating efficiencies. Before merger related and other nonrecurring charges, operating profit for the product distribution segment increased 52.1% to $88,802,000, or 3.6% of net sales, in fiscal 1996 from fiscal 1995 operating profit of $58,394,000 or 3.8% of net sales. Operating profit before nonrecurring charges for the service segment increased 39.8% to $31,528,000, or 4.1% of net sales, in fiscal 1996 from $22,556,000, or 6.6% of net sales, in fiscal 1995. The decrease in operating profit for the service segment as a percentage of sales reflects the results of UT which had lower operating margins, poor performance at several delivery locations and expenses related to consolidation projects. Operating profit before nonrecurring charges for international operations decreased to 1.1% of net international sales in fiscal 1996 from 3.9% of net international sales in fiscal 1995 reflecting operating losses in Australia related to warehouse consolidation projects and expansion to new European markets, partially offset by increased operating profits in Canada. International operating profit before nonrecurring charges accounted for 6.8% of total office products operating profit in fiscal 1996 and 15.8% of total office products operating profit in fiscal 1995.

     Interest Expense. Net interest expense of $26,949,000 in fiscal 1996 increased from $17,968,000 in fiscal 1995. This increase reflects increased borrowings under the Old Credit Facility and the sale of $325,000,000 aggregate principal amount of the Convertible Notes. The proceeds from the sale of the Convertible Notes were used to fund acquisitions and provide the additional working capital required as a result of increased business and general corporate purposes.

     Minority Interest. Minority interest income of $1,860,000 in fiscal 1996 compares to an expense of $1,436,000 in fiscal 1995, reflecting a 47.6% minority interest in the operating losses at Corporate Express Australia partially offset by a 49.0% minority interest in operating profits in Corporate Express United Kingdom.


     Net Income. Net income of $41,996,000 in fiscal 1996 compares to net income of $5,551,000 in fiscal 1995. This increase reflects the increased profits from Corporate Express' more mature operations, the lower merger and other nonrecurring charges recorded in fiscal 1996 and the purchase acquisitions. Corporate Express experienced an effective tax rate of 45.6% in fiscal 1996 compared to 62.6% in fiscal 1995. The fiscal 1995 tax rate reflects certain non-deductible merger costs, the utilization of certain net operating losses ("NOLs"), and certain non-deductible goodwill. The fiscal 1996 tax rate reflects certain non-deductible merger costs and certain non-deductible goodwill. The principal reason the 1995 effective tax rate exceeds the 1996 rate is the higher level of non-deductible merger costs in fiscal 1995.


  FISCAL YEARS 1995 AND 1994

     Net Sales. Net sales increased 65.1% to $1,890,639,000 in fiscal 1995 from $1,145,151,000 in fiscal 1994. Net sales in the product distribution segment increased 67.4% to $1,548,175,000 in fiscal 1995 from $924,886,000 in fiscal
1994, while the service segment increased 55.5% to $342,464,000 from $220,265,000 in the same periods. These increases were primarily attributable to 51 acquisitions, of which 28 were product based companies (17 domestic and 11 international), seven were repurchases of computer product franchises by Young, and 16 were service based companies principally in the delivery services business (all domestic). Also contributing to the sales increase was the inclusion of the results of operations of acquisitions accounted for as purchases during fiscal 1995 and internal growth.

     Gross Profit. Consolidated gross profit as a percentage of sales was 24.7% for fiscal 1995 compared to 25.3% for fiscal 1994. Included in cost of sales for fiscal 1995 is a merger related inventory provision of $5,952,000. The gross profit percentage, excluding the merger related inventory provision was 25.0% in fiscal

1995. The gross profit percentage in product distribution, excluding the merger related inventory provision was 23.8% in fiscal 1995 compared to 23.9% in fiscal 1994 and services segment gross profit percentage was 30.8% in fiscal 1995 compared to 31.3% in fiscal 1994. Decreases in services are primarily attributable to increased delivery costs resulting from unusually severe weather in the Northeast.

     Warehouse Operating and Selling Expenses. Warehouse operating and selling expenses decreased as a percentage of sales to 18.1% in fiscal 1995 from 19.1% in fiscal 1994. This decrease reflects cost savings as a result of the implementation of the Corporate Express business model at certain regional warehouses, which includes centralizing certain administrative functions. Also contributing to this decrease is a reduction of approximately $3,100,000 in Delivery compensation expense which was eliminated in fiscal 1995 pursuant to agreements made in connection with companies acquired in poolings of interest acquisitions.


     Corporate General and Administrative Expenses. As a percentage of net sales, corporate general and administrative expenses were 2.6% in both fiscal 1995 and fiscal 1994. Expenses increased to $49,742,000 in fiscal 1995 from $29,624,000 in fiscal 1994, reflecting Corporate Express' expanded operations.



     Merger and Other Nonrecurring Charges. During the fourth quarter of fiscal 1995, Corporate Express recorded $36,838,000 in merger and other nonrecurring charges (in addition to $5,952,000 in merger related inventory provisions) primarily in conjunction with the acquisitions of Delivery and Young. The charges include the actual costs of completing the acquisitions and additional costs associated with a plan to integrate the combined companies' operations. The major activities associated with the plan include merging various Delivery and Young facilities into Corporate Express locations, closing duplicate facilities and centralizing certain administrative functions. These merger and other nonrecurring charges include merger transaction related costs of $13,273,000; severance and employee termination costs of $7,457,000 (representing approximately 760 employees); facility closure and consolidation costs of $9,693,000; and other asset write-downs and costs of $6,415,000. Of the $36,838,000 charges, $7,724,000 are non-cash charges.



     Operating Profit. Operating profit of $38,160,000 in fiscal 1995 compares to operating profit of $40,953,000 in fiscal 1994. Operating profit before nonrecurring charges for product distribution increased to $58,394,000 in fiscal 1995 from $29,811,000 in fiscal 1994. This increase reflects the contribution of acquired companies and increased regional operating profits at Corporate Express' other regional operations. Operating profit before nonrecurring charges for services increased to $22,556,000, or 6.6% of net sales, in fiscal 1995 from $11,142,000, or 5.1% of net sales, in fiscal 1994.



     Interest Expense. Net interest expense increased to $17,968,000 in fiscal 1995 from $16,915,000 in fiscal 1994. Increases due to the elimination of the 0.5% per annum additional illiquidity payment of the 9 1/8% Notes effective upon completion of a registered exchange offer in March 1995 and principal reductions on the line of credit using funds from the public offerings of Common Stock completed in March 1995 and September 1995 were offset by higher levels of Delivery, Young and HMI debt outstanding as a result of their increased borrowings to fund acquisitions and to provide the additional working capital required as a result of increased business. On February 27, 1996, Corporate Express borrowed on its line of credit and repaid in full, as required under its terms, the Young revolving line of credit balance of $10,809,000 which bore interest at prime plus 1.25%, the Young subordinated debt of $11,930,000 which bore interest at 17.5% and debt payable to the selling shareholders of $10,834,000 which bore interest at 9.75%. The Delivery bank credit facility became due as of the acquisition date due to a change of control provision. This facility was amended to expire on May 31, 1996 to provide time for Corporate Express to renegotiate its primary bank revolver, which has been completed and the Delivery credit facility has been repaid. See "Liquidity and Capital Resources."


     Extraordinary Item. The extraordinary gain of $586,000, net of tax, in the second quarter of fiscal 1994 related to the repurchase of $10,000,000 principal amount of the 9 1/8% Notes.


     Net Income. Net income of $5,551,000 in fiscal 1995 decreased compared to a net income of $16,496,000 in fiscal 1994. This decrease reflects the merger and other nonrecurring charges recorded in fiscal 1995 offset by contributions from purchase acquisitions and increased profits from Corporate Express' more mature operations. The pre-tax profitability is reduced by an increase in the effective tax rate to 62.6% in fiscal 1995 from 33.7% in fiscal 1994. The fiscal 1995 tax rate reflects certain non-deductible merger costs, international tax rates, the utilization of certain NOLs, and certain non-deductible goodwill. The fiscal 1994 tax rate included the utilization of certain NOLs and certain non-deductible goodwill. The principal reason the 1995 effective tax rate exceeds the 1994 effective tax rate is the non-deductibility of certain merger costs. The fiscal 1994 period included in net income an extraordinary gain of $586,000, net of tax, related to the repurchase of $10,000,000 principal amount of the 9 1/8% Notes.

LIQUIDITY AND CAPITAL RESOURCES


     Historically, Corporate Express has financed its operations through internally generated funds and borrowings from commercial banks and has financed its acquisitions through the use of such funds and the issuance of equity and debt securities.



     On February 5, 1998 Corporate Express announced a Dutch Auction issuer tender offer to purchase for cash up to 35,000,000 shares of its issued and outstanding common stock, par value $.0002 per share. The terms of the tender offer invited Corporate Express' shareholders to tender up to 35,000,000 shares of Corporate Express' common stock to Corporate Express at prices not greater than $11.50 nor less than $10.00 per share, as specified by the tendering shareholders. On April 10, 1998, Corporate Express closed the tender offer and purchased 35,000,000 shares tendered at a price of $10.75 per share. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration were returned to shareholders. Corporate Express funded the purchase of such shares and the payment of related fees and expenses through the New Credit Facility. The New Credit Facility consists of a $250,000,000 seven-year term loan and a $750,000,000 five-year revolving credit facility. The New Credit Facility is guaranteed by substantially all domestic subsidiaries of Corporate Express and is collateralized by all tangible and intangible property of the guarantors including inventory and accounts receivables. At the borrower's option interest rates are at a base rate or a Eurodollar rate plus an applicable margin determined by a leverage ratio as defined in the loan agreements. The term loan's interest rate ranges from 0.25% to 0.75% above the revolving loan interest rate. Corporate Express is subject to usual covenants customary for this type of facility including financial covenants. The available funds may be used for general corporate purposes, including permitted acquisitions and permitted share repurchases including the Share Repurchase and other share repurchases. As of August 31, 1998, Corporate Express had $480,597,000 outstanding (which includes outstanding Letters of Credit) under the New Credit Facility and an unused borrowing capacity of $519,403,000.



     Corporate Express' Board of Directors has recently authorized the repurchase of shares of common stock from time to time in open market transactions, block purchases, privately negotiated transactions and otherwise, at prevailing prices. Financing for such purchases is available through the New Credit Facility, as well as from cash flow from operations. In addition to the 35,000,000 shares repurchased on April 10, 1998 (described above), Corporate Express has repurchased (through August 31, 1998) approximately 2,473,000 shares in total, of which 430,000 shares were purchased in the second fiscal quarter of 1998, and the balance was purchased in August 1998.



     On April 22, 1998 Corporate Express' Old Credit Facility was replaced and paid in full with proceeds from the New Credit Facility. Approximately $1,810,000 of deferred financing costs related to the Old Credit Facility were expensed in the first quarter of fiscal 1998 and are shown as an extraordinary item of $1,104,000, net of tax of $706,000.



     On May 29, 1998 Corporate Express issued $350,000,000 principal amount of the Old Notes. The Old Notes are guaranteed by all material domestic subsidiaries of Corporate Express and are subordinated in right of payment to all senior debt. On or after June 1, 2003 through maturity the Old Notes may be redeemed at the option of Corporate Express, in whole or in part, at redemption rates ranging from 104.813% to 100%. At any time on or before June 1, 2001 Corporate Express may redeem up to 35% of the notes with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 109.625% of the principal amount thereof, subject to certain restrictions. Semi-annual interest payments are due on June 1 and December 1 commencing on December 1, 1998. A portion of the proceeds from the sale of the Old Notes was used to retire the 9 1/8% Notes pursuant to the Tender Offer and the Consent Solicitation and to repay a portion of the New Credit Facility. As a result of the early extinguishment of the 9 1/8% Notes, Corporate Express incurred an extraordinary loss of $7,339,000 ($4,477,000 net of tax). Corporate Express settled an interest rate hedging contract based on $300,000,000 of U.S. Treasury notes related to the completed Old Note Offering. The cost of the settlement of the contract was $7,271,000 and will be amortized over the ten-year term of the Notes as an adjustment to the effective interest rate of the debt instrument bringing the effective interest rate to 9.83%.



     During the eleven months ended January 31, 1998, Corporate Express invested $24,572,000 net cash and approximately 14,895,000 shares of common stock in its acquisition program. Total liabilities assumed in connection with these acquisitions were $171,928,000. In addition, Corporate Express made payments of approximately $8,797,000 and issued approximately 252,000 shares of common stock related to acquisitions completed in prior fiscal years.



     During the six months ended August 1, 1998 and the eleven months ended January 31, 1998, Corporate Express had capital expenditures of $46,878,000 and $82,959,000, respectively, for warehouse reconfigurations, computer systems and software, telecommunications equipment, delivery vehicles, leasehold improvements and investments in facilities. Corporate Express continues to invest in advanced facilities, the development of its proprietary computer software, and the upgrade of its computer systems.


     Significant uses of cash in the six months ended August 1, 1998 were as follows: repurchase of common stock of $383,980,000, capital expenditures of $46,878,000, cash paid for acquisitions of $25,664,000, debt issuance costs of $32,188,000, net payments on lines of credit of $61,497,000 and other uses of $2,246,000, partially offset by net proceeds from debt of $510,966,000, and operating activities of $27,452,000. Significant uses of cash in the eleven months ended January 31, 1998 were as follows: capital expenditures of $82,959,000, cash paid for acquisitions of $33,369,000, net debt repayments of $10,393,000, retirement of DDI bonds of $62,178,000, and net other uses of $2,168,000, partially offset by cash provided by net borrowings on lines of credit of $122,376,000, operating activities of $26,916,000, proceeds from the sale of assets of $21,100,000, issuance of common stock of $8,104,000, and issuance of subsidiary common stock of $2,434,000.


     Corporate Express expects net capital expenditures for fiscal 1998 of approximately $80,000,000 comprised of approximately $59,000,000 to be used for upgrading and enhancing its information systems and telecommunications equipment and approximately $21,000,000 for warehouse reconfigurations and equipment. Actual capital expenditures for fiscal 1998 may be greater or less than expected amounts.



     Corporate Express continues to make substantial investments in the development and enhancement of its proprietary computer software applications. During fiscal 1997, Corporate Express completed the development and implementation of its ISIS computer software for its national account customers and successfully launched the internet version of E-Way, its electronic commerce, ordering and fulfillment system. Corporate Express began amortizing its ISIS national account software and E-way in fiscal 1997 over a seven-year and five-year life, respectively, on a straight-line basis. All costs associated with the maintenance and production of its ISIS national account software are being expensed as incurred. The integrated divisional version of the ISIS software continues to be developed and is currently in beta test mode at two operating divisions. As of August 1, 1998, Corporate Express estimates that the costs to complete and implement ISIS integrated divisional software will be approximately $40 million and the software will be implemented at all existing domestic office products distribution centers by the end of fiscal 2002.



     During fiscal 1996, Corporate Express acquired, for a net cash purchase price of $241,846,000 and 5,542,000 shares of common stock, 77 office products distributors and 23 service companies. Of these 100 acquisitions, 86 were accounted for as purchases and 14 were accounted for as immaterial poolings of interest. In addition, Corporate Express acquired UT, which was accounted for as a pooling of interests with financial results included from March 3, 1996 for 6,332,000 shares of common stock. Total liabilities assumed in connection with these acquisitions were $282,777,000 (including accounts payable and assumed debt). In addition, Corporate Express made payments of approximately $13,984,000 related to prior acquisitions. Included in the net cash purchase price of $241,846,000 is the purchase of ASAP, a computer software distribution company, in May 1996 for approximately $98,000,000 in cash offset by cash acquired of approximately $14,000,000.

     On June 24, 1996, CEI issued $325,000,000 aggregate principal amount of Convertible Notes which are structurally subordinated to the Notes. The notes are convertible into CEI's common stock at a conversion price of $33.33 per share, subject to adjustments under certain conditions. A portion of the proceeds from the sale of the Convertible Notes was used to repay a previous credit facility and an acquisition note payable with the remaining proceeds being used to fund acquisitions and for other general corporate purposes.


     Cash and cash equivalents increased by $24,686,000 in fiscal 1996. This increase reflects proceeds of $325,000,000 from issuance of the Convertible Notes, net borrowings on lines of credit of $104,382,000 and cash from operations of $25,753,000, offset by capital expenditures of $119,639,000, payments for acquisitions of $255,830,000, repayment of debt of $64,893,000 and net other additions of $9,913,000. Net cash provided by operating activities of $25,753,000 reflects cash generated by net income plus non-cash expenses, primarily depreciation and amortization, offset by an increase in accounts receivable, inventories, and accrued liabilities reflecting increased sales. The repayment of debt is primarily debt of acquired operations.


     During fiscal 1995, Corporate Express purchased 45 companies for a net cash purchase price of $96,971,000 and newly issued securities representing a 52.5% interest in Corporate Express Australia for a net cash outlay of $98,000 ($16,785,000 purchase price less cash acquired of $16,687,000). Corporate Express also repurchased seven computer product franchises for $21,187,000. Total liabilities assumed in connection with these acquisitions were $118,447,000 (including accounts payable and assumed debt). In addition, Corporate Express made payments of approximately $6,044,000 related to acquisitions completed in fiscal 1994. During fiscal 1995, Corporate Express sold its high-end furniture business for $4,362,000, which was acquired as part of the acquisition of Joyce International, Inc.'s office products division ("Joyce"). The sale was contemplated at the time of the Joyce acquisition and was reflected in the financial statements accordingly.



     Cash and cash equivalents increased by $14,314,000 in fiscal 1995. This increase reflects net proceeds from the sale of common stock of $449,288,000 (primarily from the March and September 1995 public offerings) offset by the purchase of common stock held by OfficeMax, Inc. for $195,831,000, net payments on the line of credit of $18,871,000, payments for capital expenditures during fiscal 1995 of $53,124,000, cash paid for acquisitions of $124,300,000, cash used in operating activities and repayment of debt of $99,838,000 and net other additions of $56,990,000. Net cash used in operating activities of $16,433,000 reflects cash generated by net income plus non-cash expenses offset by an increased investment in accounts receivable and inventories reflecting increased sales and the introduction of Corporate Express' catalog into acquired operations. The repayment of debt includes the repayment of debt of acquired companies.



     CEI and each of the Subsidiary Guarantors have fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest on the Notes. These guarantees are expressly subordinate to all Senior Debt of CEX, CEI and the guarantor subsidiaries, including the New Credit Facility. Substantially all of CEX's income and cash flow is generated by it's subsidiaries. As a result, funds necessary to meet CEX's debt service obligations are provided in large part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of CEX's subsidiaries, could limit CEX's ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Notes. In addition, certain of CEX's subsidiaries are not included among the guarantor subsidiaries and such subsidiaries will not be obligated with respect to the Notes. As a result, the claims of creditors of such non-guarantor subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of CEX, including holders of the Notes.



     Corporate Express believes that the borrowing capacity under the New Credit Facility, together with proceeds from future debt and equity financings, in addition to Corporate Express' cash on hand, capital resources and cash flows from operations, will be sufficient to fund Corporate Express' ongoing operations, anticipated capital expenditures and acquisition activity for the next twelve months. However, actual capital needs may change, particularly in connection with acquisitions which Corporate Express may complete in the future.

INFLATION


     Certain of Corporate Express' product offerings, particularly paper products, have been and are expected to continue to be subject to significant price fluctuations due to inflationary and other market conditions. Corporate Express generally is able to pass such increased costs on to its customers through price increases, although it may not be able to adjust its prices immediately. Significant increases in paper, fuel and other costs in the future could materially affect Corporate Express' profitability if these costs cannot be passed on to customers. In general, Corporate Express does not believe that inflation has had a material effect on its results of operations in recent years. However, there can be no assurance that Corporate Express' business will not be affected by inflation in the future.


SEASONALITY AND QUARTERLY RESULTS


     Corporate Express' product distribution business is subject to seasonal influences. In particular, net sales and profits in the United States, Canada and Europe are typically lower in the summer months due to lower levels of business activity. Because cost of sales includes delivery and occupancy expenses, gross profit as a percentage of net sales may be impacted by seasonal fluctuations in net sales, higher delivery costs during inclement weather, and the acquisition of less efficient operations. Quarterly results may be materially affected by the timing of acquisitions and the timing and magnitude of acquisition integration costs. Therefore, the operating results for any three month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.



     Revenues and profit margins from Corporate Express' local delivery services are subject to seasonal variations. Prolonged inclement weather can have an adverse impact on Corporate Express' business to the extent that transportation and distribution channels are disrupted.


ACCOUNTING STANDARDS


     Corporate Express is required to adopt SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in the fourth quarter of fiscal 1998. SFAS No. 131 will supersede the business segment disclosure requirements currently in effect under SFAS No. 14. SFAS No. 131, among other things, establishes standards regarding the information a company is required to disclose about its operating segments and provides guidance regarding what constitutes a reportable operating segment. Corporate Express is currently evaluating disclosures under SFAS No. 131 compared to current disclosures.



     Corporate Express is required to adopt the disclosure requirements of SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," in the fourth quarter of fiscal 1998. SFAS No. 132 revises disclosure requirements for such pension and postretirement benefit plans to, among other things, standardize certain disclosures and eliminate certain other disclosures no longer deemed useful. SFAS No. 132 does not change the measurement or recognition criteria for such plans.



     On March 4, 1998, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SOP) 98-1 providing guidance on accounting for the costs of computer software developed or obtained for internal use. The effective date of this pronouncement is for fiscal years beginning after December 15, 1998. Corporate Express is in the process of reviewing its current policies of accounting for costs associated with internal software development projects and how they may be affected by SOP 98-1. Corporate Express believes its current policies are materially consistent with the SOP, however, the ultimate impact on Corporate Express' future results of operations has not yet been determined.


IMPACT OF THE YEAR 2000


     The Year 2000 issue is a result of computer programs being written using two digits rather than four to define the applicable year. Any of Corporate Express' computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system/job failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar business activities.



     Corporate Express' ISIS computer software has been designed with the Year 2000 issue in mind, and Corporate Express believes it is Year 2000 compliant; however, Corporate Express utilizes many different systems and software programs to process and summarize business transactions. Corporate Express is continuing the evaluation of its various operating systems and determining the additional remediation efforts required to ensure its computer systems will properly utilize dates beyond December 31, 1999. Preliminary results of this assessment have revealed that remediation efforts required will vary from system to system. For example, it appears some systems will not require any additional programming efforts, while others may require significant programming changes.



     Corporate Express has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which Corporate Express is vulnerable to those third parties' failure to remediate their own Year 2000 issue. However, there can be no guarantee that the systems of other companies on which Corporate Express' systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with Corporate Express' systems, would not have a material adverse effect on Corporate Express.



     For those systems identified as non-compliant, Corporate Express has begun and, in certain cases, completed remediation efforts. Corporate Express will utilize both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. Corporate Express plans to complete the Year 2000 project before January 31, 1999. The total estimated cost of the Year 2000 project is estimated to be between $6,000,000 and $8,000,000 and is being funded through operating cash flows. These costs are not expected to be material to Corporate Express' consolidated results of operations. Of the total project cost, approximately $2,000,000 is attributable to the purchase of new software or equipment which will be capitalized. The remaining $4,000,000 to $6,000,000 will be expensed as incurred. In a number of instances, Corporate Express may decide to install new software or upgraded versions of current software programs which are Year 2000 compliant. In these instances, Corporate Express may capitalize certain costs of the new system in accordance with current accounting guidelines.



     Corporate Express presently believes that with modifications to existing software and conversions to new software for those sites which it believes may be effected, the Year 2000 issue can be mitigated. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material adverse effect on the operations of Corporate Express.



     The costs of the project and the date on which Corporate Express plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.


MARKET RISK


     Corporate Express is primarily exposed to currency exchange-rate risk with respect to its transactions and net assets denominated in Canadian and Australian Dollars, U.K. Pound Sterling, French Francs, German Marks, Irish Pounds, Swiss Francs and Italian Lira. Business activities in various currencies expose Corporate Express to the risk that the eventual net dollar cash inflows resulting from transactions with foreign customers and suppliers denominated in foreign currencies may be adversely affected by changes in currency exchange rates.

                                    BUSINESS
OVERVIEW


     Corporate Express is a leading global provider of non-production goods and services to large corporations that value innovative procurement solutions. Corporate Express believes it has developed a unique "Corporate Supplier" model which focuses on providing its customers with a broad array of non-production goods and services while reducing the customer's overall procurement costs and providing a high level of customer service. The products and services provided by Corporate Express include office supplies, computer and imaging supplies, computer desktop software, office furniture, advertising specialties, custom business forms, forms management services, printing, cleaning and service supplies, same-day local delivery services and distribution logistics management.



     Corporate Express has grown internally and through strategic acquisitions to a global enterprise with locations throughout the United States and in various international markets. Corporate Express' pro forma net sales for the twelve months ended January 31, 1998 has increased to $4.1 billion from net sales of $1.1 billion for fiscal 1994.



     Corporate Express' target customers are large corporations which Corporate Express believes increasingly seek to reduce their cost of procuring non-production goods and services, including the time and effort spent managing functions that are not considered core to their operations. Corporate Express believes that, as part of such effort, corporations seek to reduce their number of suppliers in order to eliminate the internal costs associated with complex and varied ordering procedures, multiple invoices, multiple deliveries, uneven service levels and inconsistent product availability. In addition, many large corporations operate from multiple locations and benefit from selecting suppliers who can provide service to their national and international locations. Corporate Express markets its products and services to existing and prospective customers through a direct sales force and delivers its products and services utilizing approximately 700 world wide locations including over 90 distribution centers and a fleet of over 10,000 owned or contracted vehicles.


CORPORATE SUPPLIER STRATEGY


     Corporate Express' Corporate Supplier strategy is designed to reduce its customers' total costs, including their internal costs incurred in managing the procurement of non-production goods and services. Corporate Express believes that customers value Corporate Express' broad product and service offerings, low cost structure, extensive geographic coverage and delivery capabilities. Corporate Express also believes that its customers value the high level of service Corporate Express provides through its account relationship managers, same-day delivery, customized pricing, product availability, electronic interfaces and customized reporting.



     Corporate Express seeks to continually reduce its merchandise and operating costs, enabling it to offer its customers competitive prices while increasing its operating margins. Corporate Express is able to reduce such costs primarily through utilizing its increasing purchasing power and advanced information systems. By purchasing most of its products directly from manufacturers in large volumes and limiting the number of manufacturers represented in its proprietary, full-color catalog, Corporate Express is able to obtain increasing volume discounts and allowances from its vendors. Corporate Express believes its information systems represent a key strategic advantage differentiating Corporate Express from its competitors while permitting it to achieve cost savings, provide unique capabilities to its customers, and centrally manage its operations. Corporate Express intends to continue improving and enhancing the capabilities of its information systems which will enable Corporate Express to further differentiate its product and service offerings, while increasing its operating margins.


GROWTH STRATEGY


     Corporate Express has historically grown primarily through strategic acquisitions. Corporate Express believes that it has substantially completed its infrastructure and, accordingly, its growth strategy is now focused primarily on internal growth combined with selective strategic acquisitions. Corporate Express plans to increase sales to existing customers by cross-selling its expanded product and service offerings and by developing existing customers into multi-regional, national or international accounts. Corporate Express seeks to attract new customers, including national and international accounts, through its marketing efforts and the use of its direct sales force. Corporate Express continues to expand its product depth, while also expanding its geographic coverage outside the United States and its sales efforts in all geographic regions.


OPERATING STRATEGY


     Corporate Express intends to continue to increase its revenues and profitability through continued implementation of its Corporate Supplier and growth strategies, including the following key elements:



     Provide a Broad Offering of Products and Services. Corporate Express believes that large corporations are focused on minimizing their total procurement costs, including internal costs, by reducing their total number of suppliers to a small group of reliable and cost-efficient partners. Corporate Express believes that its broad product and service offerings and extensive distribution network provide Corporate Express with an important competitive advantage in servicing these large corporations. Over the last several years, Corporate Express has expanded its product offerings to include forms printing and management, same-day local delivery services, distribution logistics management, advertising specialties and computer and imaging supplies. Corporate Express' extensive product and service offerings enable it to reduce customer procurement costs, including costs associated with dealing with multiple vendors, such as multiple invoices, deliveries, ordering procedures, uneven service levels and inconsistent product availability, while also fulfilling its customers' broad service and delivery requirements.



     Focus on Large Corporations. Corporate Express believes that its transition from a regional contract stationer to a full service Corporate Supplier is substantially complete in the United States and that Corporate Express is positioned to effectively and profitably service large, multi-location customers. Moreover, Corporate Express believes that these large customers value Corporate Express' broad product and service offerings, extensive geographic distribution network, high customer service levels and sophisticated information systems. Larger customers typically utilize many of Corporate Express' capabilities, which enhances Corporate Express' purchasing power and economies of scale. Approximately 90% of the Fortune 500 companies, including General Motors Corporation, Hewlett-Packard Company, Oracle Corporation, AT&T Corporation, The Walt Disney Company, IBM Corporation and Exxon Corporation, order a portion of their required non-production goods or services from one or more of Corporate Express' business segments.



     Provide Superior Customer Service. Corporate Express believes that its customers value the high level of customer service which Corporate Express provides through its experienced direct sales force, sophisticated information systems and highly efficient global distribution network. Corporate Express' Corporate Supplier model enables it to differentiate itself from competitors by offering its customers important services including reliable delivery, a broad product assortment, national account service, electronic interfaces, customized reporting and other customized services. A key element to providing these services is Corporate Express' advanced computer systems which, when installed or linked to a customer's systems, provide significant cost savings for both Corporate Express and the customer and enhanced access to information.



     Enhance and Utilize Purchasing Power. Corporate Express believes that the large volume of its purchases combined with its centralized purchasing and merchandising operation provides Corporate Express with an important competitive advantage. Corporate Express continually seeks to reduce its merchandise costs, enabling it to offer its customers competitive prices while increasing its margins. By purchasing most of its products directly from manufacturers in large volumes and limiting the number of manufacturers represented in its catalogs, Corporate Express is increasingly able to improve its vendor terms, including earning increased volume discounts and allowances.



     Consolidate and Upgrade Facilities. Corporate Express has historically grown internally and through numerous acquisitions of small office products and service companies. Corporate Express seeks to increase the sales, profitability and asset productivity of its acquisitions by combining them with Corporate Express' existing operations, implementing Corporate Express' business model, eliminating redundant facilities and upgrading certain existing facilities. The process of integrating acquisitions and consolidating facilities often has certain short-term adverse effects on operations including, in certain cases, increased operating costs associated with consolidation or relocation of facilities and a reduction in sales as smaller, unprofitable accounts are discontinued. Once completed, however, facility consolidations allow Corporate Express to reduce its operating costs, enhance its customer service and increase its revenues and profitability as management's attention shifts from managing the consolidations to increasing account penetration. Because Corporate Express has completed a majority of the planned facility consolidations in its domestic office products business and in several of its international markets, Corporate Express believes that it is well-positioned to expand its operating margins over the next several years.



     Utilize Proprietary Computer Software and Systems. Corporate Express believes that its proprietary software and information systems represent key strategic advantages which enable Corporate Express to achieve cost savings, provide superior customer service and centrally manage its operations. Corporate Express has made substantial investments in the development and enhancement of its proprietary computer software applications and believes that its software and information systems are the most sophisticated in the industry. Corporate Express' proprietary software is protected under general copyright law and Corporate Express is pursuing patent protection with respect to certain features of the software. In most instances, Corporate Express uses confidentiality agreements with third parties to protect disclosure of its proprietary software. During fiscal 1997, Corporate Express completed the development and implementation of its ISIS computer software for its national account customers and successfully launched the internet version of E-Way, its electronic commerce, ordering and fulfillment system. Corporate Express' proprietary ISIS system utilizes three-tier client/server architecture that allows customers and suppliers to better communicate with Corporate Express while providing lower operating costs and streamlined operations.


INDUSTRY OVERVIEW


     In many non-production goods and services business sectors, including office products and same-day local delivery, competition is fragmented and includes many small local or regional providers. Corporate Express believes that the desire of large corporations to reduce their procurement costs by decreasing their number of suppliers to a small group of reliable and cost-effective partners will continue to cause the consolidation of many currently fragmented product segments, as well as consolidation between separate sectors where the key differentiation among suppliers will be their relative ability to fulfill customer needs, rather than their ability to supply an individual product or service. Corporate Express believes that it is well positioned to capitalize on these industry trends.



     Corporate Express currently operates in two main sectors: product distribution (which includes office products, computer supplies, forms production and management, desktop software, promotional products and cleaning and service supplies) and services (primarily same-day delivery), with the majority of its revenue and cash flow attributable to the product distribution business.


  PRODUCT DISTRIBUTION


     The office products distribution industry in the U.S. is consolidating rapidly and undergoing other significant changes. As a result of consolidation, the number of independent, midsize office products contract distribution companies (those with annual sales of more than $15 million) has declined significantly. Large companies (including Corporate Express) serving a broad range of customers have acquired many of these smaller businesses. As the office products industry continues to consolidate, Corporate Express believes that many of the remaining smaller office products distribution companies will be unable to compete due, in part, to their inability to purchase products at favorable prices or provide all of the services customers require. Corporate Express expects that these independent businesses will be acquired by larger companies or will close.


     The office products industry consists primarily of companies that operate in one or more of three broad sales channels: contract distribution, direct mail-order marketing and retail. Contract distributors typically serve large and medium-sized business customers through the use of a product catalog and a direct sales organization and typically stock these products in distribution centers and deliver such products to customers on the next business day. The major contract distributors carry a significant proportion of their merchandise in-stock, relying only upon wholesaler intermediaries for inventory backup and increased product breadth, while smaller contract distributors carry a much smaller portion of their merchandise in stock. Direct mail-order marketers of office products typically target small business customers and home offices. While their procurement and order fulfillment functions are similar to contract distributors, direct mail-order marketers rely almost exclusively on catalogs and other direct marketing programs, rather than direct sales forces, to sell their products, and generally use third parties to deliver such products. Office product retailers typically serve smaller businesses, home office and individuals. Over the last decade, the retail channel has undergone significant change, primarily as the result of the emergence of office products superstores. Corporate Express believes that every major metropolitan area in the U.S. is now served by at least one office product superstore.



     Also included in Corporate Express' product distribution sector are desktop software, forms production and management, advertising specialties, promotional products and cleaning and service supplies. Companies in the desktop software industry provide corporate clients with a wide array of personal computer and network software titles on a shrink-wrapped and volume license basis. Net revenue includes the sale of shrink-wrapped product and the sale of licenses for the use of software produced by major software publishers. Corporate Express' other product distribution business lines are also large markets served by many large and small competitors.


  SERVICES


     The services segment consists primarily of delivery and logistics services along with certain call center services. The delivery industry offers a variety of customized distribution services for corporate customers with time-sensitive pickup and delivery requirements. Customized distribution services include regularly scheduled deliveries to replenish on-site inventories of non-production goods, individual special orders and door-to-door courier deliveries. Through both ground and air divisions, Corporate Express provides same-day delivery fulfillment and next flight out services to its corporate clients.


PRODUCTS, SERVICES AND REGIONS OF OPERATION


     Corporate Express provides a broad range of non-production goods and services to large corporations throughout North America as well as Europe and the Southern Pacific. Corporate Express' product and service offerings include office products, computer supplies, forms production and management, desktop software, promotional products, cleaning and service supplies and services (primarily same-day delivery). Name brands offered by Corporate Express include such brands as 3M, Microsoft and Hewlett-Packard, as well as Corporate Express' own "EXP" private label. The approximate percentages of Corporate Express' net sales by product and service category and by geographical segments are as follows:


                                                                     FISCAL YEAR
                                                              -------------------------
                                                              1994   1995   1996   1997
                                                              ----   ----   ----   ----
INDUSTRY SEGMENTS:
  Product Distribution(1)...................................   81%    82%    76%    79%
  Delivery Services.........................................   19%    18%    24%    21%
GEOGRAPHICAL SEGMENTS:
  Domestic (U.S. only)......................................  100%    87%    82%    81%
  International.............................................    0%    13%    18%    19%

------------------------------

(1) Included in the product distribution segment is office products, computer supplies, forms production and management, desktop software, promotional products and cleaning and service supplies.

     Net sales, merger and other nonrecurring charges, operating profit and identifiable assets pertaining to the geographic segments are as follows:

                                                                           DOMESTIC    INTERNATIONAL
                                                           CONSOLIDATED   OPERATIONS    OPERATIONS
                                                           ------------   ----------   -------------
                                                                        (IN THOUSANDS)
Eleven months ended January 31, 1998
  Net sales..............................................   $3,573,311    $2,901,744     $671,567
  Merger and other nonrecurring charges..................       14,890        13,285        1,605
  Operating profit.......................................      114,815       103,199       11,616
  Identifiable assets....................................    2,349,659     1,987,177      362,482
Fiscal year ended March 1, 1997
  Net sales..............................................   $3,196,056    $2,630,930     $565,126
  Merger and other nonrecurring charges..................       19,840        18,511        1,329
  Operating profit.......................................      100,490        95,788        4,702
  Identifiable assets....................................    1,843,977     1,519,152      324,825
Fiscal year ended March 2, 1996
  Net sales..............................................   $1,890,639    $1,652,438     $238,201
  Merger and other nonrecurring charges..................       42,790        42,790           --
  Operating profit.......................................       38,160        28,943        9,217
  Identifiable assets....................................    1,023,365       868,227      155,138
Fiscal year ended February 25, 1995
  Net sales..............................................   $1,145,151    $1,143,457     $  1,694
  Operating profit.......................................       40,953        40,939           14
  Identifiable assets....................................      645,309       641,898        3,411

SUMMARY DESCRIPTION OF PRODUCT AND SERVICE OFFERINGS


     Corporate Express currently operates in two main sectors: product distribution and services. The following describes the products and services offered in each of these sectors:


  PRODUCT DISTRIBUTION SECTOR



  Office Products, Computer Supplies and Forms
     Production and Management.....................  Corporate Express offers its customers a full range of office products, including traditional
                                                     office supplies, computer and imaging supplies
                                                     and furniture, offering next-day delivery.
                                                     Corporate Express also offers forms production
                                                     and forms management capabilities, including
                                                     custom business forms, electronic forms,
                                                     pressure-sensitive label products and forms
                                                     management systems.
  Specialty Products...............................  Corporate Express offers its customers desktop software, promotional products, advertising
                                                     specialties, and cleaning and service supplies.
                                                     Corporate Express' desktop software product
                                                     offerings include major business programs for
                                                     word processing, spreadsheets, electronic mail,
                                                     suites/offices, databases, graphics, operating
                                                     systems, utilities and languages.

  SERVICES SECTOR
  Services.........................................  In addition to delivering its own products,
                                                     Corporate Express provides, through a separate
                                                     business unit, same-day local delivery service
                                                     including both prescheduled and on-demand
                                                     delivery services, core replenishment services
                                                     and distribution logistics management.


EXPANSION OF PRODUCT AND SERVICE OFFERINGS


     Corporate Express believes that its domestic and international network of centrally-managed distribution centers, delivery fleet, computer systems and direct sales force provides the infrastructure to efficiently supply corporate customers with a broad range of non-production goods and services. To capitalize on this competitive advantage, Corporate Express has added through acquisitions the following major product and service categories since 1994: forms printing and management, same-day local delivery services, distribution logistics management, computer and imaging supplies, desktop software, advertising specialties, janitorial and cleaning supplies, business forms and pressure sensitive labels. Corporate Express may add additional product and service categories through acquisitions or product line expansion. Following the acquisition of a company whose product and service offerings are complementary to Corporate Express' existing offerings, Corporate Express' initial integration efforts are focused on cross selling its products and services and those of the acquired operations to each respective customer base.


MERCHANDISING STRATEGY


     Corporate Express' domestic office products merchandising strategy is based primarily on offering its customer's products featured Corporate Express' proprietary, full-color catalog. This catalog provides a comprehensive selection and variety of the best-selling items in the core office products categories which Corporate Express typically maintains in inventory in its regional warehouses for next-day delivery. Corporate Express is currently expanding the assortment of products featured in its office products catalog to include a broader assortment of products. This merchandising strategy differs from that of traditional contract stationers which typically provide their customers with wholesaler-produced catalogs and typically maintain less then half of that product assortment on hand. Corporate Express has introduced its office products catalog in all of its United States regions and has introduced a similar country-specific catalog in Canada, Australia and the United Kingdom. Most of the products featured in Corporate Express's office products catalog are purchased by Corporate Express directly from the manufacturer, eliminating the wholesaler's mark-up. The number of items found in Corporate Express' office products catalog is generally comparable to that found in a typical office products superstore, although the merchandise mix differs substantially. Corporate Express also offers various electronic versions of the office products catalog, complete with pictures and custom pricing.



     In addition to its office products catalog, Corporate Express produces specialty catalogs for complementary products and services, including additional computer and imaging products, office furniture, promotional products and advertising specialties. Products are selected for each of Corporate Express' catalogs utilizing computerized sales trend analyses which determine the best-selling items and needs of the large corporate customer. The office products catalog is updated annually to account for new sales trends, new product introductions and changes in manufacturer's list prices, while the other catalogs are updated as appropriate. Corporate Express' catalogs generally include a full-color photograph of each item, a narrative product description that emphasizes the particular benefits and features of each item and a bar code to permit scanning order entry.



     Corporate Express' catalog contains Corporate Express registered trademarks, service marks and logos. In addition, the layout and design of the catalog are unique and protected by copyright laws. Corporate Express registers trademarks, service marks and logos contained in the catalog with the U.S. Patent and Trademark Office to obtain protection of these marks. The catalog also contains copyright notices.


DISTRIBUTION FACILITIES


     Corporate Express' distribution network consists of over 90 distribution centers that maintain significant inventory for resale and approximately 600 distribution breakpoints and satellite sales offices which extend Corporate Express' geographic coverage. In its office product business, Corporate Express generally operates from a single regional distribution center which supports multiple distribution breakpoints and satellite sales offices. Items stocked in these regional office products' distribution centers generally consist of the most commonly ordered items for which customers generally demand next-day delivery through Corporate Express vehicles.


PROPRIETARY COMPUTER SOFTWARE APPLICATIONS


     Corporate Express continues to make substantial investments in the development and enhancement of its proprietary computer software applications. During fiscal 1997, Corporate Express completed the development and implementation of its ISIS computer software for its national account customers and successfully launched the internet version of E-Way, its electronic commerce, ordering and fulfillment system. The integrated multi-divisional version of the ISIS software continues to be developed and enhanced and is currently in beta test mode at two operating divisions.



     Key features of the ISIS system are the use of three-tier client/server architecture that allows customers and suppliers to better communicate with Corporate Express, object oriented design techniques and a relational database designed to handle customer inquiry, data warehouse and management information applications. Through the implementation of these enhanced systems, Corporate Express plans to make its products and services available to a broader range of customers through its Corporate Supplier business model and to further customize customer services and account information while lowering the customer's overall procurement cost. In addition, the new systems are expected to allow Corporate Express to more effectively integrate acquisitions and streamline operations by providing greater electronic access to information between Corporate Express, its customers and its suppliers.


MARKETING


     Corporate Express markets its various products and services directly to individual customers by designing and offering customized merchandise and service packages tailored to each customer's specific needs. Corporate Express generally offers discounts from the manufacturer's suggested list prices on many products.

Prices for some high volume items are often established by competitive bidding. A substantial portion of Corporate Express's revenues from its service segment are derived from customers who have entered into contracts with Corporate Express. Corporate Express has a broad customer base and believes that no single customer accounted for more than one percent of total sales during fiscal 1997.



     Corporate Express markets its products and services through a combination of national account sales teams, a local sales force and account managers. The national account sales teams take primary responsibility for maintaining and increasing sales of Corporate Express' wide array of products and services to multi-location customers. These efforts are supported through proprietary information technology resources dedicated to the national account teams. Corporate Express' local sales force is generally commission-based and is organized within each of Corporate Express' major product and service categories. Corporate Express believes that this structure maximizes the productivity as well as the product and service knowledge of its sales force. Each customer is assigned an account manager who maintains regular contact with the customer. Account managers share in the responsibility of maintaining customer satisfaction, resolving any potential customer issues and increasing Corporate Express' sales to each account. Account managers are also assigned a list of prospective customers for whom the account manager takes responsibility in directing all marketing efforts. Additional responsibilities of the account managers include designing and implementing customized merchandise and service packages for each of their accounts as well as responding to all special service requests.


STRUCTURE AND INTEGRATION OF ACQUISITIONS


     Corporate Express has historically grown through numerous acquisitions of small office products and service companies which generally have annual sales of less than $30 million. Corporate Express intends to continue to grow in the future, through internal growth coupled with selective strategic acquisitions. Corporate Express plans to increase sales to existing customers by cross-selling its expanded product and service offerings and developing existing customers into multi-regional, national or international accounts. Corporate Express seeks to attract new customers, including national and international accounts, through the marketing efforts of its direct sales force.



     Additionally, Corporate Express generally seeks to increase the sales, profitability and asset productivity of its acquisitions by combining them with Corporate Express' existing operations, implementing Corporate Express' business model and eliminating redundant facilities. Integration of acquisitions is often a complex process which may entail material nonrecurring expenditures, including facility closing costs, warehouse consolidation expenses, asset write downs and severance payments. Integration of acquisitions generally involves the following elements:



     - Elimination of Redundant Facilities and Services. In cases where acquired companies have facilities, systems and administrative functions in Corporate Express' existing markets, these operations are generally eliminated or consolidated with Corporate Express' existing operations.



     - Upgrading of Facilities. In addition to eliminating redundant facilities, Corporate Express has undertaken a program to upgrade certain of its existing facilities to enable these facilities to handle higher sales volumes resulting from its internal growth and acquisition activity. These upgrades include modernization of equipment and computer systems, phone system and wide area network standardization and improved material handling including a reconfiguration of inventory within the warehouse. Corporate Express will also, where appropriate, construct or lease new distribution facilities into which existing, outdated facilities will be combined.



     - Consolidation of Purchasing Power. As part of its integration of acquisitions, Corporate Express takes advantage of its volume purchasing power and seeks to negotiate better prices and terms from suppliers.



     - Implementation of Proprietary Computer Software. Acquired product distribution companies are generally incorporated into Corporate Express' proprietary computer software environment, including EDI, common master information files, national accounts software and customer ordering and inventory management software. Certain elements of these implementations will be timed to coincide with introduction of Corporate Express' next generation of computer software.


INTERNATIONAL ACQUISITIONS


     Corporate Express has made acquisitions and established operations in Canada, Australia, New Zealand, the United Kingdom, Germany, France, Italy, Ireland and Switzerland, and Corporate Express may enter additional international markets in the future. Corporate Express has typically retained existing management and information systems in its international acquisitions. Corporate Express' proprietary computer software will be able to accommodate future international installations; however, Corporate Express has no immediate plans to implement the ISIS software in these locations. Corporate Express does not expect that any inefficiencies associated with different operating systems will have a material adverse effect on future operations. Corporate Express has and will continue to implement appropriate aspects of the Corporate Supplier business model in its international operations, including creating in-stock catalogs, consolidating warehouses, upgrading information systems, acquiring companies offering complementary products and services, while focusing on larger customers and developing national and international accounts. Portions of the Corporate Supplier business model have been implemented in Canada, Australia and the United Kingdom.


COMPETITION


     Corporate Express operates in a highly competitive environment. Corporate Express' principal competitors in North America for office supplies and computer products include both regional and national contract stationers (including the contract stationer operations of office products superstores), large direct resellers, privately-held companies that generally operate in only one location, and distributors of business software and supplies for personal computers. In certain of its business segments Corporate Express may have various other large and small competitors. In Europe and Australia, Corporate Express' competitors include primarily local and regional contract stationers and, to a limited extent, national and multi-country contract stationers. In the delivery services sector Corporate Express has numerous competitors in each market, certain of which have service capabilities which are similar to Corporate Express' and others which provide different types or levels of service.



     Each of Corporate Express' major product and service categories are a part of fragmented industries which are currently experiencing a trend toward consolidation. Although Corporate Express believes its pricing is competitive with its competitors, Corporate Express also seeks to differentiate itself from its competitors in each of its major product and service categories through its systems, product assortment, service offerings and breadth of capabilities. Certain of Corporate Express' competitors have greater financial resources than Corporate Express. However, Corporate Express believes that its Corporate Supplier business model differentiates Corporate Express from its competitors by offering, through a single source, a unique selection of products and services for large corporate customers.


EMPLOYEES


     As of August 1, 1998, Corporate Express had approximately 26,100 full-time employees, 5,800 of whom were primarily employed in management and administration, 15,200 in regional warehouse, delivery and distribution operations and 5,100 in sales and marketing, order processing and customer service. Approximately 85% of these employees are in the U.S., 7% in Europe, 4% in Canada and 4% in the Southern Pacific. As of August 1, 1998, approximately 280 of Corporate Express' employees were members of labor unions.


ENVIRONMENTAL MATTERS


     Corporate Express is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous wastes, or (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances. Certain of Corporate Express' subsidiaries operate printing facilities which may generate, or may have generated in the past, hazardous wastes, and Corporate Express operates a fleet of vehicles, the maintenance or fueling of which may generate hazardous waste.



     Corporate Express is currently not aware of any environmental conditions relating to present or past waste generation at or from these facilities, or any other of Corporate Express' facilities or operations, that would be likely to have a material adverse effect on the financial condition or results of operations of Corporate Express. However, there can be no assurance that environmental liabilities in the future will not have a material adverse effect on the financial condition or results of operations of Corporate Express.


PROPERTIES


     As of August 1, 1998, Corporate Express owned 46 facilities and leased 637 facilities. Of these 683 facilities, one was the corporate headquarters in Broomfield, Colorado, 92 were product distribution warehouses and contiguous administrative offices and 590 were separate sales or administrative offices, delivery facilities or breakpoints. Corporate Express' principal properties are summarized as follows:


                                                                    SALES, SERVICE
                                                    DISTRIBUTION     & CORPORATE        TOTAL
                                                      CENTERS         FACILITIES      FACILITIES
                                                    ------------    --------------    ----------
United States.....................................       51              541             592
Australia.........................................        8                3              11
New Zealand.......................................        6               --               6
Canada............................................        6               10              16
United Kingdom....................................        5               17              22
France............................................        1                1               2
Italy.............................................        3                4               7
Switzerland.......................................        2               --               2
Ireland...........................................        1               --               1
Germany...........................................        9               15              24
                                                         --              ---             ---
          Total...................................       92              591             683
                                                         ==              ===             ===


     Corporate Express periodically evaluates the location and efficiency of its facilities to maximize customer satisfaction and increase economies of scale. Corporate Express plans to eliminate redundant facilities such that it typically will operate office and computer supply product distribution from a single regional warehouse with satellite sales offices and distribution breakpoints in each of its regions. Corporate Express also may close, consolidate or relocate regional warehouses, satellite sales offices and distribution breakpoints from time to time.


LEGAL PROCEEDINGS


     Corporate Express is involved in routine legal proceedings incidental to the conduct of its business. Management believes that none of these legal proceedings will have a material adverse effect on the financial condition or results of operations of Corporate Express. Corporate Express maintains general liability and business interruption insurance coverage in amounts which it believes to be adequate.

                                   MANAGEMENT

     CEI


     The executive officers and directors of CEI are:



          NAME               AGE                             POSITION
Jirka Rysavy.............    44     Chairman of the Board
Robert L. King...........    47     President, Chief Executive Officer and Director
Gary M. Jacobs...........    51     Executive Vice President and Secretary
Sam R. Leno..............    52     Executive Vice President and Chief Financial Officer
Mark Hoffman.............    45     President--North American Operations
Thomas E. Frank..........    59     President--International Operations
Janet A. Hickey..........    53     Director
Mo Siegel................    48     Director
James P. Argyropoulos....    54     Director



     Mr. Rysavy has been Chairman of the Board since 1986 and served as Chief Executive Officer from 1981 until September 1998. In addition to founding Corporate Express' business in 1986, Mr. Rysavy has been responsible for Corporate Express' strategic vision, planning and direction.



     Mr. King joined Corporate Express in August 1993 as President, Chief Operating Officer and a director and became Chief Executive Officer in September 1998. During the previous ten years, Mr. King held various executive positions with Foxmeyer Corporation, a distributor of pharmaceuticals and healthcare products, serving as its President and Chief Executive Officer from 1989 to 1993. Prior to 1983, Mr. King served as Executive Vice President of Narco Drug Co. and Vice President of computer services for Fox-Vliet Drug Co. Mr. King serves as a director of Investment Technology Group, Inc.



     Mr. Jacobs joined Corporate Express in November 1992 as Executive Vice President and Chief Financial Officer, and currently serves as Executive Vice President and Secretary of Corporate Express. Mr. Jacobs previously served Corporate Express as a director from August 1988 through September 1990. From 1990 to 1992, Mr. Jacobs served as the Chief Executive Officer of Boulder Retail Finance Corporation, an investment firm controlled by Mr. Jacobs. From 1978 through mid-1990, he served as Executive Vice President of Capital Associates, Inc., a public equipment leasing company. Mr. Jacobs also served as a director of Capital Associates, Inc. from 1978 to 1991 and from 1994 to present. Prior to joining Capital Associates, Inc., Mr. Jacobs served as a director of finance for Storage Technology Corporation, a public company which manufactures computer peripheral devices.



     Mr. Leno joined Corporate Express as Executive Vice President and Chief Financial Officer in July 1995. From July 1994 until July 1995, Mr. Leno was the Chief Financial Officer of Coram Healthcare. Prior thereto, for 23 years, Mr. Leno served in various management positions with Baxter International, a manufacturing and multinational distribution company, including Vice President of Finance and Information Technology.



     Mr. Hoffman joined Corporate Express as President -- North American Office Product Operations during April 1997. Mr. Hoffman previously served as President, Chief Executive Officer and a director of APS Holdings, Inc. from August 1992 to March 1997. Mr. Hoffman was Vice President, Planning and Development at W. W. Grainger, Inc., from April 1991 to July 1992. From 1987 to April 1991, he was with TRW, Inc., a manufacturer of automotive parts and other products and a provider of information system services, in various executive capacities, including Vice President and General Manager of TRW, Inc.'s Asia Pacific steering and suspension operations and Managing Director, TRW Products, Ltd.



     Mr. Frank joined Corporate Express as President -- International Operations during May 1997. Mr. Frank previously served as President and Chief Executive Officer of Hickory Farms Incorporated from 1988 to 1996. From 1972 to 1986, he served in various management positions with Kentucky Fried Chicken, including Senior Vice President and Managing Director of KFC International leading the operations in Great Britain, Continental Europe, South Africa and the Middle East. From 1996 to 1997, Mr. Frank was a marketing professor at the University of Michigan Graduate School of Business.


     Ms. Hickey has served as a director of Corporate Express since December 1991. Ms. Hickey is a General Partner of the Sprout Group and a Senior Vice President of DLJ Capital Corporation. The Sprout Group is a division of DLJ Capital Corporation, which is a wholly-owned subsidiary of Donaldson, Lufkin & Jenrette, Inc. Prior to joining the Sprout Group in 1985, Ms. Hickey was with the General Electric Company for fifteen years in a variety of positions, most recently as Senior Vice President-Venture Investments of the General Electric Investment Corporation and as a Trustee of the General Electric Pension Trust. Ms. Hickey also serves as a director of Loehmann's Holdings, Inc., as well as several private companies, and is a Trustee of Mt. Holyoke College.



     Mr. Siegel has been a director of Corporate Express since June 1996. In 1970, Mr. Siegel founded Celestial Seasonings, Inc., the largest manufacturer and marketer of herb teas in the United States, and was President and Chairman of the Board of Celestial Seasonings until 1986. From 1986 until 1991, Mr. Siegel was involved in private investments and not-for-profit activities. He served as Chief Executive Officer of Celestial Seasonings from 1991 to 1997 and has served as a director since 1988 and as Chairman of the Board since 1991. Mr. Siegel also serves on numerous other boards.



     Mr. Argyropoulos has been a director of Corporate Express since June 1997. Mr. Argyropoulos was previously a director of Corporate Express until October 1993. A private investor, Mr. Argyropoulos is the founder, Chairman and Chief Executive Officer of The Walking Company, a lifestyle specialty retailer, and serves on the Board of Earthshell, a concrete packaging business. Mr. Argyropoulos previously served as Chairman of the Board and Chief Executive Officer of The Cherokee Group Inc. between 1972 and 1989, a shoe manufacturing and apparel business he founded in 1972.



     CEX



     The executive officers and directors of CEX are:



          NAME               AGE                             POSITION
Robert L. King...........    47     President, Chief Operating Officer and Director
Sam R. Leno..............    52     Executive Vice President and Chief Financial Officer
Gary M. Jacobs...........    51     Executive Vice President, Secretary and Director



     Biographical information concerning CEX's executive officers and directors appears above under "Management -- CEI." All of the capital stock of CEX is owned by CEI. Information relating to executive compensation paid by CEX to its executive officers is contained in Corporate Express' Annual Report on Form 10-K for the period ended January 31, 1998, as amended by the Form 10-K/A filed on October 23, 1998. There are no material relationships or transactions between CEX and any of its executive officers or directors. Other than CEI's guarantee of certain of CEX's obligations, including its obligations under the Indenture and the New Credit Facility, the only transaction between CEI and CEX involves the transfer of funds to CEI from CEX to pay interest on the Parent Convertible Notes.

                     DESCRIPTION OF THE NEW CREDIT FACILITY


     On April 22, 1998, CEX and CEI entered into the New Credit Facility, dated as of April 17, 1998, with various banks, The First National Bank of Chicago, as Syndication Agent, The Bank of New York, as Co-Documentation Agent, DLJ Capital Funding, Inc., as Co-Documentation Agent and Bankers Trust Company, as Administrative Agent (collectively, the "Banks"). The following is a summary description of the principal terms of the New Credit Facility. The description set forth below does not purport to be complete and is qualified in its entirety by reference to the agreements setting forth the principal terms and conditions of the New Credit Facility, which are available upon request from Corporate Express.


STRUCTURE

     The New Credit Facility provides for a $250,000,000 term loan facility (the "Term Loan Facility") and up to $750,000,000 of revolving loans under a revolving credit facility (the "Revolving Loan Facility"). The Term Loan Facility was fully drawn on the closing of the New Credit Facility.


     As of August 31, 1998, Corporate Express had $249,375,000 outstanding under the Term Loan Facility, $231,222,000 outstanding (which includes outstanding Letters of Credit) under the Revolving Loan Facility of the New Credit Facility and an unused borrowing capacity of $519,403,000. The Revolving Loan Facility may be utilized to fund Corporate Express' working capital requirements, including issuance of stand-by and trade letters of credit, and for other general corporate purposes.


     The Term Loan Facility is comprised of a single tranche, seven-year term facility of $250,000,000. Loans and letters of credit under the Revolving Loan Facility will be available at any time during its five-year term subject to the fulfillment of customary conditions precedent, including the absence of a default under the New Credit Facility.


     CEX will be required to repay loans outstanding under the Term Loan Facility in accordance with the following amortization schedule:


                                                                 TERM LOANS
                        FISCAL YEAR                           AMOUNT AMORTIZED
                        -----------                           ----------------
                                                               (IN THOUSANDS)
1998........................................................      $  1,250
1999........................................................         2,500
2000........................................................         2,500
2001........................................................         2,500
2002........................................................         2,500
2003........................................................        60,625
2004........................................................       118,750
2005........................................................        59,375
                                                                  --------
          Total.............................................      $250,000
                                                                  ========

SECURITY; GUARANTY


     The obligations under the New Credit Facility are guaranteed by each of CEI's and CEX's direct and indirect material domestic subsidiaries with certain limited exceptions. The New Credit Facility and the guarantees thereof are, subject to certain exceptions, secured by (i) a first priority perfected lien on all the property and assets (tangible and intangible) of CEI, CEX and each of the subsidiary guarantors, (ii) all of the capital stock of CEX and (iii) all of the capital stock (or similar equity interests) of CEX's and the CEI's existing and future direct and indirect material domestic subsidiaries. As of the date of consummation of the Exchange Offer, the New Notes will be guaranteed by the same subsidiaries of CEI and CEX that have guaranteed the New Credit Facility.

INTEREST RATE; MATURITY


     At CEX's option, borrowings under the New Credit Facility will bear interest at (i) the base rate ("BR") or (ii) a Eurodollar rate specified in the New Credit Facility, plus applicable margins, which vary based on leverage. On the Issue Date, the applicable margins shall be (i) for the Revolving Loan Facility, 150 basis points (in the case of Eurodollar loans) or 25 basis points (in the case of BR loans) and (ii) for the Term Loan Facility 175 basis points (in the case of Eurodollar loans) and 50 basis points (in the case of BR loans). The Term Loan Facility matures on April 25, 2005 and the Revolving Loan Facility will terminate on April 25, 2003.


FEES


     CEX is required to pay the Banks a commitment fee based on the daily average unused portion of the Revolving Loan Facility which accrues from the closing date under the New Credit Facility. CEX is also obligated to pay letter of credit fees on the aggregate stated amount of outstanding letters of credit.


COVENANTS


     The New Credit Facility contains a number of covenants (in addition to the financial covenants) that, among other things, restrict the ability of Corporate Express to dispose of assets, incur additional indebtedness, prepay other indebtedness (including the Notes) or amend certain debt instruments (including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, make investments, engage in mergers or consolidations, change the business conducted by Corporate Express or its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the New Credit Facility contains financial covenants that require CEX to maintain, on a consolidated basis, specified financial ratios and tests, including minimum interest coverage and fixed charge coverage ratios, and maximum leverage ratios.


EVENTS OF DEFAULT


     The New Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, certain ERISA matters, material judgments, invalidity of any guarantee or security interest and a "change of control" of CEX or CEI. A "change of control" occurs under the New Credit Facility when, generally, (i) CEI ceases to own 100% of the capital stock of CEX and shares representing the right to elect a majority of the board of directors of CEX, (ii) there occurs a "change of control" under the provisions of the Parent Convertible Notes or any indebtedness subordinated to the New Credit Facility, (iii) a person or group becomes the beneficial owners of more than 25% of the voting stock of CEI, or (iv) a majority of the directors on the board of directors of CEI as of the initial borrowing date under the New Credit Facility (plus directors recommended by them) cease to constitute a majority of such board of directors. The "change of control" provisions in the Indenture are substantially similar to those contained in the New Credit Facility, although certain thresholds (i.e., the percentage of shares triggering an event and the date from which the composition of the board of directors is examined for changes) in determining whether a "change of control" has occurred are less restrictive than those described above. See "Description of Notes -- Certain Covenants -- Repurchase of Notes at the Option of the Holder Upon a Change of Control." The Indenture contains many of the same customary events of default as the New Credit Facility, such as nonpayment of principal or interest (including any amounts due as the result of a "change of control"), violation of covenants, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency and material judgments, except that certain thresholds under such Indenture provisions (i.e., grace periods and the materiality of cross-defaulted indebtedness and judgements) are less restrictive than those contained in the New Credit Facility. See "Description of Notes -- Events of Default and Remedies."

                            DESCRIPTION OF THE NOTES


     Set forth below is a summary of certain provisions of the Notes. The Old Notes were and the New Notes will be issued pursuant to an indenture (the "Indenture") dated as of May 29, 1998, by and among CEX Holdings, Inc. ("CEX"), Corporate Express, Inc. ("CEI"), the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"). The terms of the New Notes are identical in all material respects to the respective terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act, and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (ii) holders of the new Notes will generally not be entitled to certain rights, including the payment of Liquidated Damages, pursuant to the Registration Rights Agreement. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. The following summary of the material provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms used below. Copies of the Indenture and Registration Rights Agreement are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."


GENERAL

     The Old Notes are and the New Notes will be senior subordinated, unsecured, general obligations of the Issuer. The Indenture provides, in addition to the $350,000,000 aggregate principal amount of Old Notes issued on the Issue Date, for the issuance of additional Notes having identical terms and conditions to the Old Notes (the "Additional Notes"). The aggregate principal amount of Old Notes, New Notes and Additional Notes will be limited to the sum of $550,000,000. Interest will accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. The Additional Notes may only be issued in compliance with the other provisions of the Indenture, including the covenant entitled "Limitation on Incurrence of Indebtedness and Disqualified Capital Stock." Any such Additional Notes will be issued on the same terms as the Old Notes and New Notes and will constitute part of the same series of securities as the Old Notes and New Notes and will vote together as one series on all matters with respect to the Old Notes and New Notes. As a result, if Additional Notes are issued, holders of Old Notes and New News will have a smaller percentage vote in connection with any amendment or waiver of, or other action taken with respect to, the Indenture. All references to Notes herein includes the Old Notes, the New Notes and the Additional Notes.


     The Notes will be subordinate in right of payment to certain other debt obligations of CEX. The Notes will be jointly and severally guaranteed on a senior subordinated basis by CEI and each of the Subsidiary Guarantors, which consist of all CEX's Subsidiaries other than the Receivables Subsidiaries, Finance Subsidiaries, Excluded Subsidiaries and Foreign Subsidiaries, provided that DDI and its subsidiaries shall not be required to become Guarantors until 120 days after the Issue Date. The obligations of each Guarantor under its guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "Guarantees" below. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.


     The Notes will mature on June 1, 2008. The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1998 to the persons in whose names such Notes are registered at the close of business on the May 15 or November 15 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     Principal of, premium, if any, and interest and liquidated damages under the Registration Rights Agreement (the "Liquidated Damages"), if any, on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of CEX maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at the option of CEX, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of CEX. No service charge will be made for any registration of transfer or exchange of Notes, but CEX may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by CEX, CEX's office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.



     The term "Subsidiaries" as used in this Description of Notes does not include Unrestricted Subsidiaries. As of the Expiration Date of the Exchange Offer, none of CEX's Subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, CEX will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.


SUBORDINATION


     The Notes and the Guarantees will be general, unsecured obligations of CEX, CEI and the Subsidiary Guarantors, respectively, subordinated in right of payment to all Senior Debt of CEX, CEI and the Subsidiary Guarantors, as applicable. As of August 1, 1998, CEX and the Subsidiary Guarantors would have had outstanding an aggregate principal amount of approximately $446.1 million of Senior Debt which would rank senior in right of payment to the Notes and the guarantees, respectively, and the nonguarantor subsidiaries would have had approximately $93.9 million of indebtedness which would be effectively senior to the Notes and the guarantees, respectively. Thus, in total, as of August 1, 1998 the New Notes would have been Subordinated in right of payment to approximately $540.0 of indebtedness. As of August 1, 1998, CEI had no Senior Debt but had outstanding $325.0 million of Convertible Notes which would rank pari passu with CEI's guarantee of the Notes but which would be structurally subordinated to the Notes.



     The Indenture will provide that no payment (by set-off or otherwise) may be made by or on behalf of CEX or a Guarantor, as applicable, on account of the principal of, premium, if any, or interest on, the Notes (including any repurchases of any of the Notes), or any Obligation (and Claim, but only in the case of Senior Debt under the New Credit Facility) in respect of the Notes, including for cash or property (other than Junior Securities), or on account of the redemption provisions of the Notes (or Liquidated Damages), (i) upon the maturity of any Senior Debt of CEX or such Guarantor by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on such Senior Debt (and in the case of Senior Debt under the New Credit Facility, all other monetary obligations in respect thereof) are first paid in full in cash or Cash Equivalents (or such payment is duly provided for) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on Senior Debt of CEX or such Guarantor (and, in the case of Senior Debt under the New Credit Facility, any other monetary obligation in respect thereof) when it becomes due and payable, whether at maturity, a scheduled payment date, or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.



     Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Debt (or a trustee or agent on behalf of such holders) to declare such Senior Debt to be due and payable (or, in the case of letters of credit, require cash collateralization thereof) and
(ii) written notice of such event of default being given to the Trustee by the holders (or a trustee, agent or other representative of such holders) of Designated Senior Debt (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of CEX or any Guarantor which is an obligor under such Senior Debt on account of any Obligation (and Claims, but only in the case of Senior Debt under the New Credit Facility) in respect of the Notes, including the principal of, premium, if any, or interest on the Notes, or to repurchase any of the Notes, or on account of the redemption provisions of the Notes, in any such case, other than payments made with

Junior Securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period (but subject to the preceding and following paragraphs), CEX and the Guarantors shall be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default relates to the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period unless such other Payment Blockage Period is commenced by a Payment Notice from the representative under the New Credit Facility and such event of default shall have been cured or waived for a period of at least 90 consecutive days.



     In the event that, notwithstanding the foregoing, any payment or distribution of assets of CEX or any Guarantor (other than Junior Securities) shall be received by the Trustee or the holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid (or unprovided for) or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full in cash or U.S. Legal Tender Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or U.S. Legal Tender Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.



     Upon any distribution of assets of CEX or any Guarantor upon any dissolution, winding up, total or partial liquidation or reorganization of CEX or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Debt of CEX or such Guarantor, as applicable, will first be entitled to receive payment in full in cash or U.S. Legal Tender Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or U.S. Legal Tender Equivalents (or have such payment duly provided for) before the holders are entitled to receive any payment on account of any Obligation (and Claims, but only in the case of Senior Debt under the New Credit Facility) in respect of the Notes, including the principal of, premium, if any, and interest on the Notes (and Liquidated Damages pursuant to the Registration Rights Agreement) and (ii) any payment or distribution of assets of CEX or such Guarantor of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full in cash or Cash Equivalents (or have such payment duly provided for) on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.



     No provision contained in the Indenture or the Notes will affect the obligation of CEX and the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any holder to pursue any other rights or remedies with respect to the Notes.



     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of CEX or any Guarantor or a marshalling of assets or liabilities of CEX or any Guarantor, holders of the Notes may receive ratably less than other creditors.

GUARANTEES


     CEI is a holding company, conducting substantially all of its business through Subsidiaries including CEX. CEX's payment obligations under the Notes will be jointly and severally guaranteed by CEI and each of the Subsidiary Guarantors. The Subsidiary Guarantors consist of all of CEX's Subsidiaries other than any Receivables Subsidiaries, Excluded Subsidiaries, Finance Subsidiaries and Foreign Subsidiaries, provided that DDI and its subsidiaries shall not be required to become Guarantors until 120 days after the Issue Date. The Guarantees will be general unsecured obligations of CEI and the Subsidiary Guarantors, as the case may be, and each of the Guarantees will be subordinated in right of payment to all Senior Debt of CEI or the Subsidiary Guarantor, as applicable, including the indebtedness under the New Credit Facility. The Subsidiary Guarantees will rank pari passu in right of payment with all current and future senior subordinated Indebtedness of the Guarantors, including the guarantees by the Subsidiary Guarantors of obligations under the 9 1/8% Notes and CEI's obligations under the Parent Convertible Notes. Holders of the Notes will be direct creditors of each Guarantor by virtue of their Guarantees. In the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See "Risk Factors -- The Guarantors and the Enforceability of the Guarantees."



     If the obligations of a Guarantor under its Guarantee were avoided, holders of Notes would have to look to the remaining Guarantors for payment. There can be no assurance in that such remaining Guarantors would have the ability and resources to pay the outstanding principal and interest on the Notes. See, "Risk Factors -- The Guarantors and the Enforceability of the Guarantees."


     The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into another Person unless such Subsidiary Guarantor complies with the provisions of the covenant entitled "Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors."


     CEX conducts certain of its foreign operations through Foreign Subsidiaries. Accordingly, CEX's ability to meet its cash obligations may in part depend upon the ability of such Foreign Subsidiaries and any future Foreign Subsidiaries to make cash distributions to CEX and the Subsidiary Guarantors. Furthermore, any right of CEX and the Subsidiary Guarantors to receive the assets of any such Foreign Subsidiary upon such Foreign Subsidiary's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Foreign Subsidiary's creditors (including trade creditors) and holders of its preferred stock, except to the extent that CEX or the Subsidiary Guarantors are recognized as creditors or preferred stockholders of such Foreign Subsidiary, in which case the claims of CEX or the Subsidiary Guarantors would still be subordinate to any indebtedness or preferred stock of such Foreign Subsidiaries.


OPTIONAL REDEMPTION


     CEX will not have the right to redeem any Notes prior to June 1, 2003, other than as provided in the next paragraph. The Notes will be redeemable for cash at the option of CEX, in whole or in part, at any time on or after June 1, 2003, upon not less than 30 days' nor more than 60 days' notice to each holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing on June 1 of the years indicated below, in each case (subject to the right of holders of record on a Record Date to receive the corresponding interest due (and the corresponding Liquidated Damages due, if any) on an Interest Payment Date corresponding to such Record Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date:

                           YEAR                             PERCENTAGE
                           ----                             ----------
2003......................................................   104.813%
2004......................................................   103.208%
2005......................................................   101.604%
2006 and thereafter.......................................   100.000%


     Notwithstanding the foregoing, at any time on or prior to June 1, 2001, CEX may redeem, on one or more occasions, up to an aggregate of 35% of the aggregate principal amount of the Notes originally issued under the Indenture at a redemption price equal to 109.625% of the principal amount thereof (subject to the right of holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption, with cash from the Net Cash Proceeds to CEX of one or more Public Equity Offerings; provided, that at least 65% of the aggregate principal amount of the Notes issued under the Indenture remain outstanding immediately after the occurrence of each such redemption; provided, further, that such notice of redemption shall be sent within 30 days after the date of closing of any such Public Equity Offering, and such redemption shall occur within 60 days after the date such notice is sent.


     In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

     The Notes will not have the benefit of any sinking fund.


     Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the holder of each Note to be redeemed to such holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless CEX defaults in the payment thereof.


CERTAIN COVENANTS

  Repurchase of Notes at the Option of the Holder Upon a Change of Control


     The Indenture provides that in the event that a Change of Control has occurred (subject to the provisions of the immediately succeeding paragraph), each holder of Notes will have the right, at such holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by CEX (the "Change of Control Offer"), to require CEX to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that shall be no later than 40 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 35 days following a Change of Control and shall remain open for 20 Business Days following its commencement or such longer period as may be required by applicable law (the "Change of Control Offer Period").



     The Indenture requires that if a New Credit Facility is in effect, or any amounts are owing thereunder, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the preceding paragraph, but in any event within thirty days following any Change of Control, CEX covenants to (i) repay in full all Obligations under the New Credit Facility or offer to repay in full all Obligations under the New Credit Facility and repay the Obligations under the New Credit Facility of each lender who has accepted such offer or (ii) obtain the requisite consent under the New Credit Facility to permit the repurchase of Notes as described above. CEX must first comply with the covenant described in the preceding sentence before it shall be required to purchase Notes in the event of a Change of Control; provided that CEX's failure to comply with the covenant described in the preceding sentence shall constitute an Event of Default described in clause (iii) under "Events of Default" below if not cured within thirty days after the notice required by such clause. As a result of the foregoing, a holder of the Notes may not be able to compel CEX to purchase the Notes unless CEX is able at the time to refinance all of the New Credit Facility or obtain requisite consents under the New Credit Facility.



     As used herein, a "Change of Control" means (i) any merger or consolidation of CEX or CEI with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of CEX or CEI, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of CEX (other than CEI so long as CEI owns 100% of such voting power) or CEI then outstanding normally entitled to vote in elections of directors, (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of either CEX or CEI (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of CEX or CEI, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of CEX or CEI, if such agreement was approved by a vote of such majority of directors) cease for any reason to constitute a majority of the Board of Directors of CEX or CEI then in office, as applicable, or (iv) CEI ceases to own 100% of the Equity Interests of CEX.



     On or before the Change of Control Purchase Date, CEX will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officer's Certificate listing the Notes or portions thereof being purchased by CEX. The Paying Agent promptly will pay the holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee promptly will authenticate and deliver to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by CEX to the holder thereof. CEX publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.



     The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of CEX, and, thus, the removal of incumbent management.



     The phrase "all or substantially all" of the assets of CEX or CEI will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of CEX or CEI has occurred. In addition, no assurances can be given that CEX will be able to acquire Notes tendered upon the occurrence of a Change of Control.


     Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, compliance by CEX or any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.


     If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any, due on such Interest Payment Date) will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and such interest (and Liquidated Damages, if applicable) will not be payable to Holders who tender the Notes pursuant to the Change of Control Offer.

  Limitation on Restricted Payments


     The Indenture provides that CEX and the Subsidiary Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) CEX is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by CEX and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of, without duplication, (a) $15.0 million, plus (b) 50% of the aggregate Consolidated Net Income of CEX and its Consolidated Subsidiaries for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (c) to the extent not included in the amount described in clause (b) above, (i) 100% of the aggregate Net Cash Proceeds received after the Issue Date by CEX from the issue or sale of, or from Capital Contributions in respect of, Equity Interests of CEX or of debt securities of CEX or any Subsidiary Guarantor that have been converted into, or cancelled in exchange for, Equity Interests of CEX (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of CEX and other than Disqualified Capital Stock or debt securities that have been converted into or exchanged for Disqualified Capital Stock), plus (ii) 100% of any dividends or other distributions received by CEX or a Subsidiary of CEX after the Issue Date from an Unrestricted Subsidiary of CEX, plus (iii) 100% of the cash proceeds (or Cash Equivalents) realized upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such Person) following the Issue Date, plus (iv) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash (or Cash Equivalents) or otherwise liquidated or repaid for cash (or Cash Equivalents), at CEX's option the amount of cash proceeds (or Cash Equivalents) received by CEX or any Subsidiary Guarantor with respect to such Restricted Investment plus, (v) upon the redesignation of an Unrestricted Subsidiary as a Subsidiary, the lesser of (x) the fair market value of such Subsidiary or (y) the aggregate amount of all Investments made in such Subsidiary subsequent to the Issue Date by CEX and its Subsidiaries.



     The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit (s) Restricted Investments, provided, that after giving pro forma effect to such Restricted Investments, the aggregate amount of all such Restricted Investments made on or after the Issue Date that are outstanding (after reducing such aggregate amount by (A) the net cash proceeds received by CEX or any Subsidiary Guarantor from any Restricted Investments made after the Issue Date that are sold or otherwise liquidated or repaid to CEX or its Subsidiary Guarantors, other than amounts credited, at the option of CEX, under clause (iv) of the immediately preceding paragraph, and (B) the amount of all Restricted Investments made after the Issue Date that have become Permitted Investments, valued at the lesser of (x) the fair market value thereof on the date that such Investments became Permitted Investments or (y) the aggregate amount of such prior Investments) does not exceed the sum of (A) $50.0 million plus (B) the aggregate amount of any Investments that, but for the fact that such Investments were made prior to the Issue Date, would be Restricted Investments ("Existing Restricted Investments"); provided, however, the aggregate of (B) shall not exceed $65.5 million, less the amount by which the net cash proceeds received by CEX and its Subsidiary

Guarantors upon the sale, liquidation or repayment of Existing Restricted Investments is less than the original amount of such Existing Restricted Investments; (t) pro rata dividends and other distributions on the Equity Interests of any Subsidiary of CEX by such Subsidiary; (u) payments in lieu of fractional shares in an amount not to exceed $50,000 in the aggregate; (v) repurchases of Capital Stock from employees of CEI, CEX or Subsidiaries of CEX pursuant to any management agreement or stock option agreement or upon their death or disability or the termination of their employment in an aggregate amount to all employees not to exceed $5.0 million per year plus the net cash proceeds received by CEX of Capital Stock (other than Disqualified Capital Stock) of CEI sold to directors, executive officers, members of the management or employees of CEI, CEX and its Subsidiaries in such year on and after the Issue Date, (w) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction, and the provisions of the immediately preceding paragraph will not prohibit, (x) Permitted Payments to CEI, (y) a Qualified Exchange, or (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. The full amount of any Restricted Payment made pursuant to the foregoing clauses (t), (u), (w) and (z) (but not pursuant to clauses (s), (v), (x) and (y), of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.



     Additionally, (a) the foregoing clauses (2) and (3) of the first paragraph of this covenant will not prohibit any payment of cash dividends to CEI, which dividends are used by CEI (x) to make the next scheduled interest payment, or, at the final scheduled maturity of July 1, 2000, the then outstanding principal due (but in no event to exceed $325.0 million), on the Parent Convertible Notes as required by the terms of the Parent Convertible Notes in effect on the Issue Date or (y) to pay the next scheduled interest payment on Refinanced Parent Convertible Notes (but in no event to exceed an aggregate of $325.0 million, less amounts, if any, used to repay the Parent Convertible Notes) and (b) the forgoing clause (3) of the first paragraph of this covenant will not prohibit repurchases of Capital Stock (other than Disqualified Capital Stock) of CEI in an aggregate amount not to exceed $100.0 million and, provided the Parent Consolidated Leverage Ratio for the most recent four consecutive fiscal quarters ending on or prior to the date of any such repurchase would be no more than 4.5 to 1, an additional $50.0 million in the aggregate; provided, that the aggregate amount of all payments made pursuant to clauses (a) and (b) of this paragraph (excluding payments of interest on the Parent Convertible Notes and Refinanced Parent Convertible Notes paid in accordance with clause (a)(x) and (a)(y)) shall not exceed $400.0 million. Any Restricted Payment made pursuant to this paragraph shall be counted in the calculation of the aggregate amount of Restricted Payments available to be made pursuant to clause (3) of the first paragraph of this covenant except that any such amount that is substantially concurrently used by CEI to pay interest on or retire the Parent Convertible Notes in accordance with clause (a)(x) or to pay interest on Refinanced Parent Convertible Notes in accordance with clause (a)(y) will not be counted in such calculation. Notwithstanding anything herein to the contrary, in no event shall any proceeds from any debt ranking senior to or pari passu with any of the Notes or Guarantees, as applicable, of CEX or any of its Subsidiaries (excluding Indebtedness of any Foreign Subsidiary that is non-recourse to CEX and its other Subsidiaries) be used (directly or indirectly) to make any principal payments in respect of the Parent Convertible Notes unless on the date of such incurrence of any such debt ranking senior to or pari passu with any of the Notes or Guarantees, the Consolidated Leverage Ratio for the most recent four consecutive fiscal quarters ending on or prior to the date of such incurrence, after giving effect, on a pro forma basis, to such incurrence of any senior or pari passu Indebtedness would be less than 4.5 to 1.



     For purposes of this covenant, the amount of any Restricted Payment, if other than in cash, shall be the fair market value thereof, as determined by CEX and set forth in an Officer's Certificate delivered to the Trustee pursuant to the next sentence. Additionally, on the date of each Restricted Payment in excess of $10.0 million, CEX shall deliver an Officer's Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the Indenture.

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries


     The Indenture provides that CEX and the Subsidiary Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of CEX to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, CEX or any Subsidiary of CEX, except (a) restrictions imposed by the Notes or the Indenture or by other indebtedness of CEX or any of the Subsidiary Guarantors ranking pari passu with the Notes or the Guarantees, as applicable, provided such restrictions are no more restrictive taken as a whole than those imposed by the Indenture and the Notes, (b) restrictions imposed by applicable law, (c) existing restrictions under Indebtedness outstanding on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of such Indebtedness, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive taken as a whole with respect to dividend and other payment restrictions than those contained in the applicable existing Indebtedness, (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by CEX or any of its Subsidiaries, which restrictions existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by any Senior Debt incurred under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such restriction or requirement is no more restrictive than that imposed by the New Credit Facility as of the Issue Date, (f) restrictions with respect solely to a Subsidiary of CEX imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary, (g) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness, (h) restrictions contained in Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary, (i) restrictions contained in Indebtedness incurred by a Foreign Subsidiary in accordance with the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such restrictions relate only to one or more Foreign Subsidiaries, (j) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to restrictions on the transfer or disposition thereof or (k) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (a), (c) or (d) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, nor (b) Liens permitted under the terms of the Indenture on assets securing Senior Debt or Purchase Money Indebtedness incurred in accordance with the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.


  Limitations on Layering Indebtedness


     The Indenture provides that CEX and the Subsidiary Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur, or suffer to exist any Indebtedness (other than the Notes and any Acquired Indebtedness not incurred in connection with or in contemplation of such Acquisition by Corporate Express or a Subsidiary of Corporate Express) that is subordinate in right of payment to any other Indebtedness of CEX or a Subsidiary Guarantor unless, by its terms, such Indebtedness is subordinate in right of payment to, or ranks pari passu with, the Notes or the Guarantee, as applicable.

  Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock


     The Indenture provides that, except as set forth below in this covenant, CEX and the Subsidiary Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, assume, guarantee, incur, become directly or indirectly liable with respect to, extend the maturity of, or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Acquisition Indebtedness) or any Disqualified Capital Stock from and after the Issue Date. Notwithstanding the foregoing:



          (a) if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of CEX for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1 (the "Debt Incurrence Ratio"), then CEX may incur such Indebtedness or Disqualified Capital Stock and the Subsidiary Guarantors may incur such Indebtedness provided that no Guarantee may be incurred pursuant to this paragraph unless the guaranteed Indebtedness is incurred by Corporate Express or a Subsidiary Guarantor pursuant to this paragraph;



          (b) CEX and the Subsidiary Guarantors may incur Indebtedness evidenced by the Notes (and any related Guarantees) issued as of the original Issue Date and the Exchange Notes (and any related Guarantees) issued in exchange therefor;



          (c) CEX and the Subsidiary Guarantors may incur Purchase Money Indebtedness on or after the Issue Date, provided, that (i) the aggregate amount of such Indebtedness incurred on or after the Issue Date and outstanding at any time pursuant to this paragraph (c) (including any Indebtedness issued to refinance, replace, defease or refund such Indebtedness) shall not exceed (A) $35.0 million plus (B) Purchase Money Indebtedness existing on the Issue Date; provided, however, (B) shall not exceed $29.2 million and (ii) in each case, such Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP) to CEX or such Subsidiary Guarantor, as applicable, of the property so purchased or leased;



          (d) CEX, the Subsidiary Guarantors and the Foreign Subsidiaries, as applicable, may incur permitted Refinancing Indebtedness with respect to any Existing Indebtedness and Indebtedness or Disqualified Capital Stock, as applicable, incurred in accordance with this covenant so long as, in the case of Indebtedness used to refinance, replace, defease or refund secured Indebtedness, such Refinancing Indebtedness is secured only by the assets that secured the Indebtedness so refinanced;



          (e) CEX and the Subsidiary Guarantors and the Foreign Subsidiaries, as applicable, may incur Permitted Indebtedness;



          (f) CEX, the Subsidiary Guarantors and the Foreign Subsidiaries may incur Indebtedness in an aggregate amount outstanding at any time pursuant to this clause (f) (including any Indebtedness issued to refinance, replace, defease or refund such Indebtedness) of up to $50.0 million, minus the amount of any such Indebtedness retired (including, in the case of a revolver or a similar arrangement, to the extent permanently retired) with Net Cash Proceeds from any Asset Sale (other than a sale of Assets to Be Disposed of) or assumed by a transferee in an Asset Sale;



          (g) CEX and the Subsidiary Guarantors may incur Indebtedness pursuant to the New Credit Facility up to an aggregate amount outstanding at any time pursuant to this clause (g) (including any Indebtedness issued to refinance, replace, defease or refund such Indebtedness) at any time of $1.0 billion, minus the amount of any such Indebtedness retired (including, in the case of a revolver or a similar arrangement, to the extent permanently retired) with Net Cash Proceeds from any Asset Sale (other than a sale of Assets to Be Disposed of) or assumed by a transferee in an Asset Sale;

          (h) the Foreign Subsidiaries may incur Indebtedness (and CEX and the Subsidiary Guarantors may guarantee such Indebtedness of the Foreign Subsidiaries) in an aggregate amount outstanding at any time pursuant to this clause (h) (including any Indebtedness used to refinance, replace or refund such Indebtedness) of up to (A) $50.0 million plus (B) the amount of Foreign Subsidiary Indebtedness outstanding on the Issue Date; provided, however, the aggregate of (B) shall not exceed $71.1 million, minus the amount of any such Indebtedness retired (including, in the case of a revolver or a similar arrangement, to the extent permanently retired) with the Net Cash Proceeds from any Asset Sale (other than a sale of Assets to Be Disposed of) or assumed by a transferee in an Asset Sale; and


          (i) the Finance Subsidiary may incur Finance Subsidiary Indebtedness.


     Indebtedness or Disqualified Capital Stock of any Person which is outstanding at the time such Person becomes a Subsidiary of CEX (including, without limitation, upon designation of any subsidiary or other Person as a Subsidiary and upon the contribution of the Equity Interests thereof to CEX) or is merged with or into or consolidated with CEX or a Subsidiary of CEX shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of CEX or is merged with or into or consolidated with CEX or a Subsidiary of CEX, as applicable.


  Limitation on Liens Securing Indebtedness


     CEX and the Subsidiary Guarantors will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture.


  Limitation on Sale of Assets and Subsidiary Stock


     The Indenture provides that CEX and the Subsidiary Guarantors will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including by merger or consolidation (in the case of a Subsidiary of CEX), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of CEX, whether by CEX or a Subsidiary of either or through the issuance, sale or transfer of any Equity Interest by a Subsidiary of CEX (any of the foregoing, an "Asset Sale"), unless (1)(a) the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied (i) within 330 days after the date of each such Asset Sale, to the optional redemption of the Notes in accordance with the terms of the Indenture and, at CEX's option, other Indebtedness of CEX ranking on a parity with the Notes from time to time outstanding with similar provisions requiring CEX to make an offer to purchase or to redeem such Indebtedness with the proceeds from asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding or (ii) within 360 days after the date of each such Asset Sale, to the repurchase of the Notes pursuant to a cash offer to repurchase Notes and, at CEX's option, other Indebtedness of CEX ranking on a parity with the Notes from time to time outstanding with similar provisions requiring CEX to make an offer to purchase or to redeem such Indebtedness with the proceeds from asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding (the "Asset Sale Offer") at a purchase price of 100% of principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the "Asset Sale Offer Price") together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment, made within 330 days of such Asset Sale, or (b) within 330 days following such Asset Sale, the Asset Sale Offer Amount is (i) used to make a Permitted Investment (other than pursuant to clause (i) thereof) or otherwise invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 90 days) in assets and property which in the good faith reasonable judgment of CEX will immediately constitute or be a part of a Related Business of CEX or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction, except that no proceeds from an Asset Sale of Existing Assets or assets acquired (directly or indirectly) from the proceeds of an Asset Sale of Existing Assets may be invested in or used to acquire assets or property for a Foreign Subsidiary or (ii) used to retire Purchase Money Indebtedness or other Senior Debt in accordance with any provisions therein requiring CEX to repurchase, redeem, or otherwise retire such Indebtedness with the proceeds from such Asset Sale, Indebtedness outstanding under the New Credit Facility and, except with respect to the use of proceeds from the sale of Assets to Be Disposed of, to permanently reduce (in the case of Senior Debt that is not Purchase Money Indebtedness) the amount of such Indebtedness outstanding on the Issue Date, any amount outstanding under the New Credit Facility or Indebtedness permitted pursuant to paragraph (c), (f) or (g) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently so reduced by such amount), except that no proceeds from an Asset Sale of Existing Assets or assets acquired from the proceeds or Asset Sale of Existing Assets may be used to retire Indebtedness of a Foreign Subsidiary (unless such Existing Assets were assets of such Foreign Subsidiary on the Issue Date), (2) with respect to any transaction or related series of transactions of securities, property or assets with an aggregate fair market value in excess of $3.0 million, at least 75% of the consideration for such Asset Sale (excluding (a) Senior Debt assumed by a transferee which assumption permanently reduces the amount of Indebtedness outstanding on the Issue Date or permitted pursuant to paragraph (c), (f) or (g) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently so reduced by such amount), (b) Purchase Money Indebtedness assumed by a transferee and (c) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents) consists of Cash or Cash Equivalents which is applied as set forth above or consists of Restricted Investments, (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and (4) CEX determines in good faith that CEX or such Subsidiary, as applicable, receives fair market value for such Asset Sale.



     The Indenture provides that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in clauses (1)(a)(i) or 1(b) above (the "Excess Proceeds") exceeds $20.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, CEX shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered pursuant to the Asset Sale Offer (on a pro rata basis (in $1,000 increments) if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest and Liquidated Damages, if any). To the extent that the aggregate amount of Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, CEX may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.



     Notwithstanding, and without complying with, the foregoing provisions of the two immediately prior paragraphs: (i) CEX and its Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of (x) assets or series of related assets with an aggregate fair market value not in excess of $1.0 million, but in any case limited in the aggregate to not more than $5.0 million for any fiscal year and (y) inventory and other assets acquired and held for resale in the ordinary course of business; (ii) CEX and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture; (iii) CEX and its Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of CEX or such Subsidiary, as applicable; (iv) CEX and the Subsidiary Guarantors may convey, sell, transfer, assign or otherwise dispose of assets to CEX or any of the Subsidiary Guarantors; (v) CEX and its Subsidiaries may surrender or waive contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (vi) CEX and its Subsidiaries may grant Liens not prohibited by the Indenture; (vii) CEX and each of the Subsidiaries may liquidate Cash Equivalents in the ordinary course of business; (viii) CEX and each of the Subsidiaries may sell sales of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, and transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction; (ix) Foreign Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to CEX, any of the Subsidiary Guarantors, or any other Foreign Subsidiary; and (x) CEX and its Subsidiaries may make Permitted Investments (excluding clauses (b) and (1) in the definition thereof) and Restricted Investments made under clause (s) of the third paragraph under "Limitation on Restricted Payments."



     Notwithstanding anything herein to the contrary, other than as provided in the following sentence, CEX and its Subsidiaries may sell (including by merger, consolidation or issuance), transfer, assign, license, sublicense or otherwise dispose of (collectively "Transfer") any software, trademark or other intellectual property, or any interest (including any Equity Interest) in any entity which has as its principal assets such property or rights, and such Transfer shall not be treated as an Asset Sale hereunder, if (a) CEX and its Subsidiary Guarantors thereafter have unfettered access to and use of such property or rights at a cost to CEX and its Subsidiaries which is not in excess of the aggregate normal operating costs and third party license fees which have been incurred by CEX and its Subsidiaries prior to any such Transfer, and (b) any proceeds from any Transfer of any such property, rights or interests (including Equity Interests) are used (i) solely for the purpose of the development or installation or implementation of such property or rights (or similar property or rights) or (ii) otherwise in accordance with the provisions of the first paragraph of this covenant. Notwithstanding the preceding sentence or any other provision of this covenant to the contrary, CEX and its Subsidiaries may not Transfer the internally developed product distribution software used by CEX and its Subsidiaries ("Core Operating Software") or intellectual property rights therein or any interests (including any Equity Interests) in any entity which has as its principal assets such Core Operating Software or rights therein, unless CEX and its Subsidiary Guarantors comply with clauses (a) and (b) of the preceding sentence in connection with such Transfer.



     Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, compliance by CEX or any of its Subsidiaries with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.


     If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages due on such Interest Payment Date, if any) will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and such interest (and Liquidated Damages, if applicable) will not be payable to Holders who tender Notes pursuant to such Asset Sale Offer.

  Limitation on Transactions with Affiliates


     The Indenture provides that neither CEX nor any Subsidiary of CEX will be permitted on or after the Issue Date to enter into any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, other than Exempted Affiliate Transactions, (1) involving consideration to either party in excess of $5.0 million unless such transaction is evidenced by an Officer's Certificate addressed and delivered to the Trustee stating that the terms of such Affiliate Transaction are fair and reasonable to CEX or such Subsidiary, as the case may be, and no less favorable to CEX or such Subsidiary, as the case may be, than could have been obtained in an arm's length transaction with a non-Affiliate, and (2) involving consideration to either party in excess of $10.0 million, unless CEX, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to CEX from a financial point of view from an independent investment banking firm of national reputation or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation.

  Limitation on Merger, Sale or Consolidation


     The Indenture provides that neither CEX nor CEI will consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) CEX or CEI, as applicable, is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of CEX or CEI, as applicable, in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iii) except in the case of a transaction involving only CEI, immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" and (iv) Corporate Express will have delivered to the Trustee an Officer's Certificate addressed to the Trustee, stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture, if any, comply with the Indenture and that the supplemental indenture is enforceable.



     Upon any consolidation or merger or any transfer of all or substantially all of the assets of CEX or CEI, as applicable, in accordance with the foregoing, the successor corporation formed by such consolidation or into which CEX or CEI, as applicable, is merged or to which such transfer is made shall succeed to, and (except in case of a lease) be substituted for, and may exercise every right and power of, CEX or CEI, as applicable, under the Indenture with the same effect as if such successor corporation had been named therein as CEX or CEI, as applicable, and (except in case of a lease) CEX or CEI, as applicable, shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.


  Future Subsidiary Guarantors


     The Indenture provides that all present and future Subsidiaries of CEX (other than Receivables Subsidiaries, Finance Subsidiaries, Excluded Subsidiaries and Foreign Subsidiaries) jointly and severally will guarantee irrevocably and unconditionally all principal, premium, if any, and interest (and Liquidated Damages, if any) on the Notes on a senior subordinated basis, provided that DDI shall not be required to become a Guarantor until 120 days after the Issue Date. Notwithstanding anything herein or in the Indenture to the contrary and if permitted by the New Credit Facility, if any Subsidiary of CEX that is not a Subsidiary Guarantor guarantees any other Indebtedness of CEX or CEI or of any Subsidiary of CEX or CEI, or CEX or CEI or any Subsidiary of CEX or of CEI, individually or collectively pledges more than 65% of the Equity Interests of such Subsidiary to a United States lender, then such Subsidiary must become a Guarantor.


  Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors

     The Indenture provides that no Subsidiary Guarantor shall consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior subordinated basis, all of such Subsidiary Guarantor's obligations under such Subsidiary Guarantor's guarantee and the Indenture on the terms set forth in the Indenture; and (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

     Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor or all or substantially all of its assets to an entity which is not a Subsidiary Guarantor or the designation of a Subsidiary to become an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitations on Sale of Assets and Subsidiary Stock"), such Subsidiary Guarantor will be deemed released from its obligations under its Guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of CEX or any other Subsidiary of CEX shall also terminate upon such release, sale or transfer.


  Limitation on Status as Investment Company


     The Indenture prohibits CEX, its Subsidiaries and CEI from taking any action which would require any of them to register as an "Investment Company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.


REPORTS


     The Indenture provides that CEI shall deliver to the Trustee and, to each holder and to prospective purchasers of Notes identified to CEX by an Initial Purchaser, (i) its respective annual and quarterly reports filed pursuant to
Section 13 or 15(d) of the Exchange Act, within 15 days after such reports have been filed with the Commission or (ii) in the event CEI is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within 15 days after it would have been (if it were subject to such reporting obligations) required to file such reports with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if CEI were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by CEX's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission. If at any time CEI does not file such reports which include CEX and its Subsidiaries on a consolidated basis with CEI, CEX shall succeed to the obligations of CEI hereunder.


EVENTS OF DEFAULT AND REMEDIES


     The Indenture defines an Event of Default as (i) the failure by CEX to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by CEX to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise, (iii) the failure by CEX or any Guarantor to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 45 days after written notice is given to CEX by the Trustee or to CEX and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of CEX or any of its Significant Subsidiaries, (v) a default in any Indebtedness of CEX or any of its Subsidiaries with an aggregate principal amount in excess of $10.0 million (a) resulting from the failure to pay principal at final maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $10.0 million, at any one time rendered against CEX or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the holders notice of such Default.



     If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to CEX), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to CEX (and to the Trustee if given by holders) (an

"Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately; provided, however, that if any Senior Debt is outstanding pursuant to the New Credit Facility, upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the day that is five Business Days after the provision to CEX and the representative under the New Credit Facility of such written notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any Senior Debt under the New Credit Facility. In the event a declaration of acceleration resulting from an Event of Default described in clause (v) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such Default is cured or waived or the holders of the Indebtedness which is the subject of such Default have rescinded their declaration of acceleration in respect of such Indebtedness within 45 days thereof and the Trustee has received written notice of such cure, waiver or rescission and no other Event of Default described in clause (v) above has occurred that has not been cured or waived within 45 days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in clause (iv) above relating to CEX occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the holders. The holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration and except any Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, have been cured or waived.



     Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except a Default with respect to any provision requiring a supermajority approval to amend, which Default may be waived only by such a supermajority, and except a Default in the payment of principal of or interest on any Note not yet cured or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE


     The Indenture provides that CEX may, at its option, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that CEX shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest (and Liquidated Damages, if any) on such Notes when such payments are due from the trust funds;
(ii) CEX's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and CEX's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, CEX may, at its option and at any time, elect to have the obligations of CEX and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, guarantees, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) CEX must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the holders of Notes must have a valid, perfected, exclusive security interest in such trust;
(ii) in the case of Legal Defeasance, CEX shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) CEX has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, CEX shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or any other material agreement or instrument to which CEX or any of its Subsidiaries is a party or by which CEX or any of its Subsidiaries is bound; (vi) CEX shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by CEX with the intent of preferring the holders of such Notes over any other creditors of CEX or with the intent of defeating, hindering, delaying or defrauding any other creditors of CEX or others; and (vii) CEX shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, clauses (i) through (vi) and, in the case of the opinion of counsel, clauses (i), (with respect to the validity and perfection of the security interest) (ii), (iii) and
(v) of this paragraph have been complied with.



     If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then the obligations of CEX and the Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.


AMENDMENTS AND SUPPLEMENTS


     The Indenture contains provisions permitting CEX, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. With the consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, CEX, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the holders; provided that no such modification may, without the consent of holders of at least 66 2/3% in aggregate principal amount of Notes at the time outstanding, modify the provisions (including the defined terms used therein) of the covenant "Repurchase of Notes at the Option of the holder upon a Change of Control" in a manner adverse to the holders; and provided, that no such modification may, without the consent of each holder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption at the option of CEX thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at the option of CEX, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of CEX to redeem the Notes in a manner adverse to the holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the

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

waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS


     The Indenture will provide that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of CEX, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of CEX or the Guarantors under the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director.


CERTAIN DEFINITIONS


     "Acquired Indebtedness" means Indebtedness or Disqualified Capital Stock of any Person existing at the time such Person becomes a Subsidiary of CEX, including by designation, or is merged or consolidated into or with CEX or one of its Subsidiaries.


     "Acquisition" means the purchase or other acquisition of any Person of all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.


     "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with CEX. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided that a Beneficial Owner of 20% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.



     "Assets to Be Disposed of" means assets identified in an Officer's Certificate at the time of an Acquisition as assets CEX or the acquiring Subsidiary intends to dispose of within 180 days of such Acquisition.


     "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (a) the sum of the products (i) of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (ii) the amount of each such respective principal (or redemption) payment by (b) the sum of all such principal (or redemption) payments.

     "Beneficial Owner" or "beneficial owner" for purposes of the definitions of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "Person" shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

     "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.


     "Capital Contribution" means any contribution to the equity of CEX from a direct or indirect parent of CEX for which no consideration other than the issuance of common stock with no redemption rights and no special preferences, privileges or voting rights is given.


     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.


     "Cash Equivalent" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100.0 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition; (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition,
(d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $100.0 million for direct obligations issued by or fully guaranteed by the United States of America in which Corporate Express will have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, (e) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs (a), (b), (c) or (d) hereof and (f) in the case of any Foreign Subsidiary: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (ii) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which investments or obligors (or the direct or indirect parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (iii) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors (or the direct or indirect parents of such obligors), which investments or obligors (or the direct or indirect parents of such obligors) are not rated as provided in such clauses or in clause (ii) above but which are, in the reasonable judgment of Corporate Express, comparable in investment quality to such investments and obligors (or the direct or indirect parent of such obligors).


     "Claim" means any claim for damages arising from the purchase of the Notes or for reimbursement or contribution on the account of such claim, in each case to the extent relating to the purchase price of the Notes.

     "Consolidated Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period without regard to the effect of subsection (c) of the definition of "Consolidated Net Income", (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of the Reference Period, and (iv) the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.


     "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted (a) to eliminate (i) non-recurring charges related to the assimilation of Persons acquired, and the expenses of, any Acquisitions, including expenses incurred in connection with the retirement of Acquired Indebtedness, (ii) the write-off of debt financing fees associated with termination of credit facilities, (iii) any non-cash pre-Acquisition write-offs or similar charges incurred by a Person acquired in an Acquisition that as a result of pooling of interest are included in CEI's consolidated financial statements for such period to the extent such write-offs or charges would either (x) not be included as an expense on CEI's consolidated financial statements had the Acquisition not been accounted for as a pooling of interests or (y) be eliminated by the provisions hereof if recorded by CEI for such period and (iv) any non-cash write-offs or similar charges which are recorded following an Acquisition in CEI's consolidated financial statements with respect to an acquired Person's assets to the extent such amounts were accounted for in the first twelve months following the date such Acquisition was consummated and (b) to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) Consolidated income tax expense, (ii) Consolidated depreciation and amortization expense (including any accelerations thereof), (iii) Consolidated Fixed Charges, and (iv) non-cash charges attributable to the grant, exercise or repurchase of options or shares of Qualified Capital Stock to or from employees. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of a Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.



     "Consolidated Fixed Charges" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, (b) one-third of rental expense for such period attributable to operating leases of such person and its Consolidated Subsidiaries, (c) the amount of dividends accrued or payable by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person's Subsidiaries) and (d) interest expense of CEI for such period with respect to the Parent Convertible Notes and any refinancing indebtedness incurred with respect thereto. For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by CEX to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.



     "Consolidated Leverage Ratio" shall mean the ratio on a pro forma basis of
(i) the aggregate outstanding amount of Indebtedness of CEX and its Consolidated Subsidiaries (excluding Indebtedness ranking subordinate to the Notes and the Guarantees and Indebtedness of any Foreign Subsidiary that is non-recourse to CEX and its other Subsidiaries) as of the date of calculation on a consolidated basis, after giving effect to the incurrence of Indebtedness on such date, net of cash stated on CEI's consolidated balance sheet (excluding cash held at CEI) to (ii) the Consolidated EBTIDA of CEX for the four last full fiscal quarters ending on or prior to the date of determination; provided, that for purposes of such calculation, Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period.



     "Consolidated Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain or loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock), (b) the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person's pro rata share of such Person's net income for such period, (c) the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, and (e) the net income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, except to the extent cash or Cash Equivalents are distributed to CEX or one of its Subsidiaries in a transaction that does not relate to the liquidation of such Unrestricted Subsidiary.


     "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.


     "Designated Senior Debt" means, (a) so long as it is in effect, the New Credit Facility and (b) at any time when the New Credit Facility is no longer in effect any other Senior Debt designated by CEX to be "Designated Senior Debt" that has an outstanding principal amount of at least $20 million at the time of such designation.



     "Disqualified Capital Stock" means (a) except as set forth in (b), with respect to any Person, Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such Person (including with respect to any Subsidiary of CEX), any Equity Interests other than any common equity with no preference, privileges, or redemption or repayment provisions.


     "Disqualified Preferred Stock" means, with respect to any Person, Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes.

     "Equity Interest" of any Person means any shares, interests, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership or membership interests in, such Person.

     "Excluded Subsidiary" means any Subsidiary which has assets with a fair market value of $5.0 million or less and is designated as an "Excluded Subsidiary" by CEX; provided that at no time may the aggregate fair market value of the assets of all Subsidiaries designated as "Excluded Subsidiaries" exceed $25.0 million.



     "Exempted Affiliate Transaction" means (a) reasonable and customary financial advisory, securities underwriting or similar arrangements with investment banking firms of national reputation, (b) issuances of Qualified Capital Stock of CEX, (c) customary employee compensation or incentive arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of CEX, (d) dividends permitted under the terms of the covenant "Limitation on Restricted Payments" and payable, in form and amount, on a pro rata basis to all holders of Capital Stock of CEX, and (e) transactions solely between CEX or any of CEX's Subsidiaries or Unrestricted Subsidiaries or solely among Subsidiaries or Unrestricted Subsidiaries of CEX.



     "Existing Assets" means property, plant and equipment and other tangible business assets existing as of the Issue Date used in a Related Business of CEX or the Guarantors, but does not include inventory, cash or Cash Equivalents or intangible assets, and the proceeds from the sale, disposition or other transfer of any Existing Assets outside the ordinary course of business.



     "Existing Indebtedness" means the Indebtedness of CEX and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the Issue Date, until such amounts are repaid.



     "Finance Subsidiary" means any Subsidiary of CEX (other than a Subsidiary Guarantor or a Foreign Subsidiary) organized for the sole purpose of issuing Capital Stock or other securities and loaning the proceeds thereof to CEX or a Subsidiary Guarantor and which engaged in no other transactions except those incidental thereto.


     "Finance Subsidiary Indebtedness" means Indebtedness of or Disqualified Capital Stock issued by a Finance Subsidiary, which Indebtedness or Disqualified Capital Stock does not mature and is not mandatorily redeemable or redeemable at the option of the holder thereof, in whole or in part (other than pursuant to customary change of control or asset sale provisions), prior to the final Stated Maturity of the Notes.


     "Foreign Subsidiary" means any Subsidiary of CEX which (a) is not organized under the laws of the United States, any state thereof or the District of Columbia, (b) conducts substantially all of its business operations outside the United States of America, and (c) does not own, or have the benefit of any Lien on, any Equity Interests of CEX or any Subsidiary Guarantor.


     "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

     "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, or (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors; (b) all liabilities and obligations, contingent or otherwise, of such Person (i) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (ii) for the payment of money relating to any Capitalized Lease Obligation, or (iii) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (c) all net obligations of such Person under Interest Swap and Hedging Obligations; (d) all liabilities and obligations of others of the kind described in the preceding clauses (a), (b) or (c) that such Person has guaranteed or that is otherwise its legal liability; and (e) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; provided that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute "Indebtedness."

     "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.


     "Investment" by any Person in any other Person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of CEX or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; (d) the making of any capital contribution by such Person to such other Person; and (e) the designation by the Board of Directors of CEX of any Person to be an Unrestricted Subsidiary. CEX shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither CEX nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from CEX or a Subsidiary of CEX shall be deemed an Investment valued at its fair market value at the time of such transfer.


     "Issue Date" means the date of first issuance of Notes under the Indenture.


     "Junior Securities" means any Qualified Capital Stock and any Indebtedness of CEX or a Guarantor, as applicable, that is subordinated in right of payment to the Notes or the Guarantee, as applicable, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes; provided that in the case of subordination in respect of Senior Debt under the New Credit Facility, "Junior Security" shall mean any Qualified Capital Stock and any Indebtedness of CEX or the Guarantor, as applicable, that is issued to a Holder on account of the Notes pursuant to an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy or reorganization law, which Qualified Capital Stock or Indebtedness (i) has a maturity, mandatory redemption obligation or put right, if any, longer than, or occurring after the final maturity date of, all Senior Debt outstanding under the New Credit Facility on the date of issuance of such Qualified Capital Stock or Indebtedness (and to any securities issued in exchange for any such Senior Debt), (ii) is unsecured,
(iii) has an Average Life longer than the security for which such Qualified Capital Stock or Indebtedness is being exchanged, (iv) does not provide for terms, conditions or covenants more onerous than those provided in the Notes and
(v) by their terms or by law are subordinated to Senior Debt outstanding under the New Credit Facility on the date of issuance of such Qualified Capital Stock or Indebtedness (and to any securities in exchange for any such Senior Debt) at least to the same extent as the Notes.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.


     "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by CEX in the case of a sale of its Qualified Capital Stock and by CEX and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock of CEX upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of CEX that were issued for cash on or after the Issue Date, the amount of cash originally received by CEX upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by CEX) of income, franchise, sales and other applicable taxes required to be paid resulting from such sale by CEX or any of its respective Subsidiaries in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes. "Net Cash Proceeds" also includes the amount of cash received by CEX as a Capital Contribution from Parent.



     "New Credit Facility" means the credit agreement dated April 17, 1998 by and among CEX, CEI, and certain financial institutions providing for an aggregate $250.0 million term credit facility and an aggregate $750.0 million revolving credit facility, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced, refinanced (in whole or in part) or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and whether or not pursuant to a single or multiple agreements or instruments, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in their terms and conditions thereof. Without limiting the generality of the foregoing, the term "New Credit Facility" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders at any time party to the New Credit Facility (which Interest Swap and Hedging Obligations shall not be deemed to increase the amount outstanding pursuant to the New Credit Facility for purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" covenant contained herein) and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any New Credit Facility and all refundings, refinancings and replacements (whether in whole or in part) of all or any part of the New Credit Facility, including any agreement or agreements
(i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of CEX and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such increased Indebtedness is incurred it would be permitted to be incurred under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (iv) otherwise altering the terms and conditions thereof.



     "Non-Recourse Indebtedness" means Indebtedness (a) as to which neither CEX nor any of its Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
(ii) is directly or indirectly liable (as a guarantor or otherwise), or (iii) constitutes the lender; and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of CEX or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.



     "Obligation" means any principal, premium, interest, penalties, fees, reimbursements, damages, indemnification and other liabilities relating to obligations of CEX or any Guarantor under the Notes or the Indenture, including any liquidated damages pursuant to the Registration Rights Agreement.

     "Officer's Certificate" means a certificate signed on behalf of CEX or Subsidiary Guarantor, as applicable, by an officer of CEX or Subsidiary Guarantor, as applicable, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of CEX or Subsidiary Guarantor, as applicable, that meets the requirements set forth in the Indenture.



     "Parent Consolidated Leverage Ratio" shall mean the ratio on a pro forma basis of (i) the aggregate outstanding amount of Indebtedness of CEI and its Consolidated Subsidiaries as of the date of calculation on a consolidated basis, after giving effect to the incurrence of Indebtedness and Disqualified Preferred Stock on such date, net of cash stated on CEI's consolidated balance sheet, plus the aggregate liquidation preference of all Disqualified Preferred Stock of CEI and its Consolidated Subsidiaries to (ii) the Consolidated EBITDA of CEI for the four last full fiscal quarters ending on or prior to the date of determination; provided, that for purposes of such calculation, Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period.



     "Parent Convertible Notes" means the $325.0 million aggregate principal amount of 4 1/2% Convertible Notes due July 1, 2000 of CEI issued pursuant to the Indenture, dated as of June 24, 1996, between CEI and Bankers Trust Company, as Trustee, as in existence on the Issue Date.


     "Permitted Indebtedness" means that:


          (a) CEX, the Subsidiary Guarantors and the Foreign Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, bank overdrafts, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices and for the purposes customary in CEX's industry;



          (b) CEX may incur Indebtedness to any Subsidiary Guarantor or a Foreign Subsidiary, and any Subsidiary Guarantor or a Foreign Subsidiary may incur Indebtedness to any other Subsidiary Guarantor or a Foreign Subsidiary or to CEX; provided that the time any such Indebtedness becomes held by any Person other than CEX or a Subsidiary, Guarantor or a Foreign Subsidiary shall be deemed an Incurrence Date; provided, further, that in the case of Indebtedness of CEX, such obligations shall be unsecured and subordinated in all respects to CEX's obligations pursuant to the Notes;



          (c) any Subsidiary Guarantor may guaranty any Indebtedness of CEX or another Subsidiary Guarantor that was permitted to be incurred pursuant to the Indenture, substantially concurrently with such incurrence or at the time such Person becomes a Subsidiary Guarantor;



          (d) a Receivables Subsidiary may incur Indebtedness in a Qualified Receivables Transaction that is without recourse to CEX or CEI or to any Subsidiary of CEX or of CEI or any of their assets (other than Standard Securitization Undertakings and other than such Receivables Subsidiary and its assets), and is not guaranteed by any such Person and is not otherwise any such other Person's legal liability; and



          (e) CEX and the Subsidiary Guarantors and the Foreign Subsidiaries may incur Interest Swap and Hedging Obligations, so long as not for purposes of speculation, for the purpose of fixing or hedging (i) interest rate risk with respect to any floating Indebtedness that is permitted by the terms of the Indenture to be outstanding or (ii) the value of foreign currencies purchased or received by CEX or its Subsidiaries in the ordinary course.



     "Permitted Investment" means any Investment in (a) any of the Notes; (b) Cash Equivalents; (c) intercompany notes to the extent permitted under clause
(b) of the definition of "Permitted Indebtedness; (d) Investments by CEX or any Subsidiary Guarantor in any Person that is or immediately after such Investment becomes a Subsidiary Guarantor, or immediately after such Investment merges or consolidates into CEX or any Subsidiary Guarantor in compliance with the terms of the Indenture, provided that such Person is engaged in all material respects in Related Business; (e) Investments by CEX or any Subsidiary Guarantor in any Person that is or immediately after such Investment becomes a Wholly Owned Foreign Subsidiary, provided that such Person is engaged in all material respects in a Related Business (other than

Investments consisting of or from the contribution, sale, disposition or other transfer of Existing Assets of CEX or a Subsidiary Guarantor or the direct or indirect proceeds of any such Existing Assets, in each case outside the ordinary course of business); (f) Investments in CEX by any Subsidiary Guarantor, provided that in the case of Indebtedness constituting any such Investment, such Indebtedness shall be unsecured and subordinated in all respects to CEX's obligations under the Notes; (g) Investments in securities of trade creditors or customers received in settlement of obligations that arose in the ordinary course of business or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (h) Investments by CEX outstanding on the Issue Date; (i) transactions or arrangements with officers or directors of CEX or any Subsidiary Guarantor entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of CEX or any Subsidiary Guarantor permitted under the covenant "Limitation on Transactions with Affiliates"); (j) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; (k) any Investment by CEX or any Guarantor in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other person, in each case in connection with a Qualified Receivables Transaction; provided, that the foregoing Investment is in the form of a note that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual arrangements with entities that are not Affiliates entered into as part of a Qualified Receivables Transaction;
(l) Investments made as a result of the receipt of non-cash consideration from a sale of assets that does not constitute an Asset Sale by reason of the de minimus thresholds set forth in the definition thereof and from an Asset Sale that was made pursuant to and in compliance with the covenant entitled "Limitations on Sales of Assets and Subsidiary Stock"; and (m) any acquisition of assets in exchange for the Qualified Capital Stock of CEX.



     "Permitted Lien" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of CEX in accordance with GAAP; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of CEX in accordance with GAAP; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by CEX or any of its Subsidiaries) or interfere with the ordinary conduct of the business of CEX or any of its Subsidiaries; (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (h) Liens securing the Notes; (i) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary of CEX or is merged with or into CEX or a Subsidiary of CEX, or Liens securing Indebtedness incurred in connection with an Acquisition, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; (j) Liens arising from Purchase Money Indebtedness permitted to be incurred under paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness; (k) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of CEX or any of its Subsidiaries or materially detracting from the value of the relative assets of CEX or any Subsidiary; (l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by CEX or any of its Subsidiaries in the ordinary course of business; (m) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, provided that the Indebtedness secured is not increased and the Liens are not extended to any additional assets or property that would not have been security for the Indebtedness refinanced; (n) Liens securing Senior Debt, including Indebtedness incurred under the New Credit Facility in accordance with the terms of the Indenture; (o) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; and (p) Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with the provisions of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such Liens relate solely to the property of one or more Foreign Subsidiaries; (q) Liens of landlords or of mortgages of landlords arising by operation of law, provided that the rental payments secured thereby are not yet due and payable; (r) Liens incurred in the ordinary course of business of CEX or any Subsidiary of CEX with respect to obligations that do not exceed $5.0 million at any one time outstanding and that
(i) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof; (s) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof; (t) Liens arising out of consignment or similar arrangements for the sale of goods; and (u) Liens securing Interest Swap and Hedging Obligations permitted to be incurred by the Indenture.



     "Permitted Payments to CEI" means, without duplication, (a) payments to CEI in an aggregate amount not to exceed $1.0 million in any fiscal year in an amount necessary and sufficient to permit CEI to pay reasonable and necessary operating expenses and other general corporate expenses to the extent such expenses relate or are fairly allocable to CEX and its Subsidiaries (including any reasonable professional fees and expenses, but excluding all expenses payable to or to be paid to or on behalf of an Excluded Person except in a transaction constituting an Exempted Affiliate Transaction, and (b) payments to CEI to enable CEI to pay foreign, Federal, state or local tax liabilities ("Tax Payments"), not to exceed the amount of any tax liabilities that would be otherwise payable by CEX and its Subsidiaries to the appropriate taxing authorities if CEX and its Subsidiaries were to file separate tax returns to the extent that CEI has an obligation to pay such tax liabilities relating to the operations, assets or capital of CEX or its Subsidiaries; provided, however, that (i) notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by CEX and any of its United States Subsidiaries in respect of their Federal income tax liability, such payment shall be determined on the basis of assuming that CEX is the parent company of an affiliated group (the "Issuer Affiliated Group") filing a Federal income tax return and that CEI and each such United States Subsidiary is a member of the Issuer Affiliated Group and (ii) any Tax Payments shall either be used by CEI to pay such tax liabilities within 90 days of CEI's receipt of such payment or refunded to the payee.



     "Public Equity Offering" means an underwritten offering of common stock of CEX or CEI for cash pursuant to an effective registration statement under the Securities Act, provided, at the time or upon consummation of such offering, such common stock of CEX or CEI is listed on a national securities exchange or quoted on the national market system of the Nasdaq Stock Market.


     "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred to finance solely the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any real or personal tangible property which is incurred within 180 days of such acquisition and is secured only by the assets so financed.


     "Qualified Capital Stock" means any Equity Interests of CEX or such other specified person that is not Disqualified Capital Stock.



     "Qualified Exchange" means any defeasance, redemption, retirement, repurchase or other acquisition of Equity Interests or Indebtedness of CEX issued on or after the Issue Date with the Net Cash Proceeds received by CEX from the substantially concurrent sale of Qualified Capital Stock of CEX or any exchange of Qualified Capital Stock of CEX for any Equity Interests or Indebtedness of CEX issued on or after the Issue Date.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by CEX, any Guarantor or any Receivables Subsidiary pursuant to which CEX, any Guarantor or any Receivables Subsidiary may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (a) a Receivables Subsidiary (in the case of a transfer or encumbrancing by CEX or any Guarantor) and (b) any other Person (solely in the case of a transfer or encumbrancing by a Receivables Subsidiary), solely accounts receivable (whether now existing or arising in the future) of CEX or any Guarantor which arose in the ordinary course of business of CEX or any Guarantor, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.



     "Receivables Subsidiary" means a Wholly Owned Subsidiary of CEX which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of CEX (as provided below) as a Receivables Subsidiary (a) no portion of any Indebtedness or any other obligations (contingent or otherwise) of which, directly or indirectly, contingently or otherwise, (i) is guaranteed by CEX or CEI or any other Subsidiary of CEX or CEI (excluding Standard Securities Undertakings), (ii) is recourse to or obligates CEX or CEI or any other Subsidiary of CEX or CEI in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of CEX or CEI or any other Subsidiary of CEX or CEI to the satisfaction thereof, other than Standard Securitization Undertakings, (b) with which neither CEX or CEI nor any other Subsidiary of CEX or CEI has any material contract, agreement, arrangement or understanding other than those customarily entered into in connection with Qualified Receivables Transactions, and (c) with which neither CEX or CEI nor any other Subsidiaries of CEX or CEI has any obligation, directly or indirectly, contingently or otherwise, to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by the filing with the Trustee a certified copy of the resolution of the Board of Directors of CEX giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.


     "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

     "Refinanced Parent Convertible Note" means Refinancing Indebtedness incurred to refinance the Parent Convertible Notes.

     "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness shall only be issued to Refinance outstanding Indebtedness or Disqualified Capital Stock of such person issuing such Refinancing Indebtedness, (B) such Refinancing Indebtedness shall
(x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced, and (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced.

     "Related Business" means the business conducted (or proposed to be conducted) by CEX and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of CEX are materially related businesses. Without limiting the generality of the foregoing, Related Business shall include sales (including by mail) of office products, computer systems and equipment and office furniture, computer systems consulting and forms management.


     "Related Person" means any Person who controls, is controlled by or is under common control with an Excluded Person; provided that for purposes of this definition "control" means the beneficial ownership of more than 50% of the total voting power of a Person normally entitled to vote in the election of directors, managers or trustees, as applicable, of a Person.

     "Restricted Investment" means, in one or a series of related transactions, any Investment, other than investments in Cash Equivalents and other Permitted Investments.


     "Restricted Payment" means, with respect to any Person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or CEI or Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any Subsidiary or CEI of such Person, (c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or CEI or Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Restricted Investment by such person; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; (ii) any dividend, distribution or other payment to CEX or to any of its Subsidiary Guarantors, by CEX or any of its Subsidiaries, or to a Foreign Subsidiary which is a direct or indirect parent of another Foreign Subsidiary, by such Foreign Subsidiary; (iii) loans or advances to any Subsidiary Guarantor the proceeds of which are used by such Subsidiary Guarantor in a Related Business activity of such Subsidiary Guarantor; or (iv) Permitted Investments.



     "Senior Debt" of CEX or any Guarantor means Indebtedness (including, without limitation, all monetary obligations in respect of the New Credit Facility, and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the New Credit Facility at the relevant contractual rate provided in the New Credit Facility both before and after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law) of CEX or such Guarantor arising under the New Credit Facility or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated Senior Debt and made senior in right of payment to the Notes or the applicable Guarantee; provided, that in no event shall Senior Debt include (a) Indebtedness to any Subsidiary of CEX or any officer, director or employee of CEX or any Subsidiary of CEX, (b) Indebtedness to the extent the same is incurred in violation of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," (c) Indebtedness to trade creditors, (d) Disqualified Capital Stock, (e) Capitalized Lease Obligations, (f) any liability for taxes owed or owing by CEX or such Guarantor or (g) the Parent Convertible Notes or the 9 1/8% Senior Subordinated Notes.


     "Significant Subsidiary" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.


     "Standard Securitization Undertakings" mean representations, warranties, covenants and indemnities entered into by CEX or any Subsidiary Guarantor which are reasonably customary in an accounts receivables transaction.


     "Stated Maturity" when used with respect to any Note, means June 1, 2008.


     "Subordinated Indebtedness" means Indebtedness of CEX or a Subsidiary Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument relating thereto to the Notes or such Subsidiary Guarantee, as applicable, in any respect or has a final stated maturity after the Stated Maturity.

     "Subsidiary" with respect to any Person, means (i) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) any other Person (other than a corporation) in which such person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of CEX or of any Subsidiary of CEX. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of CEX.



     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with CEX or any Subsidiary of CEX unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CEX or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Corporate Express; (c) is a Person with respect to which neither CEX nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CEX or any of its Subsidiaries. Any such designation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant entitled "Restricted Payments" hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Subsidiary of CEX as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" hereof, CEX will be in default of such covenant). The Board of Directors of CEX may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a pro forma basis, the Issuer could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.


     "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

     "U.S. Legal Tender Equivalents" means securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof with a maturity of 90 days or less (provided that the full faith and credit of the United States of America is pledged in support thereof).

     "Wholly Owned Foreign Subsidiary" of any Person means a Foreign Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Foreign Subsidiaries of such Person or by such Person and one or more Subsidiary Guarantors of such Person.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiary Guarantors of such Person.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

     The Old Notes sold to Qualified Institutional Buyers initially were in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes were deposited with the Trustee, as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants. The Old Notes sold in offshore transactions in reliance on Regulation S, initially were in the form of one or more temporary, registered, global book-entry notes without interest coupons (the "Reg S Temporary Global Notes"). The Reg S Temporary Global Notes were deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of a nominee of DTC (a "Nominee") for credit to the accounts of Indirect Participants participating in DTC through the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL"). During the 40-day period commencing on the day after the later of the offering date and the original Issue Date of the Old Notes (the "40-Day Restricted Period"), beneficial interests in the Reg S Temporary Global Note may be held only through Euroclear or CEDEL, and, pursuant to DTC's procedures, Indirect Participants that hold a beneficial interest in the Reg S Temporary Global Note will not be able to transfer such interest to a person that takes delivery thereof in the form of an interest in the U.S. Global Notes. Within a reasonable time after the expiration of the 40-Day Restricted Period, the Reg S Temporary Global Notes will be exchanged for one or more permanent global notes (the "Reg S Permanent Global Notes", collectively with the Reg S Temporary Global Notes, the "Reg S Global Notes") upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. After the 40-Day Restricted Period, (i) beneficial interests in the Reg S Permanent Global Notes may be transferred to a person that takes delivery in the form of an interest in the U.S. Global Notes and (ii) beneficial interests in the U.S. Global Notes may be transferred to a person that takes delivery in the form of an interest in the Reg S Permanent Global Notes, provided, in each case, that the certification requirements described below are complied with. See "Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively as "Global Notes."

     Beneficial interests in all Global Notes and all Certificated Notes, if any, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." In addition, transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "Transfer of Interests in Global Notes for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES


     DTC has advised CEX that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").



     DTC has also advised CEX that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes that have been allocated to them by the Initial Purchasers, and

(ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

     Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Reg S Temporary Global Notes may hold their interests therein directly through Euroclear or CEDEL or indirectly through organizations that are participants in Euroclear or CEDEL. After the expiration of the 40-Day Restricted Period (but not earlier), investors may hold interests in the Reg S Global Notes through organizations other than Euroclear and CEDEL that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office, is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of CEDEL (each a "Nominee" of Euroclear and CEDEL, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and CEDEL, respectively. Euroclear and CEDEL must maintain on their own records the ownership interests, and transfers of ownership interests of, by and between their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC.

     The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes, see "Reg S Temporary and Reg S Permanent Global Notes" and "-- Transfers of Interests in Global Notes for Certificated Notes."

     EXCEPT AS DESCRIBED IN "TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES", OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.


     Under the terms of the Indenture, CEX, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither CEX, the Trustee nor any agent of CEX or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.



     DTC has advised CEX that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, CEX or the Guarantors.

Neither CEX, the Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and CEX and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.


     The Global Notes trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and UK time for CEDEL). Indirect Participants who hold interest in the Notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

     Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in Reg S Permanent Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.


     DTC has advised CEX that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "Transfers of Interests in Global Notes for Certificated Notes."



     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Reg S Global Notes and in the U.S. Global Notes among Direct Participants, including Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of CEX, the Guarantors, the Initial Purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.



     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that CEX believes to be reliable, but CEX takes no responsibility for the accuracy thereof.

REG S TEMPORARY AND REG S PERMANENT GLOBAL NOTES

     An Indirect Participant who holds an interest in the Reg S Temporary Global Notes through Euroclear or CEDEL must provide Euroclear or CEDEL, as the case may be, with a certificate in the form required by the Indenture certifying that such Indirect Participant is either not a U.S. Person or has purchased such interests in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or CEDEL, as the case may be, must provide to the Trustee (or the Paying Agent, if other than the Trustee) a certificate in the form required by the Indenture prior to any exchange of such beneficial interests for beneficial interests in Reg S Permanent Global Notes.

     "U.S. Person" means (i) any individual resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settler, if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person), (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned by "accredited investors" within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however, that a "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in
Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

TRANSFERS OF INTERESTS IN ONE GLOBAL NOTE FOR INTERESTS IN ANOTHER GLOBAL NOTE

     Prior to the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in the Reg S Temporary Global Note through Euroclear or CEDEL will not be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes. After the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in Reg S Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth under "Notice to Investors" and set forth in the legend printed on the Reg S Permanent Global Notes.

     Prior to the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in the U.S. Global Note will not be permitted to transfer its interests to any person that takes delivery thereof in the form of an interest in the Reg S Temporary Global Notes. After the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in U.S. Global Notes may transfer its interests to a person who takes delivery in the form of an interest in Reg S Permanent Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.

     Transfers involving an exchange of a beneficial interest in Reg S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global

Note and a corresponding increase in the principal amount of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES


     An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies CEX that it is unwilling or unable to continue as depositary for the Global Notes and CEX thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) CEX, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, CEX will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Notes.


     Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Notes will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).


     In all cases described herein, such Certificated Notes will bear the restrictive legend referred to in "Notice to Investors," unless CEX determines otherwise in compliance with applicable law.



     Neither CEX, the Guarantors nor the Trustee will be liable for any delay by the holder of the Global Notes or the DTC in identifying the beneficial owners of Notes, and CEX and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or the DTC for all purposes.


TRANSFERS OF CERTIFICATED NOTES FOR INTERESTS IN GLOBAL NOTES

     Certificated Notes may be transferred only if the transferor first delivers to the Trustee a written certificate (and, in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer described under "Notice to Investors."

SAME DAY SETTLEMENT AND PAYMENT


     The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, CEX will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. CEX expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.


REGISTRATION RIGHTS; LIQUIDATED DAMAGES


     CEX, the Guarantors and Donaldson, Lufkin & Jenrette Securities Corporation, BT Alex. Brown Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities LLC, First Chicago Capital Markets, Inc. and BNY Capital Markets, Inc. (the "Initial Purchasers") entered into the Registration Rights Agreement pursuant to which CEX and the Guarantors agreed to file a registration statement with the Commission with respect to the New Notes, of which this Prospectus forms a part (the "Exchange Offer Registration Statement") within 60 days of the closing of the issuance of the Old Notes (the "Closing Date"), and use their respective best efforts to have it declared effective within 120 days of the Closing Date. CEX and the Guarantors also agreed to use their respective best efforts to cause the Exchange Offer Registration Statement to be effective continuously, to keep the Exchange Offer open for a period of not less than 20 business days and cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective by the Commission. Pursuant to the Exchange Offer, certain holders of the Notes which constitute Transfer Restricted Securities may exchange their Transfer Restricted Securities for registered New Notes. To participate in the Exchange Offer, each holder must represent that it is not an affiliate of CEX, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes and it is acquiring the New Notes in its ordinary course of business.



     If (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of the Notes which are Transfer Restricted Securities notifies CEX prior to the 20th business day following the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds the Notes acquired directly from CEX or any of CEX's affiliates, CEX and the Guarantors will file with the Commission a Shelf Registration Statement to register for public resale the Transfer Restricted Securities held by any such holder who provides CEX with certain information for inclusion in the Shelf Registration Statement.


     For the purposes of the Registration Rights Agreement, "Transfer Restricted Securities" means each Note until the earliest on the date of which (i) such
Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such Note has been disposed of in accordance with the Shelf Registration Statement, (iii) such Note is disposed of by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (iv) such Note is distributed to the public pursuant to Rule 144 under the Securities Act.


     The Registration Rights Agreement provides that (i) if CEX and the Guarantors fail to file an Exchange Offer Registration Statement with the Commission on or prior to the 60th day after the Closing Date, (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 120th day after the Closing Date, (iii) if the Exchange Offer is not consummated on or before the 30th business day after the Exchange Offer Registration Statement is declared effective, (iv) if obligated to file the Shelf Registration Statement and CEX and the Guarantors fail to file the Shelf Registration Statement with the Commission on or prior to the 30th business day after such filing obligation arises, (v) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 90th day after the obligation to file a Shelf Registration Statement arises, or (vi) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability (each, a "Registration Default"), CEX and the Guarantors agree to pay to each holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities at the beginning of and for each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week, per $1,000 in principal amount of Transfer Restricted Securities. CEX and the Guarantors shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     All accrued Liquidated Damages shall be paid by CEX or the Guarantors to holders entitled thereto in the same manner as interest payments on the Notes on semi-annual damages payment dates which correspond to interest payment dates for the Notes.


                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities. CEX has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending one year after the Expiration Date (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify CEX, or cause CEX to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer -- Exchange Agent." See "The Exchange Offer -- Resales of New Notes."



     CEX will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes.


     Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS


     The validity of the Notes offered hereby will be passed upon on behalf of Corporate Express by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania.


                            INDEPENDENT ACCOUNTANTS


     The consolidated financial statements of Corporate Express as of January 31, 1998, March 1, 1997 and March 2, 1996 and for the eleven month period ended January 31, 1998, and the three years in the period ended March 1, 1997 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing in Corporate Express' Annual Report on Form 10-K/A as filed on October 23, 1998.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated in this Prospectus by reference and made a part hereof:


          1. Corporate Express' Annual Report on Form 10-K for the fiscal year ended January 31, 1998, as amended by the Form 10-K/A filed on October 23, 1998.



          2. Corporate Express' Quarterly Reports on Form 10-Q for the fiscal quarters ended May 2, 1998 and August 1, 1998.



          3. Corporate Express' Current Reports on Form 8-K filed on May 7, 1998 and July 29, 1998, respectively, as amended by the Form 8-K/A filed on October 23, 1998.



     All documents filed by CEI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Statement shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. Corporate Express will provide without charge upon written request, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information). Any such request should be directed to the Secretary of CEI at 1 Environmental Way, Broomfield, Colorado 80021.


                             AVAILABLE INFORMATION


     CEX and the Subsidiary Guarantors are not subject to the periodic reporting and other informational requirements of the Exchange Act. However, CEI is subject to such requirements and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by CEI with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.



     The Indenture provides that CEI will, at certain times, deliver certain reports to the Trustee under the Indenture and to each holder of the Notes, including certain of the reports referred to above. See "Description of Notes -- Reports."



     CEI's Common Stock is traded on the Nasdaq National Market under the symbol "CEXP." Reports, proxy statements and other information concerning CEI may be inspected at the offices of the Nasdaq National Market.

                                    GLOSSARY


     "Acceleration Notice" means the written notice to CEX by either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, declaring all principal and accrued interest thereon to be due and payable immediately.


     "Acquired Indebtedness" -- See "Description of the Notes -- Certain Definitions."

     "Acquisition" -- See "Description of the Notes -- Certain Definitions."

     "Additional Notes" means the issuance of additional notes having identical terms and conditions to the Old Notes, as provided in the Indenture.

     "Affiliate" -- See "Description of the Notes -- Certain Definitions."


     "Affiliate Transaction" means any CEX or Subsidiary of CEX contract, agreement, arrangement or transaction with any Affiliate.



     "Agent's Message" means a message transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that CEX may enforce such Letter of Transmittal against such participant.


     "ASAP" means ASAP Software Express, Inc.


     "Asset Sale" means any conveyance, sale, transfer, assignment or other disposition of, directly or indirectly, any of CEX's or a Subsidiary's property, business or assets, including by merger or consolidation (in the case of a Subsidiary of CEX), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of CEX, whether by CEX or a Subsidiary of either or through the issuance, sale or transfer of any Equity Interest by a Subsidiary of CEX.



     "Asset Sale Offer" means the offer to (i) purchase or redeem Indebtedness with the proceeds from an Asset Sale, within 330 days after the date of an Asset Sale, or (ii) repurchase Notes, and, at CEX's option, other Indebtedness of CEX ranking on a parity with the Notes, within 360 days after the date of each Asset Sale.


     "Asset Sale Offer Amount" means the Net Cash Proceeds from an Asset Sale.

     "Asset Sale Offer Period" means the 20 business days for which the Asset Sale Offer shall remain open.

     "Asset Sale Offer Price" means the purchase price of 100% of principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) of an Asset Sale Offer.

     "Assets to Be Disposed of" -- See "Description of the Notes -- Certain Definitions."

     "ATOP" means DTC's Automated Tender Offer Program.

     "Average Life" See "Description of the Notes -- Certain Definitions."

     "Banks" means the First National Bank of Chicago, as syndication agent; The Bank of New York, as co-documentation agent; DLJ Capital Funding, Inc., as co-documentation agent; and Bankers Trust Company, as administrative agent under the Parent's New Credit Facility.

     "Beneficial Owner" or "beneficial owner" -- See "Description of the Notes -- Certain Definitions."

     "Board of Directors" -- See "Description of the Notes -- Certain Definitions."

     "BR" means base rate of interest.

     "Business Day" -- See "Description of the Notes -- Certain Definitions."

     "Capital Contribution" -- See "Description of the Notes -- Certain Definitions."

     "Capitalized Lease Obligation" -- See "Description of the Notes -- Certain Definitions."

     "Capital Stock" -- See "Description of the Notes -- Certain Definitions."

     "Cash Equivalent" -- See "Description of the Notes -- Certain Definitions."

     "CEDEL" means Cedel Bank, societe anonyme.

     "Certificate of Foreign Status" means an Internal Revenue Service Form W-8 or other documentary evidence, certifying that a holder is an exempt foreign person.

     "Certificated Notes" means a Note in registered, certificated form without interest coupons.


     "CEI" means Corporate Express, Inc.



     "CEX" means CEX Holdings, Inc., a wholly-owned subsidiary of Corporate Express, Inc.



     "Change of Control" means (i) any merger or consolidation of CEX or CEI with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of CEX or CEI, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities,
(ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of CEX (other than CEI so long as CEI owns 100% of such voting power) or CEI then outstanding normally entitled to vote in elections of directors, (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of either CEX or CEI (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of CEX or CEI, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of CEX or CEI, if such agreement was approved by a vote of such majority of directors) cease for any reason to constitute a majority of the Board of Directors of CEX or CEI then in office, as applicable, or (iv) CEI ceases to own 100% of the Equity Interests of CEX.



     "Change in Control Offer" means that, in the event that a Change of Control has occurred, subject to certain optional redemption provisions, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by CEX, to require CEX to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof).


     "Change in Control Offer Period" means the 20 business days for which the Change in Control Offer shall remain open.

     "Change in Control Purchase Date" means the date, that shall be no later than 40 business days after the occurrence of a Change of Control.

     "Change in Control Purchase Price" means the cash price equal to 101% of the principal amount of a Holder's Notes, together with accrued and unpaid interest and liquidated damage if any, to the Change in Control Purchase Date.

     "Claim" -- See "Description of the Notes -- Certain Definitions."

     "Closing Date" means the date within 60 days of the closing of the issuance of the Old Notes.

     "Commission" means the Securities and Exchange Commission

     "Consent Solicitation" means CEX's solicitation of consents to certain indenture amendments, which expired on May 13, 1998.


     "Consolidated Coverage Ratio" -- See "Description of the Notes -- Certain Definitions."

     "Consolidated EBITDA" -- See "Description of the Notes -- Certain Definitions."

     "Consolidated Fixed Charges" -- See "Description of the Notes -- Certain Definitions."

     "Consolidated Leverage Ratio" -- See "Description of the Notes -- Certain Definitions."

     "Consolidated Net Income" -- See "Description of the Notes -- Certain Definitions."

     "Consolidated Subsidiary" -- See "Description of the Notes -- Certain Definitions."


     "Convertible Notes" means CEI's 4 1/2% Convertible Notes due July 2000.



     "Core Operating Software" means the internally developed product distribution software used by CEX and its Subsidiaries.



     "Corporate Express" means CEI, CEX and all their respective domestic and foreign subsidiaries.



     "Covenant Defeasance" means the election by CEX, at its option and at any time, to have the obligations of CEX and Guarantors released with respect to certain covenants that are described in the Indenture.


     "DDI" means Data Documents Incorporated.


     "Debt Incurrence Ratio" means a Consolidated Coverage Ratio of CEX for the Reference Period immediately preceding the Incurrence Date of 2.0 to 1.0.


     "Delivery" means U.S. Delivery Systems, Inc.

     "Designated Senior Debt" -- See "Description of the Notes -- Certain Definitions."

     "Direct Participants" means participating organizations in DTC's book-entry transfer facility system.

     "Disqualified Capital Stock" -- See "Description of the Notes -- Certain Definitions."

     "Disqualified Preferred Stock" -- See "Description of the Notes -- Certain Definitions."

     "DTC" means the Depository Trust Company.

     "Eligible Institution" includes (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer,
(iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association.

     "Equity Interest" -- See "Description of the Notes -- Certain Definitions."

     "Euroclear" means the Euroclear System.

     "Excess Proceeds" means the accumulated Net Cash Proceeds from Asset Sales not applied as set forth in "Description of the Notes -- Certain
Covenants -- Limitation on Sale of Assets and Subsidiary Stock."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended .

     "Exchange Agent" means the exchange agent with respect to the Exchange Offer which is The Bank of New York.

     "Exchange Offer" means the offer, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange the New Notes for a like principal amount of outstanding Old Notes.

     "Exchange Offer Registration Statement" means the registrations statement filed with the Commission with respect to the New Notes, of which the Prospectus forms a part.

     "Excluded Subsidiary" -- See "Description of the Notes -- Certain Definitions."

     "Exempted Affiliate Transaction" -- See "Description of the
Notes -- Certain Definitions."

     "Existing Assets" -- See "Description of the Notes -- Certain Definitions."

     "Existing Indebtedness" -- See "Description of the Notes -- Certain Definitions."

     "Existing Restricted Investments" means investments that, but for the fact that such Investments were made prior to the Issue Date, would be Restricted Investments.


     "Expiration Date" means 5:00 P.M., New York time, on             , 1998,
unless the Exchange Offer is extended by CEX, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is Extended.


     "Finance Subsidiary" -- See "Description of the Notes -- Certain Definitions."

     "Finance Subsidiary Indebtedness" -- See "Description of the
Notes -- Certain Definitions."

     "Foreign Subsidiary" -- See "Description of the Notes -- Certain Definitions."

     "40-Day Restricted Period" means the 40-day period commencing on the date after the later of the offering date and the original Issue Date of the Old Notes.

     "GAAP" -- See "Description of the Notes -- Certain Definitions."

     "Global Notes" means all registered global notes.


     "Guarantees" means the guarantees by CEI and the Subsidiary Guarantors on a senior subordinated basis.



     "Guarantors" means CEI and CEX's Subsidiaries and any future Subsidiaries, other than Receivables Subsidiaries, Finance Subsidiaries, Excluded Subsidiaries, Foreign Subsidiaries and Unrestricted Subsidiaries


     "HMI" means Hermann Marketing, Inc.


     "Incurrence Date" means the date of incurrence of any Indebtedness by CEX, any Subsidiary Guarantor or any Subsidiary.


     "Indebtedness" -- See "Description of the Notes -- Certain Definitions."


     "Indenture" means the indenture governing the Notes, dated May 29, 1998, by and among CEX, CEI, the subsidiary Guarantors and the Trustee.


     "Indirect Participants" means the entities, other than Direct Participants, that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant.

     "Initial Purchasers" means Donaldson, Lufkin & Jenrette Securities Corporation, BT Alex. Brown Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities LLC, First Chicago Capital Markets, Inc. and BNY Capital Markets, Inc.

     "Interest Swap and Hedging Obligation" -- See "Description of the Notes -- Certain Definitions."

     "Investment" -- See "Description of the Notes -- Certain Definitions."


     "Issue Date" -- See "Description of the Notes -- Certain Definitions."


     "Joyce" means Joyce International, Inc.'s office products division.

     "Junior Securities" -- See "Description of the Notes -- Certain
Definitions."


     "Legal Defeasance" means the election by CEX, at its option, to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes.


     "Letter of Transmittal" means the Letter of Transmittal and instructions thereto accompanying the Prospectus.

     "Lien" -- See "Description of the Notes -- Certain Definitions."

     "Liquidated Damages" means the liquidated damages under the Registration Rights Agreement.

     "Lucas" means Lucas Bros., Inc.


     "9 1/8% Notes" means CEX's 9 1/8% Senior Subordinated Notes due 2004.


     "Net Cash Proceeds" -- See "Description of the Notes -- Certain
Definitions."

     "New Credit Facility" -- See "Description of the Notes -- Certain Definitions."


     "New Notes" means $350,000,000 aggregate principal amount of CEX's 9 5/8% Series B Senior Subordinated Notes due 2008.


     "Nimsa" means Nimsa S.A.

     "Non-Recourse Indebtedness" -- See "Description of the Notes -- Certain Definitions."

     "NOLs" means net operating losses.

     "Nominee" means a nominee of DTC.

     "Notes" means the Old Notes and the New Notes.

     "Obligation" -- See "Description of the Notes -- Certain Definitions."


     "Old Credit Facility" means Corporate Express' previous credit facility.



     "Old Notes" means $350,000,000 aggregate principal amount of CEX's 9 5/8% Series A Senior Subordinated Notes due 2008.



     "Old Note Offering" means Corporate Express' sale of $350,000,000 principal amount of the Old Notes consummated on May 29, 1998.



     "Officer's Certificate" -- See "Description of the Notes -- Certain Definitions."


     "Parent Consolidated Leverage Ratio" -- See "Description of the Notes -- Certain Definitions."

     "Parent Convertible Notes" -- See "Description of the Notes -- Certain Definitions."

     "Participating Broker-Dealer" means Broker-Dealers who acquired Old Notes for their own accounts, as a result of market-making activities or other trading activities.

     "Payment Blockage Period" means the 179 day period after the Payment Notice is delivered.


     "Payment Default" means an event of default in the payment of any principal of, premium, if any, or interest on Senior Debt of CEX or a Guarantor (and, in the case of Senior Debt under the New Credit Facility, any other monetary obligation in respect thereof) when it becomes due and payable, whether at maturity, a scheduled payment date, or at a dated fixed for prepayment or by declaration or otherwise.


     "Payment Notice" means written notice of an event of default (other than a Payment Default) given to the Trustee by the holders (or a trustee, agent or other representative of such holders) of Designated Senior Debt.

     "Permitted Indebtedness" -- See "Description of the Notes -- Certain Definitions."

     "Permitted Investment" -- See "Description of the Notes -- Certain Definitions."

     "Permitted Lien" -- See "Description of the Notes -- Certain Definitions."


     "Permitted Payments to CEI" -- See "Description of the Notes -- Certain Definitions."


     "Proceeding" means any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal

     "Prospectus" means this prospectus as the same may be amended or supplemented from time to time.

     "Public Equity Offering" -- See "Description of the Notes -- Certain Definitions."

     "Purchase Money Indebtedness" -- See "Description of the Notes -- Certain Definitions."

     "Qualified Capital Stock" -- See "Description of the Notes -- Certain Definitions."

     "Qualified Exchange" -- See "Description of the Notes -- Certain Definitions."

     "Qualified Receivables Transaction" -- See "Description of the Notes -- Certain Definitions."

     "Receivables Subsidiary" -- See "Description of the Notes -- Certain Definitions."

     "Reference Period" -- See "Description of the Notes -- Certain
Definitions."

     "Refinanced Parent Convertible Note" -- See "Description of the Notes -- Certain Definitions."

     "Refinancing Indebtedness" -- See "Description of the Notes -- Certain Definitions."

     "Reg S Global Notes" means the Reg S Permanent Global Notes and the Reg S Temporary Global Notes.

     "Reg S Permanent Global Notes" means the permanent global notes which will be exchanged for the Reg S Temporary Global Notes within a reasonable time after the expiration of the 40-Day Restricted Period.

     "Reg S Temporary Global Notes" means the Old Notes sold in offshore transactions in reliance on Regulation S, that were initially in the form of one or more temporary, registered, global book-entry notes without interest coupons.


     "Registration Default" means (i) if CEX and the Guarantors fail to file an Exchange Offer Registration Statement with the Commission on or prior to the 60th day after the Closing Date, (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 120th day after the Closing Date, (iii) if the Exchange Offer is not consummated on or before the 30th business day after the Exchange Offer Registration Statement is declared effective, (iv) if obligated to file the Shelf Registration Statement and CEX and the Guarantors fail to file the Shelf Registration Statement with the Commission on or prior to the 30th business day after such filing obligation arises, (v) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 90th day after the obligation to file a Shelf Registration Statement arises, or (vi) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability.



     "Registration Rights Agreement" means if the Registration Rights Agreement, dated as of May 29, 1998, among CEX, the Guarantors and the Initial Purchasers.


     "Related Business" -- See "Description of the Notes -- Certain
Definitions."

     "Related Person" -- See "Description of the Notes -- Certain Definitions."

     "Restricted Investment" -- See "Description of the Notes -- Certain Definitions."

     "Restricted Payment" -- See "Description of the Notes -- Certain Definitions."

     "Revolving Loan Facility" means $750,000,000 of revolving loans under a revolving credit facility provided for under the New Credit Facility.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Debt" -- See "Description of the Notes -- Certain Definitions."


     "Share Repurchase" means CEI's purchase of 35,000,000 shares of its outstanding common stock at a price of $10.75 per share pursuant to a Dutch Auction tender offer during April, 1998.


     "Shelf Registration Statement" means a registration statement filed with the Commission to register for public resale the Transfer Restricted Securities.

     "Significant Subsidiary" -- See "Description of the Notes -- Certain Definitions."

     "Sofco" means Sofco-Mead, Inc.

     "Standard Securitization Undertakings" -- See "Description of the Notes -- Certain Definitions."

     "Stated Maturity" -- See "Description of the Notes -- Certain Definitions."

     "Subordinated Indebtedness" -- See "Description of the Notes - Certain Definitions."

     "Subsidiary" -- See "Description of the Notes - Certain Definitions."


     "Subsidiary Guarantors" means all of CEX's present and future Subsidiaries other than Receivables Subsidiaries, Finance Subsidiaries, Excluded Subsidiaries, Foreign Subsidiaries and Unrestricted Subsidiaries.


     "Term Loan Facility" means $250,000,000 term loan facility provided for under the New Credit Facility.


     "Tender Offer" means CEX's tender offer for all of its outstanding $90 million principal amount of 9 1/8% Notes due 2004, which expired on May 28, 1998.


     "Transfer" means the sale (including by merger, consolidation or issuance), transfer, assignment, license, sublicense or other disposal of any software, trademark or other intellectual property.

     "Transfer Restricted Securities" means each Note until the earliest on the date of which (i) such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with prospectus delivery requirements of the Securities Act, (ii) such Note has been disposed of in accordance with the Shelf Registration Statement, (iii) such Note is disposed of by a Broker-Dealer pursuant to the "Plan of Distribution' contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (iv) such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     "Trustee" means The Bank of New York.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "United States holder" means an individual who is a citizen or resident of the United States, a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof, or a person or other entity who is otherwise subject to United States Federal income taxation on a net income basis in respect of income derived from the New Notes.

     "Unrestricted Subsidiary" -- See "Description of the Notes - Certain Definitions."

     "U.S. Global Notes" means the Old Notes sold to qualified institutional buyers that were initially in the form of one or more registered global notes without interest coupons.

     "U.S. Government Obligations" -- See "Description of the Notes - Certain Definitions."

     "U.S. Legal Tender Equivalents" -- See "Description of the Notes - Certain Definitions."

     "U.S. Person" means (i) any individual resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settler, if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if any individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person), (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned by "accredited investors" within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts), provided, however, that a "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in
Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

     "UT" means United TransNet, Inc.

     "Wholly Owned Foreign Subsidiary" -- See "Description of the
Notes - Certain Definitions."

     "Wholly Owned Subsidiary" -- See "Description of the Notes - Certain Definitions."

     "Young" means Richard Young Journal, Inc.

------------------------------------------------------
------------------------------------------------------


NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CORPORATE EXPRESS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CORPORATE EXPRESS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


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                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Summary...............................    1
Risk Factors..........................   13
The Exchange Offer....................   20
Certain Federal Income Tax
  Consequences........................   29
Use of Proceeds.......................   30
Capitalization........................   31
Unaudited Pro Forma Consolidated
  Financial Data......................   32
Selected Consolidated Financial
  Data................................   35
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   37
Business..............................   51
Management............................   61
Description of the New Credit
  Facility............................   63
Description of the Notes..............   65
Plan of Distribution..................  101
Legal Matters.........................  101
Independent Accountants...............  101
Incorporation of Certain Documents by
  Reference...........................  102
Available Information.................  102
Glossary..............................  103


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                  $350,000,000

                               CEX HOLDINGS, INC.
                      9 5/8% SERIES B SENIOR SUBORDINATED
                                 NOTES DUE 2008
                             ---------------------
                                   PROSPECTUS
                             ---------------------
                                               , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 7-109-101, et seq., of the Colorado Business Corporation Act generally provides that a corporation may indemnify its directors, officers, employees, fiduciaries and agents against liabilities and reasonable expenses incurred in connection with any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent of the corporation, if such person acted in good faith and reasonably believed that his conduct, in his official capacity, was in the best interests of the corporation (or, with respect to employee benefit plans, was in the best interests of the participants of the plan), and in all other cases his conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, the director, officer, employee, fiduciary or agent must have had no reasonable cause to believe his conduct was unlawful. Under Colorado law, the corporation may not indemnify a director, officer, employee, fiduciary or agent in connection with a Proceeding by or in the right of the corporation if the director is adjudged liable to the corporation, or in a proceeding in which the director, officer, employee or agent is adjudged liable for an improper personal benefit.


     Corporate Express, Inc.'s Articles of Amendment and Restatement and By-Laws provide that Corporate Express, Inc. shall indemnify its officers and directors to the full extent permitted by the law. The indemnification provisions in Corporate Express, Inc.'s By-Laws are substantially similar to the provisions of
Section 7-109-101, et seq. Corporate Express, Inc. has entered into agreements to provide indemnification for its directors and certain officers consistent with its Articles of Amendment and Restatement and By-Laws.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits


     The following exhibits are incorporated in this Registration Statement by reference or included and submitted with this Registration Statement, as indicated. Except as otherwise noted, the exhibit has previously been filed or incorporated by reference as an exhibit to Corporate Express, Inc.'s Annual Report on Form 10-K for the transition period ended January 31, 1998, and is incorporated herein by reference.



        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           3.1           -- Articles of Amendment and Restatement of the Articles of
                            Incorporation of Corporate Express, Inc., a Colorado
                            corporation ("Corporate Express"), filed on September 30,
                            1994.
           3.2           -- Articles of Amendment and Restatement of Corporate
                            Express, filed on August 22, 1996.
           3.3           -- Amended and Restated By-Laws of Corporate Express.
          *3.4           -- Articles of Incorporation of CEX Holdings, Inc.
          *3.5           -- By-laws of CEX Holdings, Inc.
           4.1           -- Specimen Common Stock Certificate of Corporate Express.
           4.2           -- Form of Warrant Agreement.
           4.3           -- Indenture dated as of February 28, 1994 by and among
                            Corporate Express, and the Guarantors named therein and
                            First Trust National Association for the $100,000,000
                            9 1/8% Senior Subordinated Notes.
          *4.4           -- Supplemental Indenture dated as of June 18, 1996 by and among Corporate Express, CEX Holdings, Inc. and First
                            Trust National Association.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           4.5           -- Indenture dated as of June 24, 1996 by and among
                            Corporate Express and Bankers Trust Company, as trustee,
                            for the 4 1/2% Convertible Notes due July 1, 2000
                            (including Form of Notes).
           4.6           -- First Supplemental Indenture dated as of October 15, 1996 relating to Corporate Express' 4 1/2% Convertible Notes.
           4.7           -- Rights Agreement dated as of January 29, 1998 between
                            Corporate Express and Chasemellon Shareholder Services,
                            L.L.C. as Rights Agent.
           4.8           -- Form of 4 1/2% Convertible Note.
          *4.9           -- Indenture dated as of May 29, 1998 for the 9 5/8% Senior
                            Subordinated Notes due 2008 by and among CEX Holdings,
                            Inc., Corporate Express, Inc. and the other Guarantors
                            listed therein and The Bank of New York.
          *4.10          -- Registration Rights Agreement dated as of May 29, 1998 by and among CEX Holdings Inc., Corporate Express, Inc., the
                            Guarantors listed therein and Donaldson, Lufkin &
                            Jenrette Securities Corporation, BT Alex. Brown
                            Incorporated, Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated, NationsBanc Montgomery Securities LLC,
                            First Chicago Capital Markets, Inc. and BNY Capital
                            Markets, Inc.
           4.11          -- Second Supplemental Indenture dated as of May 18, 1998 by and among CEX Holdings, Inc., the Guarantors named
                            therein and U.S. Bank Trust National Association
                            (incorporated by reference from Corporate Express'
                            Quarterly Report on Form 10-Q for the fiscal quarter
                            ended May 2, 1998).
         **4.12          -- Supplemental Indenture dated as of September 24, 1998
                            relating to CEX Holdings, Inc.'s 9 5/8% Senior
                            Subordinated Notes due 2008.
          *5.1           -- Opinion of Ballard Spahr Andrews & Ingersoll, LLP.
          10.1           -- Employment Agreement dated as of August 25, 1993, by and between Corporate Express and Robert King, as amended
                            effective July 15, 1994.
          10.2           -- Amended and Restated 1992 Stock Option Plan, Form of
                            Non-qualified Stock Option Agreement and Form of
                            Incentive Stock Option Agreement.
          10.3           -- 1994 Executive Stock Option Plan.
          10.4           -- Form of Indemnification Agreement between Corporate
                            Express and its officers and directors.
          10.5           -- 1994 Stock Option and Incentive Plan.
          10.6           -- 1994 Employee Stock Purchase Plan.
          10.7           -- Employment Agreement dated as of July 31, 1995 by and
                            between Corporate Express and Sam Leno.
          10.8           -- Corporate Express, Inc. Supplemental Stock Option Plan.
          10.9           -- Agreement and Plan of Merger dated as of September 10,
                            1996 among Corporate Express, United TransNet, Inc. and
                            Bevo Acquisition Corp., Inc.
          10.10          -- Agreement and Plan of Merger dated as of September 10,
                            1997 by and among Corporate Express, IDD Acquisition
                            Corp. and Data Documents Incorporated.
          10.11          -- Credit Agreement dated as of April 17, 1998 among
                            Corporate Express, CEX Holdings, Inc., Various Banks, The
                            First National Bank of Chicago, as Syndication Agent, The
                            Bank of New York, as Co-Documentation Agent, DLJ Capital
                            Funding, Inc., as Co-Documentation Agent, DLJ Capital
                            Funding, Inc., as Co-Documentation Agent and Bankers
                            Trust Company as Administrative Agent.
          10.12          -- Form of First Amendment to Credit Agreement dated as of
                            April 23, 1998.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        **12.1           -- Ratio of Earnings to Fixed Charges.
          21.1           -- List of Subsidiaries.
        **23.1           -- Consent of PricewaterhouseCoopers LLP.
        **23.2           -- Consent of Deloitte & Touche LLP
         *23.3           -- Consent of Ballard Spahr Andrews & Ingersoll, LLP.
                            (Included in Exhibit 5.1)
          25.1           -- Statement of Eligibility of Trustee on Form T-1.
          27.1           -- Financial Data Schedule.
          99.1           -- Form of Letter of Transmittal.
          99.2           -- Form of Notice of Guaranteed Delivery.
          99.3           -- Form of Tender Instructions.
         *99.4           -- Supplemental letter to the Commission regarding reliance on the Staff's position in certain no-action letters.


---------------

 * Previously filed.

** Filed herewith.

ITEM 22. UNDERTAKINGS

     The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrants hereby undertake that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted against the Registrants by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final resolution of such issue.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Broomfield, State of Colorado, on October 22, 1998.


                                            CEX HOLDINGS, INC.

                                            By:     /s/ ROBERT L. KING
                                              ----------------------------------
                                                        Robert L. King
                                                        President and
                                                   Chief Operating Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 22, 1998 by the following persons in the capacities indicated.


                      SIGNATURE                                             TITLE
                      ---------                                             -----

                 /s/ ROBERT L. KING                      President, Chief Operating Officer and
-----------------------------------------------------      Director (Principal Executive Officer)
                   Robert L. King

                   /s/ SAM R. LENO                       Executive Vice President and Chief Financial
-----------------------------------------------------      Officer (Principal Financial and
                     Sam R. Leno                           Accounting Officer)

                 /s/ GARY M. JACOBS                      Executive Vice President, Secretary and
-----------------------------------------------------      Director
                   Gary M. Jacobs

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Broomfield, State of Colorado, on October 22, 1998.


                                            CORPORATE EXPRESS, INC.


                                            By: /s/   ROBERT L. KING

                                              ----------------------------------

                                                        Robert L. King


                                                     President and Chief


                                                      Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 22, 1998 by the following persons in the capacities indicated.



                      SIGNATURE                                             TITLE
                      ---------                                             -----

                  /s/ JIRKA RYSAVY                       Chairman of the Board
-----------------------------------------------------
                    Jirka Rysavy

                 /s/ ROBERT L. KING                      President, Chief Executive Officer and
-----------------------------------------------------      Director (Principal Executive Officer)
                   Robert L. King

                   /s/ SAM R. LENO                       Executive Vice President and Chief Financial
-----------------------------------------------------      Officer (Principal Financial Officer)
                     Sam R. Leno

                                                         Director
-----------------------------------------------------
                   Janet A. Hickey

              /s/ JAMES P. ARGYROPOULOS                  Director
-----------------------------------------------------
                James P. Argyropoulos

                    /s/ MO SIEGEL                        Director
-----------------------------------------------------
                      Mo Siegel

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the following registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado on October 22, 1998.


                                            ASAP SOFTWARE EXPRESS, INC.
                                            CORPORATE EXPRESS CALLCENTER
                                              SERVICES, INC.
                                            SOFCO, INC.
                                            SQP, INC.
                                            SOFCO OF OHIO, INC.
                                            S&O PROPERTY, INC.
                                            EPCO PACKAGING SERVICES
                                            HERMANN MARKETING, INC.
                                            DISTRIBUTION RESOURCES CO.
                                            CORPORATE EXPRESS REAL ESTATE, INC.

                                            CORPORATE EXPRESS OFFICE
                                              PRODUCTS, INC.

                                            CORPORATE EXPRESS OF TEXAS, INC.
                                            FEDERAL SALES SERVICES, INC.
                                            VIRGINIA IMPRESSIONS PRODUCTS
                                              CO., INC.
                                            MICROMAGNETIC SYSTEMS, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              SYSTEMS, INC.
                                            AMERICAN DELIVERY SYSTEM, INC.
                                            CORPORATE EXPRESS DISTRIBUTION
                                              SERVICES, INC.
                                            NEW DELAWARE DELIVERY, INC.
                                            RED ARROW CORPORATION
                                            RAC, INC.
                                            RED ARROW SPOTTING SERVICES, INC.
                                            RED ARROW TRUCKING CO.
                                            RED ARROW WAREHOUSING, CO.
                                            RUSH TRUCKING, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              SYSTEMS -- INTERMOUNTAIN, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              LEASING -- INTERMOUNTAIN, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              SYSTEMS -- MID-ATLANTIC, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              LEASING -- MID-ATLANTIC, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              SYSTEMS -- MID-WEST, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              LEASING -- MID-WEST, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              SYSTEMS -- NEW ENGLAND, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              LEASING -- NEW ENGLAND, INC.
                                            CORPORATE EXPRESS DELIVERY

                                              SYSTEMS -- NORTHEAST, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              LEASING -- NORTHEAST, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              SYSTEMS -- SOUTHEAST, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              LEASING -- SOUTHEAST, INC.
                                            AIR COURIER DISPATCH OF
                                              NEW JERSEY, INC.
                                            SUNBELT COURIER, INC.
                                            TRICOR AMERICA, INC.
                                            MIDNITE EXPRESS INTERNATIONAL
                                              COURIER, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              SYSTEMS -- SOUTHWEST, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              LEASING -- SOUTHWEST, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              SYSTEMS -- WEST COAST, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              LEASING -- WEST COAST, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              SYSTEMS -- EXPEDITED, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              LEASING -- EXPEDITED, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              ADMINISTRATION, INC.
                                            CORPORATE EXPRESS DELIVERY
                                              MANAGEMENT BUSINESS TRUST
                                            CORPORATE EXPRESS DELIVERY

                                              SYSTEMS -- AIR DIVISION, INC.


                                            By:     /s/ ROBERT L. KING

                                              ----------------------------------
                                                        Robert L. King
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on October 22, 1998 by the following persons in the capacities indicated.


                        NAME                                                TITLE
                        ----                                                -----

                 /s/ ROBERT L. KING                      Chief Executive Officer and Sole Director of
-----------------------------------------------------      each Registrant* (Principal Executive
                   Robert L. King                          Officer)

                   /s/ SAM R. LENO                       Vice President of each Registrant**
-----------------------------------------------------      (Principal Financial and Accounting
                     Sam R. Leno                           Officer)

 * Except for New Delaware Delivery, Inc.

** Also signing as a director of New Delaware Delivery, Inc.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Omaha, State of Nebraska, on October 23, 1998.



                                            DATA DOCUMENTS INCORPORATED


                                            DATA DOCUMENTS, INC.


                                            MOORE LABELS, INC.



                                            By:    /s/ WALTER J. KEARNS

                                              ----------------------------------

                                                       Walter J. Kearns


                                                        President and


                                                   Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 23, 1998 by the following persons in the capacities indicated.



                      SIGNATURE                                             TITLE
                      ---------                                             -----

                /s/ WALTER J. KEARNS                     President, Chief Executive Officer and
-----------------------------------------------------      Director (Principal Executive Officer)
                  Walter J. Kearns

                /s/ A. ROBERT THOMAS                     Executive Vice President, Operations
-----------------------------------------------------      (Principal Financial and Accounting
                  A. Robert Thomas                         Officer)

                 /s/ ROBERT L. KING                      Director
-----------------------------------------------------
                   Robert L. King

                               INDEX TO EXHIBITS


     The following exhibits are incorporated in this Registration Statement by reference or included and submitted with this Registration Statement, as indicated. Except as otherwise noted, the exhibit has previously been filed or incorporated by reference as an exhibit to Corporate Express, Inc.'s Annual Report on Form 10-K for the transition period ended January 31, 1998, and is incorporated herein by reference.



        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           3.1           -- Articles of Amendment and Restatement of the Articles of
                            Incorporation of Corporate Express, Inc., a Colorado
                            corporation ("Corporate Express"), filed on September 30,
                            1994.
           3.2           -- Articles of Amendment and Restatement of Corporate
                            Express, filed on August 22, 1996.
           3.3           -- Amended and Restated By-Laws of Corporate Express.
          *3.4           -- Articles of Incorporation of CEX Holdings, Inc.
          *3.5           -- By-laws of CEX Holdings, Inc.
           4.1           -- Specimen Common Stock Certificate of Corporate Express.
           4.2           -- Form of Warrant Agreement.
           4.3           -- Indenture dated as of February 28, 1994 by and among
                            Corporate Express, and the Guarantors named therein and
                            First Trust National Association for the $100,000,000
                            9 1/8% Senior Subordinated Notes.
          *4.4           -- Supplemental Indenture dated as of June 18, 1996 by and among Corporate Express, CEX Holdings, Inc. and First
                            Trust National Association.
           4.5           -- Indenture dated as of June 24, 1996 by and among
                            Corporate Express and Bankers Trust Company, as trustee,
                            for the 4 1/2% Convertible Notes due July 1, 2000
                            (including Form of Notes).
           4.6           -- First Supplemental Indenture dated as of October 15, 1996 relating to Corporate Express' 4 1/2% Convertible Notes.
           4.7           -- Rights Agreement dated as of January 29, 1998 between
                            Corporate Express and Chasemellon Shareholder Services,
                            L.L.C. as Rights Agent.
           4.8           -- Form of 4 1/2% Convertible Note.
          *4.9           -- Indenture dated as of May 29, 1998 for the 9 5/8% Senior
                            Subordinated Notes due 2008 by and among CEX Holdings,
                            Inc., Corporate Express, Inc. and the other Guarantors
                            listed therein and The Bank of New York.
          *4.10          -- Registration Rights Agreement dated as of May 29, 1998 by and among CEX Holdings Inc., Corporate Express, Inc., the
                            Guarantors listed therein and Donaldson, Lufkin &
                            Jenrette Securities Corporation, BT Alex. Brown
                            Incorporated, Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated, NationsBanc Montgomery Securities LLC,
                            First Chicago Capital Markets, Inc. and BNY Capital
                            Markets, Inc.
           4.11          -- Second Supplemental Indenture dated as of May 18, 1998 by and among CEX Holdings, Inc., the Guarantors named
                            therein and U.S. Bank Trust National Association
                            (incorporated by reference from Corporate Express'
                            Quarterly Report on Form 10-Q for the fiscal quarter
                            ended May 2, 1998).
         **4.12          -- Supplemental Indenture dated as of September 24, 1998
                            relating to CEX Holdings, Inc.'s 9 5/8% Senior
                            Subordinated Notes due 2008.
          *5.1           -- Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          10.1           -- Employment Agreement dated as of August 25, 1993, by and between Corporate Express and Robert King, as amended
                            effective July 15, 1994.
          10.2           -- Amended and Restated 1992 Stock Option Plan, Form of
                            Non-qualified Stock Option Agreement and Form of
                            Incentive Stock Option Agreement.
          10.3           -- 1994 Executive Stock Option Plan.
          10.4           -- Form of Indemnification Agreement between Corporate
                            Express and its officers and directors.
          10.5           -- 1994 Stock Option and Incentive Plan.
          10.6           -- 1994 Employee Stock Purchase Plan.
          10.7           -- Employment Agreement dated as of July 31, 1995 by and
                            between Corporate Express and Sam Leno.
          10.8           -- Corporate Express, Inc. Supplemental Stock Option Plan.
          10.9           -- Agreement and Plan of Merger dated as of September 10,
                            1996 among Corporate Express, United TransNet, Inc. and
                            Bevo Acquisition Corp., Inc.
          10.10          -- Agreement and Plan of Merger dated as of September 10,
                            1997 by and among Corporate Express, IDD Acquisition
                            Corp. and Data Documents Incorporated.
          10.11          -- Credit Agreement dated as of April 17, 1998 among
                            Corporate Express, CEX Holdings, Inc., Various Banks, The
                            First National Bank of Chicago, as Syndication Agent, The
                            Bank of New York, as Co-Documentation Agent, DLJ Capital
                            Funding, Inc., as Co-Documentation Agent, DLJ Capital
                            Funding, Inc., as Co-Documentation Agent and Bankers
                            Trust Company as Administrative Agent.
          10.12          -- Form of First Amendment to Credit Agreement dated as of
                            April 23, 1998.
        **12.1           -- Ratio of Earnings to Fixed Charges.
          21.1           -- List of Subsidiaries.
        **23.1           -- Consent of PricewaterhouseCoopers LLP.
        **23.2           -- Consent of Deloitte & Touche LLP
         *23.3           -- Consent of Ballard Spahr Andrews & Ingersoll, LLP.
                            (Included in Exhibit 5.1)
          25.1           -- Statement of Eligibility of Trustee on Form T-1.
          27.1           -- Financial Data Schedule.
          99.1           -- Form of Letter of Transmittal.
          99.2           -- Form of Notice of Guaranteed Delivery.
          99.3           -- Form of Tender Instructions.
         *99.4           -- Supplemental letter to the Commission regarding reliance on the Staff's position in certain no-action letters.


---------------


 * Previously filed.



** Filed herewith.